The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b) (5)
Registration No. 333-207470

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2015

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 27, 2015)

          Shares

HC2 HOLDINGS, INC.
Common Stock

We are offering           shares of our common stock. Our common stock is listed on NYSE MKT LLC under the symbol “HCHC.” On November 2, 2015, the last reported sale price of our common stock on NYSE MKT LLC was $7.33 per share.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-37 of this prospectus supplement, and on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to HC2 Before Expenses	$	$

Delivery of the shares of common stock will be made on or about November   , 2015. We have granted the underwriter an option for a period of 30 days to purchase an additional     shares of our common stock. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $    and the total proceeds to us before expenses, will be $   .

The underwriter, Jefferies LLC, may purchase shares for its own account in this offering. See “The Offering — Purchase by Underwriter for its Own Account” and “Underwriting — Purchase By Underwriter for its Own Account.”

Sole Book-Running Manager

Jefferies

Prospectus supplement dated                   , 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in the accompanying prospectus and any prospectus supplement that we authorize for use in connection with this offering when making your investment decision.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus or any other offering material we authorize. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriter will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and accompanying prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

The second part, the accompanying prospectus dated October 27, 2015, including the documents incorporated by reference therein, provides more general information, including information regarding our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

All references in this prospectus supplement to our financial statements include, unless the context indicates otherwise, the related notes.

When we refer to “HC2,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean HC2 Holdings, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus, including the documents incorporated by reference herein and therein, contain or incorporate a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology.

These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance, results, or the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof.

HC2

Factors or risks that could cause the Company’s actual results to differ materially from the results we anticipate include, but are not limited to:

■	the possibility of indemnification claims arising out of divestitures of businesses;
■	uncertain global economic conditions in the markets in which our operating segments conduct their businesses;
■	the ability of our operating segments to attract and retain customers;
■	increased competition in the markets in which our operating segments conduct their businesses;
■	our possible inability to generate sufficient liquidity, margins, earnings per share, cash flow and working capital from our operating segments;
■	our expectations regarding the timing, extent and effectiveness of our cost reduction initiatives and management’s ability to moderate or control discretionary spending;
■	management’s plans, goals, forecasts, expectations, guidance, objectives, strategies and timing for future operations, acquisitions, synergies, asset dispositions, fixed asset and goodwill impairment charges, tax and withholding expense, selling, general and administrative expenses, product plans, performance and results;
■	management’s assessment of market factors and competitive developments, including pricing actions and regulatory rulings;
■	limitations on our ability to successfully identify and complete any strategic acquisitions, including our pending acquisitions of United Teacher Associates Insurance Company (“UTAIC”) and Continental General Insurance Company (“CGIC” and, together with UTAIC, the “Insurance Companies”), or business opportunities and to compete for these opportunities with others who have greater resources;
■	our ability to integrate acquired businesses and otherwise obtain the benefits of acquisitions that we make;
■	the impact of additional material charges associated with our oversight of acquired or target businesses and the integration of our financial reporting;
■	the impact of expending significant resources in considering acquisition targets or business opportunities that are not consummated;
■	tax consequences associated with our acquisition, holding and disposition of target companies and assets;
■	our dependence on distributions from our subsidiaries to fund our operations and payments on our obligations;

S-iii

■	the impact of covenants in the certificates of designation governing the Company’s preferred stock, the indenture (the “11% Notes Indenture”) governing our 11% senior secured notes due 2019 (the “11% Notes”), the credit agreements governing the Schuff Facility (as hereinafter defined) and the GMSL Facility (as hereinafter defined) and future financing or refinancing agreements, on our ability to operate our business and finance our pursuit of acquisition opportunities;
■	the impact on the holders of the Company’s common stock if we issue additional shares of the Company common stock or preferred stock;
■	the impact of decisions by the Company’s significant stockholders, whose interests may differ from those of the Company’s other stockholders, or their ceasing to remain significant stockholders;
■	the effect any interests our officers, directors, stockholders and their respective affiliates may have in certain transactions in which we are involved;
■	our dependence on certain key personnel;
■	our ability to effectively increase the size of our organization, if needed, and manage our growth;
■	the impact of a determination that we are an investment company or personal holding company;
■	the impact of delays or difficulty in satisfying the requirements of Section 404 of the Sarbanes Oxley Act of 2002 or negative reports concerning our internal controls;
■	costs and risks associated with litigation;
■	the impact on our business and financial condition of our substantial indebtedness and the significant additional indebtedness and other financing obligations we may incur;
■	our possible inability to raise additional capital when needed or refinance our existing debt, on attractive terms, or at all; and
■	our possible inability to hire and retain qualified executive management, sales, technical and other personnel.

Marine Services / Global Marine Services Ltd.

Factors or risks that could cause the actual results of Global Marine Services Ltd. (“GMSL”), and thus the actual results of our Marine Services segment, to differ materially from the results we anticipate include, but are not limited to:

■	the possibility of global recession or market downturn with a reduction in capital spending within the targeted market segments the business operates in;
■	project implementation issues and possible subsequent overruns;
■	risks associated with operating outside of core competencies when moving into different market segments;
■	possible loss or severe damage to marine assets;
■	vessel equipment aging or reduced reliability;
■	risks associated with operating two joint ventures in China (China Telecommunications Corp.; Huawei Marine Networks Co., Limited);
■	risks related to foreign corrupt practices and economic sanctions, laws and regulations;
■	changes to the local laws and regulatory environment in different geographical regions;
■	loss of key senior employees;
■	difficulties attracting enough skilled technical personnel;
■	foreign exchange rate risk;
■	liquidity risk; and

S-iv

■	potential for financial loss arising from the failure by customers to fulfil their obligations as and when these obligations fall due.

Manufacturing / Schuff International, Inc.

Factors or risks that could cause the actual results of Schuff International, Inc. (“Schuff”), and thus the actual results of our Manufacturing segment, to differ materially from the results we anticipate include, but are not limited to:

■	its ability to realize cost savings from expected performance of contracts, whether as a result of improper estimates, performance, or otherwise;
■	uncertain timing and funding of new contract awards, as well as project cancellations;
■	cost overruns on fixed-price or similar contracts or failure to receive timely or proper payments on cost reimbursable contracts, whether as a result of improper estimates, performance, disputes, or otherwise;
■	risks associated with labor productivity, including performance of subcontractors that Schuff hires to complete projects;
■	its ability to settle or negotiate unapproved change orders and claims;
■	changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors;
■	adverse impacts from weather affecting Schuff’s performance and timeliness of completion of projects, which could lead to increased costs and affect the quality, costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors;
■	fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which our customers operate;
■	adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, and the potential effect of such claims or litigation on Schuff’s business, financial condition, results of operations or cash flow; and
■	lack of necessary liquidity to provide bid, performance, advance payment and retention bonds, guarantees, or letters of credit securing Schuff’s obligations under bids and contracts or to finance expenditures prior to the receipt of payment for the performance of contracts.

Telecommunications/PTGi International Carrier Services, Inc. and PTGi-ICS Limited (together, “ICS”)

Factors or risks that could cause ICS’s, and thus our Telecommunications segment’s, actual results to differ materially from the results we anticipate include, but are not limited to:

■	our expectations regarding increased competition, pricing pressures and usage patterns with respect to ICS’s product offerings;
■	significant changes in ICS’s competitive environment, including as a result of industry consolidation, and the effect of competition in its markets, including pricing policies;
■	its compliance with complex laws and regulations in the U.S. and internationally; and
■	further changes in the telecommunications industry, including rapid technological, regulatory and pricing changes in its principal markets.

S-v

Continental Insurance Group Ltd.

If the acquisition of the issued and outstanding shares of common stock of the Insurance Companies (the “Insurance Companies Acquisitions”) by Continental Insurance Group Ltd. (“CIG”) is consummated, factors or risks that could cause CIG’s actual results to differ materially from the results we anticipate include, but are not limited to:

■	CIG’s insurance subsidiaries’ ability to maintain statutory capital and maintain or improve their financial strength;
■	CIG’s insurance subsidiaries’ reserve adequacy, including the effect of changes to accounting or actuarial assumptions or methodologies;
■	the accuracy of CIG’s assumptions and estimates regarding future events and ability to respond effectively to such events, including mortality, morbidity, persistency, expenses, interest rates, tax liability, business mix, frequency of claims, severity of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results;
■	availability, affordability and adequacy of reinsurance and credit risk associated with reinsurance;
■	CIG’s insurance subsidiaries are extensively regulated and subject to numerous legal restrictions and regulations;
■	CIG’s ability to defend itself against litigation, inherent in the insurance business (including class action litigation), and respond to enforcement investigations or regulatory scrutiny;
■	the performance of third parties including distributors and technology service providers, and providers of outsourced services;
■	the impact of changes in accounting and reporting standards;
■	CIG’s ability to protect its intellectual property;
■	general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance which may affect (among other things) CIG’s ability to access capital resources and the costs associated therewith, the fair value of CIG’s investments, which could result in impairments and other-than-temporary impairments, and certain liabilities;
■	CIG’s exposure to any particular sector of the economy or type of asset through concentrations in its investment portfolio;
■	the ability to increase sufficiently, and in a timely manner, premiums on in-force long-term care insurance policies and/or reduce in-force benefits, as may be required from time to time in the future (including as a result of our failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums);
■	other regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) regulation of the sale, underwriting and pricing of products, and minimum capitalization, risk-based capital and statutory reserve requirements for insurance companies, and CIG’s insurance subsidiaries’ ability to mitigate such requirements; and
■	CIG’s ability to effectively implement its business strategy or be successful in the operation of its business;
■	CIG’s ability to retain, attract and motivate qualified employees;
■	interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems;
■	medical advances, such as genetic research and diagnostic imaging, and related legislation; and
■	the occurrence of natural or man-made disasters or a pandemic.

See “Prospectus Supplement Summary—Recent developments” and documents incorporated by reference in this prospectus supplement and the accompanying prospectus for more information about the acquisitions of the Insurance Companies.

S-vi

Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks in greater detail, including under the heading “Risk Factors” and in the documents incorporated by reference herein. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement regardless of the time of delivery of this prospectus supplement or any sale of our common stock and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus supplement. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

Management believes that Adjusted EBITDA is meaningful to gaining an understanding of our results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation, amortization and the other items listed in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. While management believes that non-US GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our US GAAP financial results.

The calculation of Adjusted EBITDA, as defined by us, consists of Net income (loss) as adjusted for asset impairment expense; lease termination costs; gain (loss) on sale or disposal of assets; interest expense; amortization of debt discount; loss on early extinguishment or restructuring of debt; other income (expense), net; foreign currency transaction gain (loss); income tax (benefit) expense; (gain) loss on sale of discontinued operations; income (loss) from discontinued operations; noncontrolling interest; share-based compensation expense; acquisition related costs, other costs and depreciation and amortization.

S-vii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including our financial statements and related notes and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus and including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-37 and in the documents incorporated herein by reference.

The Company

Overview

We are a diversified holding company which seeks to acquire and grow attractive businesses that we believe can generate long-term sustainable free cash flow and attractive returns. We have six reportable operating segments based on management’s organization of the enterprise—Manufacturing, Marine Services, Utilities, Telecommunications, Life Sciences and Other, which includes operations that do not meet the separately reportable segment thresholds. While we generally intend to acquire controlling equity interests in our operating subsidiaries, we may invest to a limited extent, in a variety of debt instruments or minority equity interest positions. We expect to continue to focus on acquiring and investing in businesses with attractive assets that we consider to be undervalued or fairly valued, and growing our acquired businesses.

Recent developments

Preliminary Financial Results for the Third Quarter ending September 30, 2015

On November 2, 2015, we announced our preliminary summary financial information as of and for the three and nine months ended September 30, 2015. We are currently in the process of finalizing our unaudited consolidated financial results as of and for the three and nine months ended September 30, 2015.

Our independent registered public accounting firm is not expressing an opinion or any other form of assurance with respect to the preliminary unaudited consolidated financial data as of and for the three and nine months ended September 30, 2015 that is provided in this prospectus supplement.

Certain of these operating results and other financial data for the third fiscal quarter ended September 30, 2015, are set forth below.

Preliminary Third Quarter 2015 Financial Highlights:

■	Net revenue: We recorded total net revenue of $277.5 million for the third quarter of 2015, an increase of $98.0 million, or 54.6%, as compared to the third quarter of 2014 and an increase of $53.5 million, or 23.9%, on a pro forma basis, driven primarily by the addition of our Marine Services segment and our continued expansion into emerging markets through our Telecommunications segment.
We recorded total net revenue of $760.3 million for the nine months ended September 30, 2015, an increase of $440.9 million, or 138.1%, as compared to the same period last year and $130.2 million, or 20.7%, on a pro forma basis.
■	Adjusted EBITDA: We recorded total Adjusted EBITDA of $14.1 million and $39.4 million for the three and nine month period ended September 30, 2015, respectively.
During the third quarter, Adjusted EBITDA for our primary operating subsidiaries, Schuff and GMSL, was a combined $24.7 million. Schuff continued to grow its Adjusted EBITDA during the quarter to $14.4 million as the company continued to profit from improved margins in the Pacific division. In the Telecommunications segment, ICS enjoyed positive Adjusted EBITDA for the second consecutive quarter.

Adjusted EBITDA for the first nine months of the year was largely the result of our ability to sub contract work at lower costs in our Manufacturing segment along with seasonal trends in our Marine Services segment. This was offset, in part by, early stage investments and increases in deal related diligence expenses in our Corporate and Other segments.
■	Balance sheet: As of September 30, 2015, we had consolidated cash, cash equivalents and short-term investments of $84.7 million.

Preliminary Consolidated Operating Results for and as of the Third Quarter Ended September 30, 2015 (unaudited):

Preliminary Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts) (unaudited)
Services revenue	$151,933	$41,267	$373,492	$126,731
Sales revenue	125,534	138,166	386,765	192,642
Net revenue	277,467	179,433	760,257	319,373
Operating expenses:
Cost of revenue – services	138,099	39,464	334,608	120,101
Cost of revenue – sales	103,375	119,175	324,820	162,505
Selling, general and administrative	27,830	20,246	77,359	40,482
Depreciation and amortization	6,593	921	16,835	1,475
Gain on sale or disposal of assets	(1,957)	(448)	(986)	(81)
Lease termination costs	1,124	—	1,124	—
Total operating expenses	275,064	179,358	753,760	324,482
Income (loss) from operations	2,403	75	6,497	(5,109)
Interest expense	(10,343)	(2,103)	(28,992)	(3,116)
Amortization of debt discount	(40)	(805)	(216)	(1,381)
Loss on early extinguishment or restructuring of debt	—	(6,947)	—	(6,947)
Other income (expense), net	1,216	(1,092)	(3,528)	524
Foreign currency transaction gain	1,099	170	2,150	573
Loss from continuing operations before income (loss) from equity investees and income tax benefit (expense)	(5,665)	(10,702)	(24,089)	(15,456)
Income (loss) from equity investees	535	(288)	(724)	(288)
Income tax benefit (expense)	649	(4,515)	4,018	(6,470)
Loss from continuing operations	(4,481)	(15,505)	(20,795)	(22,214)
Loss from discontinued operations	(24)	(106)	(44)	(62)
Gain (loss) from sale of discontinued operations	—	663	—	(121)
Net loss	(4,505)	(14,948)	(20,839)	(22,397)
Less: Net income attributable to noncontrolling interest	(65)	(931)	(8)	(1,990)
Net loss attributable to HC2 Holdings, Inc.	(4,570)	(15,879)	(20,847)	(24,387)
Less: Preferred stock dividends and accretion	1,035	1,004	3,212	1,204
Net loss attributable to common stock and participating preferred stockholders	$(5,605)	$(16,883)	$(24,059)	$(25,591)

Basic loss per common share:
Loss from continuing operations attributable to HC2 Holdings, Inc.	$(0.22)	$(0.75)	$(0.96)	$(1.38)
Gain (loss) from sale of discontinued operations	—	0.03	—	(0.01)
Net loss attributable to HC2 Holdings, Inc.	$(0.22)	$(0.72)	$(0.96)	$(1.39)

Diluted loss per common share:
Loss from continuing operations attributable to HC2 Holdings, Inc.	$(0.22)	$(0.75)	$(0.96)	$(1.38)
Gain (loss) from sale of discontinued operations	—	0.03	—	(0.01)
Net loss attributable to HC2 Holdings, Inc.	$(0.22)	$(0.72)	$(0.96)	$(1.39)
Weighted average common shares outstanding:
Basic	25,592	23,372	25,093	18,348
Diluted	25,592	23,372	25,093	18,348

Preliminary Condensed Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands) (unaudited)
Net loss	$(4,505)	$(14,948)	$(20,839)	$(22,397)
Other comprehensive loss
Foreign currency translation adjustment	(6,126)	(21)	(7,998)	(155)
Unrealized loss on available-for-sale securities, net of tax	(2,008)	(1,655)	(5,097)	(1,655)
Less: Comprehensive income attributable to the noncontrolling interest	(65)	(931)	(8)	(1,990)
Comprehensive loss attributable to HC2 Holdings, Inc.	$(12,704)	$(17,555)	$(33,942)	$(26,197)

Preliminary Condensed Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(in thousands, except share and per share amounts) (unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,066	$107,978
Short-term investments	3,625	4,867
Accounts receivable (net of allowance for doubtful accounts receivable of $1,576 and $2,760 at September 30, 2015 and December 31, 2014, respectively)	187,474	151,558
Costs and recognized earnings in excess of billings on uncompleted contracts	37,266	28,098
Deferred tax asset – current	1,701	1,701
Inventories	14,408	14,975
Prepaid expenses and other current assets	27,835	22,455
Assets held for sale	6,349	3,865
Total current assets	359,724	335,497
Restricted cash	7,196	6,467
Long-term investments	77,154	48,674
Property, plant and equipment, net	221,842	239,851
Goodwill	30,665	27,990
Other intangible assets, net	26,674	31,144
Deferred tax asset - long-term	23,571	15,811
Other assets	18,201	18,614
Total assets	$765,027	$724,048
Liabilities, temporary equity and stockholders’ equity
Current liabilities:
Accounts payable	$65,573	$79,794
Accrued interconnection costs	36,689	9,717
Accrued payroll and employee benefits	22,127	20,023
Accrued expenses and other current liabilities	48,338	34,042
Billings in excess of costs and recognized earnings on uncompleted contracts	20,045	41,959
Accrued income taxes	1,470	512
Accrued interest	11,567	3,125
Current portion of long-term debt	13,454	10,444
Current portion of pension liability	—	5,966
Total current liabilities	219,263	205,582
Long-term debt	374,404	332,927
Pension liability	27,664	31,244
Other liabilities	8,151	1,617
Total liabilities	629,482	571,370
Commitments and contingencies
Temporary equity
Preferred stock, $0.001 par value – 20,000,000 shares authorized; Series A - 30,000 shares issued and outstanding at September 30, 2015 and December 31, 2014; Series A-1 - 10,000 and 11,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively; Series A-2 - 14,000 and 0 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	53,403	39,845
Stockholders’ equity:
Common stock, $0.001 par value – 80,000,000 shares authorized; 25,623,982 and 23,844,711 shares issued and 25,592,356 and 23,813,085 shares outstanding at September 30, 2015 and December 31, 2014, respectively	26	24
Additional paid-in capital	151,662	147,081
Accumulated deficit	(62,727)	(41,880)
Treasury stock, at cost – 31,626 shares at September 30, 2015 and December 31, 2014	(378)	(378)
Accumulated other comprehensive loss	(28,273)	(15,178)
Total HC2 Holdings, Inc. stockholders’ equity before noncontrolling interest	60,310	89,669
Noncontrolling interest	21,832	23,164
Total stockholders’ equity	82,142	112,833
Total liabilities, temporary equity and stockholders’ equity	$765,027	$724,048

Preliminary Condensed Consolidated Cash Flows

	Nine Months Ended September 30,
	2015	2014
	(in thousands) (unaudited)
Cash flows from operating activities:
Net loss	$(20,839)	$(22,397)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for doubtful accounts receivable	325	(114)
Share-based compensation expense	6,943	1,725
Depreciation and amortization	22,570	4,071
Amortization of deferred financing costs	1,030	288
Lease termination costs	1,124	—
(Gain) loss on sale or disposal of assets	(986)	635
(Gain) loss on sale of investments	(399)	(437)
Equity investment (income)/loss	724	288
Amortization of debt discount	216	1,381
Unrealized (gain) loss on investments	(32)	—
Loss on early extinguishment of debt	—	6,947
Deferred income taxes	(8,143)	1
Other, net	225	—
Unrealized foreign currency transaction (gain) loss on intercompany and foreign debt	90	57
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(36,099)	6,037
(Increase) decrease in costs and recognized earnings in excess of billings on uncompleted contracts	(9,253)	522
(Increase) decrease in inventories	455	(1,984)
(Increase) decrease in prepaid expenses and other current assets	(4,799)	25,539
(Increase) decrease in other assets	1,483	1,558
Increase (decrease) in accounts payable	(15,675)	1,751
Increase (decrease) in accrued interconnection costs	26,915	(2,618)
Increase (decrease) in accrued payroll and employee benefits	2,936	3,055
Increase (decrease) in accrued expenses and other current liabilities	18,406	(3,785)
Increase (decrease) in billings in excess of costs and recognized earnings on uncompleted contracts	(21,933)	(7,695)
Increase (decrease) in accrued income taxes	2,060	(2,198)
Increase (decrease) in accrued interest	8,442	502
Increase (decrease) in other liabilities	(720)	(1,371)
Increase (decrease) in pension liability	(8,665)	—
Net cash (used in) provided by operating activities	(33,599)	11,758
Cash flows from investing activities:
Purchase of property, plant and equipment	(16,751)	(4,064)
Sale of property and equipment and other assets	4,994	3,696
Purchase of equity investments	(11,506)	(15,363)
Sale of equity investments	1,026	—
Sale of assets held for sale	1,479	—
Purchase of available-for-sale securities	(10,857)	(3,277)
Sale of available-for-sale securities	5,850	24
Investment in debt securities	(19,347)	(250)
Sale of investments	—	1,111
Cash paid for business acquisitions, net of cash acquired	(568)	(163,510)
Purchase of noncontrolling interest	(239)	(6,978)
Contribution by noncontrolling interest	—	15,500
Receipt of dividends from equity investees	2,448	—
(Increase) decrease in restricted cash	(727)	—
Net cash used in investing activities	(44,198)	(173,111)

	Nine Months Ended September 30,
	2015	2014
	(in thousands) (unaudited)
Cash flows from financing activities:
Proceeds from long-term obligations	425,527	492,068
Principal payments on long-term obligations	(379,037)	(294,237)
Payment of fees on restructuring of debt	—	(837)
Payment of deferred financing costs	(1,137)	—
Proceeds from sale of common stock, net	—	6,000
Proceeds from sale of preferred stock, net	14,033	39,765
Proceeds from the exercise of warrants and stock options	—	24,344
Payment of dividends	(3,855)	(750)
Taxes paid in lieu of shares issued for share-based compensation	—	(41)
Net cash provided by financing activities	55,531	266,312
Effects of exchange rate changes on cash and cash equivalents	(4,646)	(2,217)
Net change in cash and cash equivalents	(26,912)	102,742
Cash and cash equivalents, beginning of period	107,978	8,997
Cash and cash equivalents, end of period	$81,066	$111,739
Supplemental cash flow information:
Cash paid for interest	$21,445	$2,388
Cash paid for taxes	$1,701	$7,761
Preferred stock accreting dividends and accretion	$151	$491
Non-cash investing and financing activities:
Purchases of property, plant and equipment under financing arrangements	$1,808	$—
Property, plant and equipment included in accounts payable	$1,521	$—
Conversion of preferred stock to common stock	$1,000	$—

Preliminary Pro Forma Adjusted Summary

The results of operations for Schuff, American Natural Gas, LLC (“ANG”), and GMSL have been included in the consolidated financial statements subsequent to their acquisition dates.

The following schedule presents unaudited consolidated pro forma results of operations data as if the acquisitions of Schuff, ANG and GMSL had occurred on January 1, 2014. This information neither purports to be indicative of the actual results that would have occurred if the acquisitions had actually been completed on the date indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined company (in thousands, except per share amounts):

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Net revenue	$223,927	$630,035
Net income (loss) from continuing operations	$(11,009)	$1,636
Net income (loss) from discontinued operations	(3,067)	(3,115)
Gain (loss) from sale of discontinued operations	663	(121)
Net income (loss) attributable to HC2	$(13,413)	$(1,600)
Per share amounts:
Income (loss) from continuing operations	$(0.47)	$0.09
Income (loss) from discontinued operations	(0.13)	(0.17)
Gain (loss) from sale of discontinued operations	0.03	(0.01)
Net income (loss) attributable to HC2	$(0.57)	$(0.09)

All expenditures incurred in connection with the Schuff and ANG acquisitions were expensed and are included in selling, general and administrative expenses. Transaction costs incurred in connection with the Schuff acquisition were $0.3 million during the nine months ended September 30, 3014. Transaction costs incurred in connection with the GMSL acquisition were $4.3 million during the nine months ended September 30, 2014. We recorded net revenue and net income (loss) as follows (in thousands):

	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
	Net Revenue	Net Income (Loss)	Net Revenue	Net Income (Loss)
Schuff	$137,706	$3,491	$192,182	$6,065
ANG	460	(386)	460	(386)

Summary information with respect to our geographic and operating segments is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Revenue by Geographic Region
United States	$173,348	$161,402	$494,511	$266,390
United Kingdom	101,327	15,678	254,396	49,360
Other	2,792	2,353	11,350	3,623
Total	$277,467	$179,433	$760,257	$319,373

Net Revenue by Segment
Telecommunications	$116,872	$41,267	$267,554	$126,731
Manufacturing	122,932	137,706	380,783	192,182
Utilities	1,841	460	4,432	460
Marine Services	35,062	—	105,939	—
Other	760	—	1,549	—
Total	$277,467	$179,433	$760,257	$319,373

Income (Loss) from Operations
Telecommunications	$(523)	$(1,344)	$(612)	$(1,241)
Life Sciences	(1,811)	(495)	(4,736)	(1,430)
Manufacturing	12,995	10,716	30,256	14,843
Utilities	(164)	(758)	(638)	(758)
Marine Services	4,296	—	13,074	—
Other	(1,995)	—	(4,580)	—
Corporate	(10,395)	(8,044)	(26,267)	(16,523)
Total	$2,403	$75	$6,497	$(5,109)

Capital Expenditures
Telecommunications	$205	$38	$215	$294
Life Sciences	204	—	230	—
Manufacturing	1,276	3,321	3,124	3,707
Utilities	1,184	41	2,842	41
Marine Services	816	—	10,188	—
Other	152	—	152	—
Corporate	—	—	—	22
Total	$3,837	$3,400	$16,751	$4,064

The above capital expenditures exclude assets acquired under terms of capital lease and vendor financing obligations.

Preliminary Results of Operations

In the following presentations and narratives within this Results of Operations, we compare our results of operations for the three and nine months ended September 30, 2015 to the three and nine months ended September 30, 2014.

We have included below certain pro forma results of operations for the three and nine months ended September 30, 2014, which include pro forma financial information for the Manufacturing, Marine Services, and Utilities operating segments. These pro forma results give effect to the acquisitions of Schuff, GMSL and ANG as if they had occurred on January 1, 2014. The pro forma results of operations were derived from the unaudited historical financial statements of Schuff for the five months ended May 26, 2014, of ANG for the seven months ended July 31, 2014 and of GMSL for the nine months ended September 30, 2014. Management believes that presenting pro forma net revenue, cost of revenue and selling, general and administrative expenses is important to understanding our financial performance, providing better analysis of trends in our underlying businesses as it allows for comparability to prior period results. The unaudited pro forma results of operations are not intended to represent or be indicative of our consolidated results of operations or financial condition that would have been reported had the acquisitions been completed as of their respective dates, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity. The pro forma results of operations are limited to the discussion of net revenue, cost of revenue and selling, general and administrative expenses, as presented below.

Preliminary results of operations for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014

Net Revenue

	Three Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	Net Revenue	% of Total	Net Revenue	% of Total	Net Revenue	% of Total	Variance	Variance %
Telecommunications	$116,872	42.1%	$41,267	23.0%	$41,267	18.4%	$75,605	183.2%
Manufacturing	122,932	44.3%	137,706	76.7%	137,706	61.5%	(14,774)	(10.7)%
Marine Services	35,062	12.6%	—	—%	44,393	19.8%	(9,331)	(21.0)%
Utilities	1,841	0.7%	460	0.3%	561	0.3%	1,280	228.2%
Other	760	0.3%	—	—%	—	—%	760	100.0%
Total Net Revenue	$277,467	100.0%	$179,433	100.0%	$223,927	100.0%	$53,540	23.9%
Less net revenue from:
Marine Services					(44,393)
Utilities					(101)
Total Net Revenue - Actual					$179,433

Net revenue: Net revenue increased $98.0 million, or 54.6%, to $277.5 million for the three months ended September 30, 2015 from $179.4 million for the three months ended September 30, 2014. Compared to 2014 pro forma, revenues increased $53.5 million driven primarily by our Telecommunications segment, partially offset by our Manufacturing and Marine Services segments. The increase in Telecommunications was primarily due to the expansion into Latin America and other emerging markets. The decrease in Manufacturing was primarily due to the decline in projects in the Midwest and Gulf Coast regions of the United States, particularly within the industrial market, including automotive plants and oil and gas projects. The decrease in Marine Services compared to 2014 pro forma was primarily due to a decrease in installation projects as compared to the prior year period and the impact of exchange rate fluctuations. On a constant currency basis, net revenue for Marine Services decreased by $6.6 million or 14.9% compared to 2014 pro forma net revenue.

Cost of Revenue

	Three Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Variance	Variance %
Telecommunications	$114,373	97.9%	$39,464	95.6%	$39,464	95.6%	$74,909	189.8%
Manufacturing	99,903	81.3%	118,839	86.3%	118,788	86.3%	(18,885)	(15.9)%
Marine Services	23,727	67.7%	—	—%	25,379	57.2%	(1,652)	(6.5)%
Utilities	1,102	59.9%	336	73.0%	402	71.7%	700	174.1%
Other	2,369	311.7%	—	—%	—	—%	2,369	100.0%
Total Cost of Revenue	$241,474	87.0%	$158,639	88.4%	$184,033	82.2%	$57,441	31.2%
Less cost of revenue from:
Manufacturing					51
Marine Services					(25,379)
Utilities					(66)
Total Cost of Revenue – Actual					$158,639

Cost of revenue: Cost of revenue increased $82.8 million to $241.5 million, or 87.0% of net revenue, for the three months ended September 30, 2015 from $158.6 million, or 88.4% of net revenue for the three months ended September 30, 2014. Compared to 2014 pro forma, cost of revenue increased $57.4 million driven primarily by our Telecommunications segment, partially offset by our Manufacturing segment. The increase in Telecommunications was primarily due to the increase in net revenues. Cost of revenue as a percentage of net revenue increased 230 basis points quarter-over-quarter due to a shift in focus to lower margin but also lower risk customers in our Telecommunications segment. The decrease in Manufacturing was primarily due to the decrease in net revenues and cost savings on projects in the Pacific region.

Selling, General and Administrative Expenses

	Three Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	SG&A	% of Net Revenue	SG&A	% of Net Revenue	SG&A	% of Net Revenue	Variance	Variance %
Telecommunications	$1,800	1.5%	$2,308	5.6%	$2,308	5.6%	$(508)	(22.0)%
Manufacturing	10,510	8.5%	8,058	5.9%	8,058	5.9%	2,452	30.4%
Marine Services	2,922	8.3%	—	—%	2,843	6.4%	79	2.8%
Utilities	491	26.7%	679	147.6%	742	132.3%	(251)	(33.8)%
Life Sciences	1,805	—%	494	—%	494	—%	1,311	265.4%
Other	(93)	(12.2)%	—	—%	—	—%	(93)	100.0%
Corporate	10,395	—%	8,707	—%	8,707	—%	1,688	19.4%
Total SG&A	$27,830	10.0%	$20,246	11.3%	$23,152	10.3%	$4,678	20.2%
Less SG&A from:
Marine Services					(2,843)
Utilities					(63)
Total SG&A - Actual					$20,246

Selling, general and administrative expenses: Selling, general and administrative expenses increased $7.6 million to $27.8 million, or 10.0% of net revenue, for the three months ended September 30, 2015 from $20.2 million, or 11.3% of net revenue for the three months ended September 30, 2014. Compared to 2014 pro forma, selling, general and administrative expenses increased $4.7 million driven primarily by our Manufacturing, Life Sciences and Corporate segments and was partially offset by a decrease in our Telecommunications segment. The increase in Manufacturing is primarily due to an increase in bonus expense due to improved financial performance. The increase in Life Sciences is due primarily to the full year impact of acquisitions made in the fourth quarter of 2014. The increase in Corporate is due primarily to an increase in stock compensation expense along with salaries and benefits, partially offset by a decrease in professional fees. The decrease in Telecommunications is primarily due to a decrease of $0.4 million in salaries and benefits and $0.1 million in occupancy costs.

Depreciation and amortization expense: Depreciation and amortization expense for the three months ended September 30, 2015 and 2014 was $8.5 million and $2.8 million, respectively, a portion of which was included in cost of revenue. The increase was due to the impact of purchase accounting for Schuff and GMSL.

Gain on sale or disposal of assets: Gain on sale or disposal of assets was $2.0 million and $0.4 million for the three months ended September 30, 2015 and 2014, respectively. The gain was primarily the result of the sale of a parcel of land by our Manufacturing segment.

Lease termination costs: Lease termination costs were $1.1 million and zero for the three months ended September 30, 2015 and 2014, respectively. The increase was the result of early termination costs of a lease associated with our Telecommunications segment which was the result of our continued consolidation of equipment from higher to lower cost markets.

Interest expense: Interest expense was $10.3 million and $2.1 million for the three months ended September 30, 2015 and 2014, respectively. The increase in interest expense in the 2015 period was due to the issuance of our 11% Notes.

Other income (expense), net: Other income (expense), net was income of $1.2 million and expense of $1.1 million for the three months ended September 30, 2015 and 2014, respectively. The increase was primarily due to interest income and gains and losses related to our long-term investments.

Foreign currency transaction gain: Foreign currency transaction gain was $1.1 million and $0.2 million for the three months ended September 30, 2015 and 2014, respectively. The gains and losses are attributable to transactions denominated in a currency other than the subsidiaries’ functional currency.

Income (loss) from equity investees: Income from equity investees was $0.5 million and a loss of $0.3 million for the three months ended September 30, 2015 and 2014, respectively. The slight increase was due to investments that were made starting in the fourth quarter of 2014.

Income tax benefit (expense): Income tax benefit was $0.6 million and expense of $4.5 million for the three months ended September 30, 2015 and 2014, respectively. The benefit recorded relates to losses generated for which we expect to obtain benefits for in the future. The tax benefit associated with losses generated by certain businesses that do not qualify to be included in the US consolidated income tax return are being reduced by a full valuation allowance as we do not believe it is more-likely-than-not that the losses will be utilized prior to expiration. During the three months ended September 30, 2015 a benefit was recorded associated with certain costs related to prior acquisitions that were determined to be tax deductible upon the filing of the 2014 income tax returns. In addition, certain net operating losses of Genovel Orthopedics, Inc. (“Genovel”) were no longer eligible to be included in the US consolidated income tax return and as such, a full valuation allowance was recorded against the Genovel deferred tax assets during the quarter.

Preliminary results of operations for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014

Net Revenue

	Nine Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	Net Revenue	% of Total	Net Revenue	% of Total	Net Revenue	% of Total	Variance	Variance %
Telecommunications	$267,554	35.2%	$126,731	39.7%	$126,731	20.1%	$140,823	111.1%
Manufacturing	380,783	50.1%	192,182	60.2%	369,923	58.7%	10,860	2.9%
Marine Services	105,939	13.9%	—	—%	132,215	21.0%	(26,276)	(19.9)%
Utilities	4,432	0.6%	460	0.1%	1,166	0.2%	3,266	280.1%
Other	1,549	0.2%	—	—%	—	—%	1,549	100.0%
Total Net Revenue	$760,257	100.0%	$319,373	100.0%	$630,035	100.0%	$130,222	20.7%
Less net revenue from:
Manufacturing					(177,741)
Marine Services					(132,215)
Utilities					(706)
Total Net Revenue - Actual					$319,373

Net revenue: Net revenue increased $440.9 million, or 138.1%, to $760.3 million for the nine months ended September 30, 2015 from $319.4 million for the nine months ended September 30, 2014 resulting largely from the full year impact of acquisitions completed during 2014. On a pro forma basis, revenues increased $130.2 million driven primarily by our Telecommunications, and to a lesser extent, our Manufacturing and Utilities segments which were partially offset by our Marine Services segment. The increase in Telecommunications was primarily due to the expansion into Latin America and other emerging markets. The increase in our Manufacturing segment was primarily due to continued revenue growth on projects in the Pacific region. The increase in our Utilities segment resulted from an increase in the number of filling stations. These increases were offset in part by our Marine Services segment. On a constant currency basis, net revenue from our Marine Services segment compared to 2014 pro forma decreased by $16.8 million or 12.7% during the current year as compared to the prior year primarily due to lower vessel utilization.

Cost of Revenue

	Nine Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Variance	Variance %
Telecommunications	$261,756	97.8%	$120,101	94.8%	$120,101	94.8%	$141,655	117.9%
Manufacturing	319,447	83.9%	162,169	84.4%	312,231	84.4%	7,216	2.3%
Marine Services	72,853	68.8%	—	—%	88,097	66.6%	(15,244)	(17.3)%
Utilities	2,599	58.6%	336	73.0%	799	68.5%	1,800	225.3%
Other	2,773	179.0%	—	—%	—	—%	2,773	100.0%
Total Cost of Revenue	$659,428	86.7%	$282,606	88.5%	$521,228	82.7%	$138,200	26.5%
Less cost of revenue from:
Manufacturing					(150,062)
Marine Services					(88,097)
Utilities					(463)
Total Cost of Revenue - Actual					$282,606

Cost of revenue: Cost of revenue increased $376.8 million to $659.4 million, or 86.7% of net revenue, for the nine months ended September 30, 2015 from $282.6 million or 88.5% of net revenue, for the nine months ended September 30, 2014 resulting largely from the full year impact of acquisitions completed during 2014. Compared to 2014 pro forma, cost of revenue increased $138.2 million driven primarily by our Telecommunications, and to a lesser extent, our Manufacturing and Utilities segments which was partially offset by our Marine Services segment. The increase in Telecommunications was primarily due to the increase in net revenue. Cost of revenue as a percentage of net revenue increased 300 basis points year over year due to a shift in focus to lower margin but also lower risk customers at our Telecommunications segment. The increase in Manufacturing was primarily due to the increase in revenue, partially offset by cost savings on projects in the Pacific region. The increase in our Utilities segment resulted from an increase in net revenue. The decrease in Marine Services was primarily due to a reduced cost base due to the non-recurring charters and installations in 2014 and the impact of exchange rate fluctuations. On a constant currency basis, cost of revenues for our Marine Services segment decreased by $8.4 million or 9.5%.

Preliminary Selling, General and Administrative Expense

	Nine Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	SG&A	% of Net Revenue	SG&A	% of Net Revenue	SG&A	% of Net Revenue	Variance	Variance %
Telecommunications	$4,942	1.8%	$7,475	5.9%	$7,475	5.9%	$(2,533)	(33.9)%
Manufacturing	29,658	7.8%	14,497	7.5%	28,794	7.8%	864	3.0%
Marine Services	7,784	7.3%	—	—%	8,527	6.4%	(743)	(8.7)%
Utilities	1,265	28.5%	679	147.6%	1,117	95.8%	148	13.2%
Life Sciences	4,728	—%	1,429	—%	1,429	—%	3,299	230.9%
Other	2,715	175.3%	—	—%	—	—%	2,715	100.0%
Corporate	26,267	—%	16,402	—%	16,402	—%	9,865	60.1%
Total SG&A	$77,359	10.2%	$40,482	12.7%	$63,744	10.1%	$13,615	21.4%
Less SG&A from:
Manufacturing					(14,297)
Marine Services					(8,527)
Utilities					(438)
Total SG&A – Actual					$40,482

Selling, general and administrative expenses: Selling, general and administrative expenses increased $36.9 million to $77.4 million, or 10.2% of net revenue, for the nine months ended September 30, 2015 from $40.5 million or 12.7% of net revenue, for the nine months ended September 30, 2014 resulting largely from the impact of acquisitions completed in 2014. Compared to 2014 pro forma, selling, general and administrative expenses increased $13.6 million driven primarily from our Corporate segment and, to a lesser extent, our Other and Life Sciences segments partially offset by our Telecommunications segment. The increase in Corporate included $8.1 million higher stock compensation along with salaries and benefits resulting from increased headcount, $2.1 million higher professional fees and $1.0 million higher travel and entertainment expenses related to our acquisition activity, partially offset by $1.5 million lower occupancy costs. The increase in Life Sciences and Other is due primarily to the full year impact of acquisitions made in the fourth quarter of 2014. The decrease in Telecommunications was primarily due to a $1.7 million decrease in salaries and benefits resulting from headcount reductions, a $0.5 million decrease in professional fees and a $0.3 million decrease in general and administrative expenses.

Depreciation and amortization expense: Depreciation and amortization expense for the nine months ended September 30, 2015 and 2014 was $22.6 million and $4.1 million, respectively, a portion of which was included in cost of revenue. The increase was due to the impact of purchase accounting for Schuff and GMSL.

Gain on sale or disposal of assets: Gain on sale or disposal of assets was $1.0 million and $0.1 million for the nine months ended September 30, 2015 and 2014, respectively. The gain in the nine months ended September 30, 2015 was primarily the result of the sale of a parcel of land by our Manufacturing segment.

Lease termination costs: Lease termination costs were $1.1 million and zero for the nine months ended September 30, 2015 and 2014, respectively. The increase was the result of early termination costs of a lease associated with our Telecommunications segment which were the result of our continued consolidation from higher to lower cost markets.

Interest expense: Interest expense was $29.0 million and $3.1 million for the nine months ended September 30, 2015 and 2014, respectively. The increase in interest expense in 2015 was due to the issuance of our 11% Notes.

Other income (expense), net: Other income (expense), net was expense of $3.5 million and income of $0.5 million for the nine months ended September 30, 2015 and 2014, respectively. The decrease in other income was due to settlement cost payments to our preferred stockholders, partially offset by interest income and net gains related to our long-term investments.

Foreign currency transaction gain: Foreign currency transaction gain was $2.2 million and $0.6 million for the nine months ended September 30, 2015 and 2014, respectively. The gains and losses are attributable to transactions denominated in a currency other than the subsidiaries’ functional currency.

Income (loss) from equity investees: Loss from equity investees was $0.7 million and $0.3 million for the nine months ended September 30, 2015 and 2014, respectively. The increase was due to investments that were made starting in the fourth quarter of 2014.

Income tax benefit (expense): Income tax benefit was $4.0 million and income tax expense was $6.5 million for the nine months ended September 30, 2015 and 2014, respectively. The 2014 expense recorded is primarily related to the operations of Schuff which were not reduced by tax losses from other business units since Schuff was not eligible to be included in the US consolidated income tax return during this period. A full valuation allowance was recorded against the tax benefit associated with the operating losses of the other business units during this period. The 2015 year to date effective tax rate of 16.2% differs from the US statutory rate of 35% due to the capitalization of certain business transaction costs and the impact of 2014 return-to-provision adjustments.

Preliminary Adjusted EBITDA

Our Adjusted EBITDA was $14.1 million and $39.4 million for the three and nine months ending September 30, 2015, respectively. The drivers in Adjusted EBITDA were largely the result of running our fabrication facilities at optimal capacity levels and our ability to sub contract work at lower costs in our Manufacturing segment along with lower revenues in the installation business in our Marine Services segment resulting from the nature of project work in this business. This was offset, in part by, early stage investments in our Other segment, as well as Corporate.

	Three Months Ended September 30, 2015
	Manufacturing	Marine Services	Telecommunications	Corporate	Other(1)	HC2
Net income (loss)	$7,116	$8,016	$(362)	$(12,549)	$(6,791)	$(4,570)

Adjustments to reconcile net income (loss) to Adjusted EBIT:
(Gain) loss on sale or disposal of assets	(990)	(968)	—	—	1	(1,957)
Lease termination costs	—	—	1,124	—	—	1,124
Interest expense	354	929	—	9,050	10	10,343
Amortization of debt discount	—	—	—	40	—	40
Other (income) expense, net	(141)	(214)	1	(873)	11	(1,216)
Foreign currency transaction (gain) loss	—	(937)	(163)	1	—	(1,099)
Income tax (benefit) expense	5,284	130	—	(6,063)	—	(649)
Loss from discontinued operations	—	—	—	—	24	24
Noncontrolling interest	383	—	—	—	(318)	65
Share-based payment expense	—	—	—	2,322	22	2,344
Acquisition related costs	—	—	—	2,732	—	2,732
Other costs	—	—	109	—	—	109
Adjusted EBIT	12,006	6,956	709	(5,340)	(7,041)	7,290
Depreciation and amortization	513	5,085	98	—	897	6,593
Depreciation and amortization (included in cost of revenue)	1,928	—	—	—	—	1,928
Foreign currency (gain) loss (included in cost of revenue)	—	(1,739)	—	—	—	(1,739)
Adjusted EBITDA	$14,447	$10,302	$807	$(5,340)	$(6,144)	$14,072
(1)	Other includes Utilities, Life Sciences and income (loss) from equity investees not included in our Marine Services segment.

	Nine Months Ended September 30, 2015
	Manufacturing	Marine Services	Telecommunications	Corporate	Other(1)	HC2
Net income (loss)	$16,182	$19,983	$(299)	$(39,083)	$(17,630)	$(20,847)
Adjustments to reconcile net income (loss) to Adjusted EBIT:
(Gain) loss on sale or disposal of assets	(69)	(968)	50	—	1	(986)
Lease termination costs	—	—	1,124	—	—	1,124
Interest expense	1,064	2,888	—	25,007	33	28,992
Amortization of debt discount	—	—	—	216	—	216
Other (income) expense, net	(164)	(251)	(5)	3,941	7	3,528
Foreign currency transaction (gain) loss	—	(1,842)	(309)	1	—	(2,150)
Income tax (benefit) expense	12,188	142	—	(16,348)	—	(4,018)
Loss from discontinued operations	20	—	—	—	24	44
Noncontrolling interest	967	—	—	—	(959)	8
Share-based payment expense	—	—	—	6,921	22	6,943
Acquisition related costs	—	—	—	4,701	—	4,701
Other costs	—	—	109	—	—	109
Adjusted EBIT	30,188	19,952	670	(14,644)	(18,502)	17,664
Depreciation and amortization	1,490	13,196	294	—	1,855	16,835
Depreciation and amortization (included in cost of revenue)	5,735	—	—	—	—	5,735
Foreign currency (gain) loss (included in cost of revenue)	—	(804)	—	—	—	(804)
Adjusted EBITDA	$37,413	$32,344	$964	$(14,644)	$(16,647)	$39,430
(1)	Other includes Utilities, Life Sciences and income (loss) from equity investees not included in our Marine Services segment.

Preliminary Liquidity and Capital Resources

Preliminary Short- and Long-Term Liquidity Considerations and Risks

As of September 30, 2015, we had $81.1 million of cash and cash equivalents compared to $108.0 million as of December 31, 2014. As of September 30, 2015, we had $387.9 million of indebtedness compared to $343.4 million as of December 31, 2014, and as of September 30, 2015, we had $53.4 million of outstanding Preferred Stock compared to $39.8 million as of December 31, 2014. We are required to make semi-annual interest payments on our outstanding 11% Notes on June 1st and December 1st of each year. We are required to make dividend payments on our outstanding Preferred Stock on January 15th, April 15th, July 15th, and October 15th of each year.

We believe that we will continue to meet our liquidity requirements, fund our fixed obligations (such as operating leases), and other cash needs for our operations for at least the next twelve months.

Preliminary Pro Forma Capital Expenditures

Pro forma capital expenditures for the three and nine months ended September 30, 2014 include pro forma financial information for the Manufacturing and Marine Services operating segments. These pro forma capital expenditures give effect to the acquisitions of Schuff and GMSL as if they had occurred on January 1, 2014. Pro forma capital expenditures consist of the following (in thousands):

	As Reported		Pro Forma
	Nine Months Ended September 30,
	2015	2014	2014
Manufacturing	$3,124	$3,707	$10,707
Marine Services	10,188	—	4,205
Telecommunications	215	294	294
Utilities	2,842	41	41
Life Sciences	230	—	—
Other	152	22	22
Total	$16,751	$4,064	$15,269

The above capital expenditures exclude assets acquired under terms of capital lease and vendor financing obligations.

Changes in Cash Flows

Net cash used in operating activities was $33.6 million for the nine months ended September 30, 2015 as compared to net cash provided of $11.8 million for the nine months ended September 30, 2014. For the nine months ended September 30, 2015, net loss, net of non-cash operating activity, provided $2.8 million of cash. Other major drivers included an increase in accounts receivable of $36.1 million, a decrease in billings in excess of costs and recognized earnings on uncompleted contracts of $21.9 million, a decrease in accounts payable of $15.7 million, an increase in costs and recognized earnings in excess of billings of $9.3 million, a decrease in pension liability of $8.7 million and an increase in prepaid expenses and other current assets of $4.8 million, partially offset by an increase in accrued interconnection costs of $26.9 million, an increase in accrued expenses and other current liabilities of $18.4 million and an increase in accrued interest of $8.4 million. For the nine months ended September 30, 2014, net loss, net of non-cash operating activity, used $7.6 million of cash. Other major drivers included a decrease in prepaid expenses and other current assets of $25.5 million and a decrease in accounts receivable of $6.0 million, partially offset by a decrease in billings in excess of costs and recognized earnings on uncompleted contracts of $7.7 million and a decrease in accrued expenses and other current liabilities of $3.8 million.

Net cash used in investing activities was $44.2 million for the nine months ended September 30, 2015 as compared to net cash used of $173.1 million for the nine months ended September 30, 2014. Net cash used in investing activities for the nine months ended September 30, 2015 included purchases of $19.3 million in debt securities, $16.8 million of capital expenditures, purchases of $11.5 million in equity investments and purchases of $10.9 million in available-for-sale securities, partially offset by the sale of available-for-sale securities of $5.9 million and sale of property and equipment of $5.0 million. Net cash used in investing activities for the nine months ended September 30, 2014 included $127.6 million for the GMSL acquisition, $85.0 million for the Schuff acquisition, $15.5 million for the ANG acquisition, $14.2 million for the Novatel Wireless, Inc. (“Novatel”) investment, $7.0 million for Schuff’s purchase of its common stock and $4.1 million of capital expenditures, partially offset by $62.6 million acquired in the GMSL acquisition and $15.5 million contribution by the non-controlling interest of ANG.

Net cash provided by financing activities was $55.5 million for the nine months ended September 30, 2015 as compared to net cash provided of $266.3 million for the nine months ended September 30, 2014. Net cash provided by financing activities for the nine months ended September 30, 2015 included $425.5 million of proceeds from credit facilities and the 11% Notes and $14.0 million of proceeds from the issuance of preferred stock, partially offset by $379.0 million used to make principal payments on our credit facilities. Net cash provided by financing activities for the nine months ended September 30, 2014 included $492.1 million of proceeds from credit facilities, $45.8 million of proceeds from the issuance of preferred stock and common stock and $24.3 million of proceeds from the exercise of warrants and stock options, partially offset by $294.2 million used to make principal payments on our credit facilities.

Preliminary Investments

As of September 30, 2015 and December 31, 2014, the fair value of the available for sale securities recorded within short-term investments was $2.6 million and $4.9 million, respectively. As of September 30, 2015, our cost basis in available for sale securities recorded within short-term investments was $6.0 million, on which we had unrealized losses on such securities of $3.4 million recorded in accumulated other comprehensive loss. As of December 31, 2014, our cost basis in available for sale securities recorded within short-term investments was $2.4 million, on which we had unrealized gains on such securities of $2.5 million recorded in accumulated other comprehensive loss.

Our long-term investments are summarized as follows (in thousands):

September 30, 2015	Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Common Equity
Novatel Wireless, Inc.	$11,430	$—	$—	$11,430
DTV America Corporation	2,828	1,856	—	4,684
Total Common Equity	14,258	1,856	—	16,114
Preferred Equity
NerVve Technologies, Inc.	4,619	—	—	4,619
Benevir Biopharm, Inc.	1,429	—	—	1,429
MediBeacon, Inc.	2,842	—	—	2,842
Total Preferred Equity	8,890	—	—	8,890
GMSL Joint Ventures
S. B. Submarine Systems Co., Ltd.	17,680	—	—	17,680
International Cableship Pte., Ltd.	1,181	—	—	1,181
Sembawang Cable Depot Pte., Ltd.	1,011	—	—	1,011
Huawei Marine Networks Co., Ltd	14,351	—	—	14,351
Visser Smit Global Marine Partnership	430	—	—	430
Total GMSL Joint Ventures	34,653	—	—	34,653
Convertible Debt
Gaming Nation, Inc.	10,060	—	(3,398)	6,662
mParticle	500	—	—	500
Total Convertible Debt	10,560	—	(3,398)	7,162
Warrants
Novatel Wireless, Inc.	3,097	—	—	3,097
Gaming Nation, Inc	6,036	—	(443)	5,593
DTV America Corporation	295	317	—	612
Total Warrants	9,428	317	(443)	9,302
Other Equity
Kaneland, LLC	1,033	—	—	1,033
Total long-term investments	$78,822	$2,173	$(3,841)	$77,154

December 31, 2014	Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Common Equity
Novatel Wireless, Inc.	$10,462	$—	$—	$10,462
Preferred Equity
NerVve Technologies, Inc.	5,538	—	—	5,538
Benevir Biopharm, Inc.	1,915	—	—	1,915
Total Preferred Equity	7,453	—	—	7,453
GMSL Joint Ventures
Global Cable Technology Ltd.	50	—	—	50
S. B. Submarine Systems Co., Ltd.	12,882	—	—	12,882
International Cableship Pte., Ltd.	2,111	—	—	2,111
Sembawang Cable Depot Pte., Ltd.	808	—	—	808
Huawei Marine Networks Co., Ltd	10,087	—	—	10,087
Visser Smit Global Marine Partnership	464	—	—	464
Total GMSL Joint Ventures	26,402	—	—	26,402
Convertible Debt
mParticle	250	—	—	250
Warrants
Novatel Wireless, Inc.	2,956	—	—	2,956
Other Equity
Kaneland, LLC	1,151	—	—	1,151
Total long-term investments	$48,674	$—	$—	$48,674

Summarized income statement information for our significant equity method investments for the nine months ended August 31, 2015 (which we record on a one month lag) is as follows (in thousands):

Net Revenue	$159,339
Gross Profit	$40,736
Loss from continuing operations	$(25,749)
Net loss	$(31,192)

Legal matters, commitments and contingencies

Legal matters

We are subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to us or that the resolution of any such matter will not have a material adverse effect on our consolidated financial statements. We do not believe that any such pending claims and legal proceedings will have a material adverse effect on our consolidated financial statements.

On November 6, 2014, a putative stockholder class action complaint challenging the tender offer by which HC2 acquired approximately 721,000 of the issued and outstanding common shares of Schuff was filed in the Court of Chancery of the State of Delaware, captioned Mark Jacobs v. Philip A. Falcone, Keith M. Hladek, Paul Voigt, Michael R. Hill, Rustin Roach, D. Ronald Yagoda, Phillip O. Elbert, HC2 Holdings, Inc., and Schuff International, Inc., Civil Action No. 10323 (the “Complaint”). On November 17, 2014, a second lawsuit was filed in the Court of

Chancery of the State of Delaware, captioned Arlen Diercks v. Schuff International, Inc. Philip A. Falcone, Keith M. Hladek, Paul Voigt, Michael R. Hill, Rustin Roach, D. Ronald Yagoda, Phillip O. Elbert, HC2 Holdings, Inc., Civil Action No. 10359. On February 19, 2015, the court consolidated the actions (now designated as Schuff International, Inc. Stockholders Litigation) and appointed lead plaintiff and counsel. The currently operative complaint is the November 6, 2014 Complaint filed by Mark Jacobs. The Complaint alleges, among other things, that in connection with the tender offer, the individual members of the Schuff board of directors and HC2, the controlling stockholder of Schuff, breached their fiduciary duties to members of the plaintiff class. The Complaint also purports to challenge a potential short-form merger based upon plaintiff’s expectation that we would cash out the remaining public stockholders of Schuff following the completion of the tender offer. Such a short-form merger has never been formally proposed or acted upon and as of September 30, 2015, approximately 341 thousand shares of Schuff remain in public hands, representing approximately 9% of the outstanding shares of Schuff. The Complaint seeks rescission of the tender offer and/or compensatory damages, as well as attorney’s fees and other relief. The defendants filed answers to the Complaint on July 30, 2015. Defendants are currently preparing for the discovery phase of the case. We believe that the allegations and claims set forth in the Complaint are without merit and intend to defend them vigorously.

On July 16, 2013, Plaintiffs Xplornet Communications Inc. and Xplornet Broadband, Inc. (“Xplornet”) initiated an action against Inukshuk Wireless Inc. (“Inukshuk”), Globility Communications Corporation (“Globility”), MIPPS Inc., Primus Telecommunications Canada Inc. (“PTCI”) and Primus Telecommunications Group Incorporated (now known as HC2) (“PTGi”). Xplornet alleges that it entered into an agreement to acquire certain licenses for radio spectrum in Canada from Globility. Xplornet alleges that Globility agreed to sell Xplornet certain spectrum licenses in a Letter of Intent dated July 12, 2011 but then breached the Letter of Intent by selling the licenses to Inukshuk. Xplornet then alleges that they reached an agreement with Inukshuk to purchase the licenses on June 26, 2012, but that Inukshuk breached that agreement by not completing the sale. Xplornet alleges that, as a result of the foregoing, they have been damaged in the amount of $50 million. On January 29, 2014, Globility, MIPPS Inc., and PTCI demanded indemnification pursuant to the Equity Purchase Agreement among PTUS, Inc., PTCAN, Inc. PTGi, Primus Telecommunications Holding, Inc., Lingo Holdings, Inc., and Primus Telecommunications International, Inc., dated as of May 10, 2013. On February 14, 2014, we assumed the defense of this litigation while reserving all of its rights under the Equity Purchase Agreement. On February 5, 2014, Globility, MIPPS Inc., and PTCI filed a Notice of Intent to Defend. On February 18, 2014, Globility, MIPPS Inc., and PTCI filed a Demand for Particulars. A Notice of Change of Solicitors to Hunt Partners LLP was filed on behalf of those same entities on April 1, 2014. On March 13, 2015, Inukshuk filed a cross claim against Globility, MIPPS Inc., PTCI, and PTGi. Inukshuk asserts that if Inukshuk is found liable to Xplornet, then Inukshuk is entitled to contribution and indemnity, compensatory damages, interest, and costs from us. Inukshuk alleges that Globility represented and warranted that it owned the licenses at issue, that Globility held the licenses free and clear, and that no third party had any rights to acquire them. Inukshuk claims breach of contract and misrepresentation if the Court finds that any of these representations are untrue.

On October 17, 2014, we moved for summary judgment against Xplornet arguing that there was no agreement between Globility and Xplornet to acquire the licenses at issue. On June 5, 2015, Inukshuk also moved for summary judgment against Xplornet, similarly arguing that there was no agreement between Inukshuk and Xplornet to acquire the licenses in question.

On September 17, 2015, Xplornet amended its claim to change its theory from breach of a written letter of intent allegedly accepted on July 12, 2011 to breach of an oral agreement allegedly entered on July 7, 2011. The Primus Defendants (including us) amended their Statement of Defence and motion for summary judgment on October 6, 2015 to include a statute of limitations defense based on this change in theory. The Primus Defendants (including us) also filed procedural motions relating to the amendment. Xplornet disputes that the amendment changed its theory and opposes summary judgment. The hearing on summary judgment is now re-scheduled from October 7, 2015 to March 31, 2016.

Tax Matters

Currently, the Canada Revenue Agency (“CRA”) is auditing a subsidiary previously held by us. The Company intends to cooperate in audit matters. To date, CRA has not proposed any specific adjustments and the audit is ongoing.

Corporate information

We filed our certificate of incorporation with the Secretary of State of Delaware on February 4, 1994. Our common stock is listed on NYSE MKT LLC under the symbol “HCHC.” Our principal executive offices are located at 505 Huntmar Park Drive #325, Herndon, Virginia, 20170, and our telephone number is (703) 865-0700.

Additional information regarding our company, including our audited financial statement and descriptions of our business, is contained in the documents incorporated by reference in this prospectus supplement. See “Incorporation by Reference” beginning on page S-85 of this prospectus supplement and “Where You Can Find More Information; Incorporation by Reference” beginning on page 2 of the accompanying prospectus.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the shares of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Common stock offered by us
         shares of our common stock.
Common stock to be outstanding immediately after this offering shares of our common stock.
Option to purchase additional shares
We have granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase up to          additional shares of our common stock.
Use of proceeds
We intend to use the net proceeds from the sale of our shares of common stock to finance investments in existing subsidiaries and operations, and potential acquisitions, including all or a portion of the consideration for the Insurance Companies Acquisitions, development and redevelopment activities, debt repayments, the repurchase or redemption of preferred stock and for other general corporate purposes.
We currently anticipate closing the Insurance Companies Acquisitions during the fourth quarter of 2015, subject to receipt of required governmental approvals.

See “Use of Proceeds” on page S-69.

Dividend policy
We paid no dividends on our common stock in 2014, and our board of directors has no current intention of paying any dividends on our common stock in the near future. The payment of dividends, if any, in the future is within the discretion of the HC2 Board of Directors and will depend on our earnings, our capital requirements and financial condition. See “Dividend Policy” on page S-72.
Risk factors
You should read the “Risk Factors” section of this prospectus supplement and accompanying prospectus and in the documents incorporated by reference herein and therein for a discussion of factors to consider before deciding to purchase shares of our common stock.
Purchase by Underwriter for its Own Account
The underwriter, Jefferies LLC, may purchase up to 1.8 million shares for its own account.
Symbol on NYSE MKT LLC
“HCHC”

The number of shares of our common stock to be outstanding immediately after this offering is based on the 25,592,356 shares of our common stock outstanding as of October 30, 2015.

The number of shares outstanding as of October 30, 2015 excludes:

■	7,154,759 shares of our common stock that have been reserved for issuance upon the conversion of our of Series A Preferred Stock (the “Series A Preferred Stock”) issued and outstanding as of October 30, 2015;

■	2,355,293 shares of our common stock that have been reserved for issuance upon the conversion of our of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) issued and outstanding as of October 30, 2015;
■	1,696,969 shares of our common stock that have been reserved for issuance upon the conversion of our of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) issued and outstanding as of October 30, 2015;
■	4,215,293 shares of our common stock that have been reserved for issuance upon the exercise of other existing options outstanding as of October 30, 2015;
■	2,348,167 shares of our common stock reserved for future grants under our equity incentive plans, but which are not currently subject to options; and
■	a number of shares of our common stock equal to 10 percent of the number of shares of common stock issued or sold by the Company in this offering that have been reserved for issuance upon the exercise of an option to be granted to Philip Falcone upon the consummation of this offering with an exercise price equal to the price to the public set forth on the cover of this Prospectus.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its option to purchase up to an additional          shares of our common stock.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The summary historical financial data shown below as of and for each of the years ended December 31, 2012, 2013 and 2014 are derived from our audited consolidated financial statements and related notes incorporated by reference herein. The summary historical financial data shown below as of and for the six months ended June 30, 2014 and 2015 are derived from our unaudited consolidated financial statements and related notes incorporated by reference herein.

Condensed consolidated balance sheet

(in thousands, except share and per share amounts)

	December 31,			June 30,
	2012	2013	2014	2014(1)	2015
	(in thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$23,197	$8,997	$107,978	$40,831	$68,941
Short-term investments	—	—	4,867	757	12,265
Accounts receivable(2)	17,871	18,980	151,558	138,043	214,027
Costs and recognized earnings in excess of billings on uncompleted contracts	—	—	28,098	25,737	35,573
Deferred tax asset - current	—	—	1,701	—	1,701
Inventories	—	—	14,975	16,990	17,796
Prepaid expenses and other current assets	5,792	40,594	18,590	37,826	23,746
Assets held for sale	40,066	6,329	3,865	9,251	8,597
Total current assets	86,926	74,900	331,632	269,435	382,646
Restricted cash	848	—	6,467	—	7,188
Long-term investments	—	—	48,674	—	71,793
Property, plant and equipment, net	65,315	2,962	239,851	83,226	235,862
Goodwill	60,744	3,378	27,990	27,911	29,649
Other intangible assets, net	63,024	—	31,144	4,615	27,987
Deferred tax asset - long-term	—	—	15,811	—	20,998
Other assets	24,333	6,440	22,479	6,568	18,429
Total assets	$301,190	$87,680	$724,048	$391,755	$794,552
Liabilities, temporary equity and stockholders’ equity
Current liabilities:
Accounts payable	$12,218	$6,964	$79,794	$51,247	$81,644
Accrued interconnection costs	2,992	12,456	9,717	9,815	31,551
Accrued payroll and employee benefits	—	1,854	20,023	13,366	19,222
Accrued expenses and other current liabilities	29,386	5,550	34,042	17,715	51,640
Billings in excess of costs and recognized earnings on uncompleted contracts	—	—	41,959	58,218	29,859
Accrued income taxes	7,741	53	512	—	912

	December 31,			June 30,
	2012	2013	2014	2014(1)	2015
	(in thousands, except share and per share amounts)
Accrued interest	$1,716	$—	$3,125	$712	$2,847
Current portion of long-term debt	66	—	10,444	36,781	12,752
Current portion of pension liability	—	—	5,966	—	6,037
Liabilities held for sale	24,304	4,823	—	4,259	—
Total current liabilities	78,423	31,700	205,582	192,113	236,464
Long-term debt	127,046	—	332,927	49,170	374,321
Pension liability	—	—	31,244	—	28,501
Deferred tax liability	11,367	—	—	7,799	—
Contingent value rights	14,904	—	—	—	—
Other liabilities	947	1,571	1,617	1,028	7,754
Total liabilities	232,687	33,271	571,370	250,110	647,040
Commitments and contingencies
Temporary equity
Preferred stock	—	—	39,845	29,075	53,013
Stockholders' equity:
Common stock	14	14	24	21	26
Additional paid-in capital	98,534	98,598	147,081	119,724	150,537
Accumulated deficit	(23,198)	(29,773)	(41,880)	(38,281)	(58,157)
Treasury stock, at cost – 31,626 shares	(378)	(378)	(378)	(378)	(378)
Accumulated other comprehensive loss	(6,469)	(14,052)	(15,178)	(14,188)	(20,139)
Total HC2 Holdings, Inc. stockholders’ equity before noncontrolling interest	68,503	54,409	89,669	66,898	71,889
Noncontrolling interest	—	—	23,164	45,672	22,610
Total stockholders' equity	68,503	54,409	112,833	112,570	94,499
Total liabilities, temporary equity and stockholders' equity	$301,190	$87,680	$724,048	$391,755	$794,552
(1)	The acquisition of our interest in Schuff occurred in several stages in 2014 and early 2015, the first stage of which was the acquisition of an approximately 65% interest in Schuff that was completed May 29, 2014. Our balance sheet as of June 30, 2014 reflects the impact of our approximately 65% ownership interest in Schuff as of that date. We completed the acquisition of a 97% Bridgehouse Marine Limited (“Bridgehouse Marine”) on September 22, 2014. Therefore, our balance sheet as of June 30, 2014 does not reflect the impact of the Bridgehouse Marine acquisition.
(2)	Net of allowance for doubtful accounts receivable of $2,760, $2,476, $1,771, $2,345, and $2,089 at December 31, 2014, 2013 and 2012 and June 30, 2015 and 2014, respectively)

Condensed consolidated statements of operations

(in thousands, except per share amounts)

	Years Ended December 31,			For the Six Months Ended June 30,
	2012	2013	2014	2014(1)	2015
	(in thousands, except per share amounts)
Services revenue	$302,959	$230,686	$193,044	$85,465	$221,559
Sales revenue	—	—	350,158	54,475	261,231
Net revenue	302,959	230,686	543,202	139,940	482,790
Operating expenses:
Cost of revenue - services	285,631	220,315	174,956	80,637	196,509
Cost of revenue - sales	—	—	296,530	43,330	221,445
Selling, general and administrative	45,202	34,692	81,396	20,236	49,529
Depreciation and amortization	3,204	12,032	4,617	554	10,242
(Gain) loss on sale or disposal of assets	520	(8)	(162)	367	971
Asset impairment expense	20,298	2,791	291	—	—
Total operating expenses	354,855	269,822	557,628	145,124	478,696
Income (loss) from operations	(51,896)	(39,136)	(14,426)	(5,184)	4,094
Interest expense	(27)	(8)	(10,754)	(1,013)	(18,649)
Amortization of debt discount	—	—	(1,593)	(576)	(176)
Loss on early extinguishment or restructuring of debt	—	—	(11,969)	—	—
Gain from contingent value rights valuation	1,292	14,904	—	—	—
Other income (expense), net	90	(226)	436	1,616	(4,744)
Foreign currency transaction gain (loss)	2,538	(588)	1,061	403	1,051
Loss from continuing operations before income taxes and income (loss) from equity investees	(48,003)	(25,054)	(37,245)	(4,754)	(18,424)
Income (loss) from equity investees	—	—	3,359	—	(1,259)
Income tax (expense) benefit	3,132	7,442	24,484	(1,955)	3,369
Income (loss) from continuing operations	(44,871)	(17,612)	(9,402)	(6,709)	(16,314)
Income (loss) from discontinued operations	(21,525)	(19,621)	(25)	44	(20)
Gain (loss) from sale of discontinued operations	94,265	148,839	(121)	(784)	—
Net income (loss)	27,869	111,606	(9,548)	(7,449)	(16,334)
Less: Net (income) loss attributable to noncontrolling interest	18	—	(2,559)	(1,059)	57
Net income (loss) attributable to HC2 Holdings, Inc.	27,887	111,606	(12,107)	(8,508)	(16,277)
Less: Preferred stock dividends and accretion	—	—	2,049	200	2,177
Net income (loss) attributable to common stock and participating preferred stockholders	$27,887	$111,606	$(14,156)	$(8,708)	$(18,454)

	Years Ended December 31,			For the Six Months Ended June 30,
	2012	2013	2014	2014(1)	2015
	(in thousands, except per share amounts)
Basic income (loss) per common share:
Income (loss) from continuing operations attributable to HC2 Holdings, Inc.	$(3.24)	$(1.25)	$(0.71)	$(0.50)	$(0.74)
Income (loss) from discontinued operations	(1.55)	(1.40)	—	—	—
Gain (loss) from sale of discontinued operations	6.81	10.60	(0.01)	(0.05)	—
Net income (loss) attributable to HC2 Holdings, Inc.	$2.02	$7.95	$(0.72)	$(0.55)	$(0.74)
Diluted income (loss) per common share:
Income (loss) from continuing operations attributable to HC2 Holdings, Inc.	$(3.24)	$(1.25)	$(0.71)	$(0.50)	$(0.74)
Income (loss) from discontinued operations	(1.55)	(1.40)	—	—	—
Gain (loss) from sale of discontinued operations	6.81	10.60	(0.01)	(0.05)	—
Net income (loss) attributable to HC2 Holdings, Inc.	$2.02	$7.95	$(0.72)	$(0.55)	$(0.74)
Weighted average common shares outstanding:
Basic	13,844	14,047	19,729	15,780	24,838
Diluted	13,844	14,047	19,729	15,780	24,838
(1)	The acquisition of our interest in Schuff occurred in several stages in 2014 and early 2015, the first stage of which was the acquisition of an approximately 65% interest in Schuff that was completed May 29, 2014. Our condensed consolidated statement of operations for the six months ended June 30, 2014 reflects the impact of our approximately 65% ownership interest in Schuff for the period from May 29, 2014 to June 30, 2014. We completed the acquisition of a 97% in Bridgehouse Marine on September 22, 2014. Therefore, the condensed consolidated statement of operations for the six months ended June 30, 2014, does not reflect the impact of the Bridgehouse Marine acquisition.

Condensed consolidated statements of cash flows

	Years Ended December 31,			For the Six Months Ended June 30,
	2012	2013	2014	2014	2015
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$27,869	$111,606	$(9,548)	$(7,449)	$(16,334)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts receivable	4,819	1,507	403	(198)	201
Share-based compensation expense	5,194	2,286	11,487	1,006	4,599
Other P&L items	—	—	—	—	198
Depreciation and amortization	43,239	23,964	8,967	1,038	14,049
Amortization of deferred financing costs	—	—	240	262	696
Loss on early extinguishment or restructuring of debt	21,682	21,124	11,969	—	—

	Years Ended December 31,			For the Six Months Ended June 30,
	2012	2013	2014	2014	2015
	(in thousands)
(Gain) loss on sale or disposal of assets	(93,175)	(148,848)	816	1,760	971
(Gain) loss on sale of investments	—	—	(434)	(437)	(164)
Equity investment (income)/loss	—	—	(3,359)	—	1,259
Amortization of debt discount	201	86	1,593	576	176
Impairment of goodwill and long-lived assets	20,298	3,123	291	—	—
Realized loss on marketable securities	—	—	1,608	—	—
Gain on bargain purchase	—	—	(1,417)	—	—
Deferred income taxes	119	(522)	(31,838)	1	(4,881)
Change in fair value of contingent value rights	(1,292)	(14,904)	—	—	—
Unrealized foreign currency transaction (gain) loss on intercompany and foreign debt	(324)	(764)	225	(125)	(46)
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	16,372	(2,892)	23,306	11,936	(61,495)
(Increase) decrease in costs and recognized earnings in excess of billings on uncompleted contracts	—	—	(1,139)	1,389	(7,229)
(Increase) decrease in inventories	662	644	6,616	(2,503)	(2,718)
(Increase) decrease in prepaid expenses and other current assets	(2,059)	(5,346)	28,044	6,241	(778)
(Increase) decrease in other assets	5,933	3,221	1,870	929	379
Increase (decrease) in accounts payable	(8,393)	(2,014)	23,956	6,304	455
Increase (decrease) in accrued interconnection costs	(3,397)	4,418	(2,790)	(2,896)	21,041
Increase (decrease) in accrued payroll and employee benefits	—	(5,287)	6,825	728	4
Increase (decrease) in accrued expenses and other current liabilities	(8,203)	(829)	(14,451)	(213)	16,739
Increase (decrease) in billings in excess of costs and recognized earnings on uncompleted contracts	—	—	(23,793)	(7,766)	(12,119)
Increase (decrease) in accrued income taxes	(942)	(7,432)	(1,091)	(1,291)	1,500
Increase (decrease) in accrued interest	(3,870)	(1,715)	3,049	634	(278)
Increase (decrease) in other liabilities	(1,164)	(1,741)	(1,951)	(856)	(972)
Increase (decrease) in pension liability	—	—	(6,641)	—	(3,144)
Net cash (used in) provided by operating activities	23,569	(20,315)	32,813	9,070	(47,891)

	Years Ended December 31,			For the Six Months Ended June 30,
	2012	2013	2014	2014	2015
	(in thousands)
Cash flows from investing activities:
Purchase of property, plant and equipment	(31,747)	(12,577)	(5,819)	(663)	(12,914)
Sale of property and equipment and other assets	25	9	3,706	80	1,002
Purchase of equity investments	—	—	(22,909)	—	(8,643)
Sale of equity investments	—	—	—	—	1,026
Sale of assets held for sale	—	—	—	—	1,479
Purchase of available-for-sale securities	—	—	(9,875)	—	(10,857)
Sale of available-for-sale securities	—	—	2,411	423	—
Investment in debt securities	—	—	(250)	—	(19,347)
Cash from disposition of business, net of cash dispose	183,101	270,634	2,495	—	—
Cash paid for business acquisitions, net of cash acquired	(1,707)	(397)	(146,026)	(85,627)	—
Purchase of noncontrolling interest	—	—	(38,403)	(5,000)	(222)
(Increase) decrease in restricted cash	66	475	(1,785)	—	(721)
Net cash provided by (used in) investing activities	149,738	258,144	(216,455)	(90,787)	(49,197)
Cash flows from financing activities:
Proceeds from long-term obligations	—	—	915,896	123,412	294,346
Principal payments on long-term obligations	(120,763)	(128,036)	(689,745)	(57,703)	(245,724)
Payment of fees on restructuring of debt	(13,455)	(1,201)	(12,333)	(812)	—
Payment of deferred financing costs	—	—	—	—	(1,137)
Proceeds from sale of common stock, net	124	1,158	6,000	6,000	—
Proceeds from sale of preferred stock, net	—	—	40,050	29,075	14,033
Proceeds from the exercise of warrants and stock options	—	—	24,348	14,368	—
Payment of dividends	(55,265)	(119,788)	(1,626)	—	(2,038)
Receipt of dividends	—	—	2,081	—	—
Payment of dividend equivalents	(125)	(1,235)	—	(551)	—
Taxes paid in lieu of shares issued for share-based compensation	(1,653)	(1,000)	(47)	(41)	—
Net cash provided by (used in) financing activities	(191,137)	(250,102)	284,624	113,748	59,480
Effects of exchange rate changes on cash and cash equivalents	(25)	(1,927)	(2,001)	(197)	(1,429)
Net change in cash and cash equivalents	(17,855)	(14,200)	98,981	31,834	(39,037)
Cash and cash equivalents, beginning of period	41,052	23,197	8,997	8,997	107,978
Cash and cash equivalents, end of period	$23,197	$8,997	$107,978	$40,831	$68,941

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
FOR THE COMPLETED ACQUISITIONS AND THE INSURANCE COMPANIES ACQUISITIONS

We have entered into a number of completed and pending acquisitions:

■	In 2014 and early 2015, we consummated the acquisition of Schuff, which was carried out in several stages.
•	On May 29, 2014, we completed the acquisition of 2.5 million shares of common stock of Schuff and negotiated an agreement to purchase an additional 198,411 shares, representing an approximately 65% interest in Schuff.
•	Schuff repurchased a portion of its outstanding common stock in June 2014, which had the effect of increasing the Company’s ownership interest to 70%.
•	During the fourth quarter of 2014 and the nine months ended September 30, 2015, the final results of a tender offer for all outstanding shares of Schuff were announced and various open-market purchases were made, which resulted in the acquisition of 816,414 shares and an increase in our ownership interest to 91%.
■	On September 22, 2014, we completed the acquisition of Bridgehouse Marine, now called GMSL. We refer to these acquisitions of Schuff and Bridgehouse Marine as the “Completed Acquisitions”.
■	On April 13, 2015, we entered into a stock purchase agreement for the Insurance Companies Acquisitions. The Insurance Companies Acquisitions are expected to close in the fourth quarter of 2015.

Pro forma financial information for the Completed Acquisitions

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 are derived from our unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 incorporated by reference herein, and give pro forma effect to:

■	the Completed Acquisitions; and
■	our issuance of $250 million of our 11% Notes that occurred on November 22, 2014,

in each case, as if they had occurred on January 1, 2014.

Pro forma financial information for the Completed Acquisitions and the pending Insurance Companies Acquisitions

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 gives effect to:

■	the Completed Acquisitions;
■	the Insurance Companies Acquisitions; and
■	our issuance of $250 million of our 11% Notes that occurred on November 22, 2014,

in each case, as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of June 30, 2015, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015, gives effect to the Insurance Companies Acquisitions as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of June 30, 2015 is derived from the unaudited historical financial statements of HC2 and the Insurance Companies as of June 30, 2015.

The unaudited pro forma condensed combined statement of operations is derived from the audited historical financial statements of HC2 and Insurance Companies as of and for the year ended December 31, 2014, the unaudited historical financial statements of Bridgehouse Marine for the nine months ended September 30, 2014 and Schuff for the five months ended May 26, 2014, and the unaudited historical financial statements of HC2 and Insurance Companies as of and for the six months ended June 30, 2015.

Reclassification

As part of preparing the unaudited pro forma condensed combined financial statements, we conducted a review of the accounting policies of the Insurance Companies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to HC2’s accounting policies and classifications. Our independent registered public accounting firm did not, however, perform a SAS 100 review. We did not become aware of any material differences between the accounting policies of HC2 and the Insurance Companies during the preparation of these unaudited pro forma condensed combined financial statements, with the exception of certain insurance specific accounting policies, which have not been applicable to HC2 prior to the Insurance Companies Acquisitions and certain reclassifications necessary to conform to HC2’s financial presentation. Accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between HC2 and the Insurance Companies. The results of this review are included in Note 4 of our 8-K filed September 8, 2015. Upon consummation of the Insurance Companies Acquisitions, a more comprehensive review of the accounting policies of the Insurance Companies will be performed which may identify other differences among the accounting policies of HC2 and the Insurance Companies that, when confirmed, could have a material impact on the unaudited pro forma condensed combined financial statements.

For more information about this pro forma financial information, including the notes to unaudited pro forma condensed combined financial statements, see our current report on Form 8-K filed on September 8, 2015 incorporated by reference herein.

Unaudited pro forma condensed combined balance sheet

(in thousands)

Pro forma financial information for the pending Insurance Companies Acquisitions as of June 30,
2015
Assets

Fixed maturities, available for sale at fair value	$1,235,669
Equity securities, available for sale at fair value	106,493
Mortgage loans	2,113
Policy loans	18,595
Other investments	59,586
Total investments	1,422,456
Cash and cash equivalents	88,056
Restricted cash	7,188
Accounts receivable, net	214,027
Cost and recognized earnings in excess of billings on uncompleted contracts	35,573
Inventories	17,796
Recoverables from reinsurers	599,766
Accrued investment income	14,734
Net deferred tax asset	58,906
Property and equipment, net	235,862
Goodwill	54,492
Intangibles including DAC, net	30,682
Deferred policy acquisition costs	—
Other assets	44,486
Assets held for sale	8,597
Total assets	$2,832,621
Liabilities, temporary equity and Stockholders’ Equity

Annuity benefits accumulated	$267,691
Life, accident and health reserves	1,702,509
Accounts payable and other current liabilities	187,816
Billings in excess of costs and recognized earnings on uncompleted contracts	29,859
Net deferred tax liability	—
Long-term obligations	400,073
Pension liability	34,538
Other liabilities	56,771
Total liabilities	2,679,257
Temporary equity
Preferred stock	53,013
Stockholders’ Equity
Common stock	27
Capital surplus	156,647
Accumulated deficit	(58,416)
Treasury stock, at cost	(378)
Accumulated other comprehensive income, net of tax	(20,139)
Total stockholders’ equity before noncontrolling interest	77,741
Noncontrolling interest	22,610
Total stockholder’s equity	100,351
Total liabilities, temporary equity and stockholders’ equity	$2,832,621

Unaudited pro forma condensed combined statement of operations

(in thousands)

	Pro forma financial information for the Completed Acquisitions for the year ended December 31,	Pro forma financial information for the Completed Acquisitions and pending Insurance Companies Acquisitions for the year ended December 31,	Pro forma financial information for the pending Insurance Companies Acquisitions for the six months ended June 30,
	2014	2014	2015
Revenues
Service revenue	$325,388	$325,388	$221,559
Sales revenue	527,981	527,981	261,231
Life, accident and health net earned premiums	—	83,489	41,210
Net investment income	—	69,250	34,206
Realized gains (losses) on securities	—	(6,976)	(2,329)
Net revenue	853,369	999,132	555,877

Cost and expenses
Cost of revenue-services	267,079	267,079	196,509
Cost of revenue-sales	445,756	445,756	221,445
Annuity benefits	—	8,901	4,807
Life, accident and health benefits	—	121,008	45,402
Insurance acquisition expenses, net	—	11,144	5,370
Depreciation and amortization	21,698	21,698	10,242
Selling, general and administrative	104,308	119,287	59,088
(Gain) loss on sale or disposal of assets	150	150	971
Asset impairment expense	291	291	—
Total operating expenses	839,282	995,314	543,834
Income (loss) from operations	14,087	3,818	12,043
Interest expense	(39,908)	(39,908)	(18,649)
Amortization of debt discount	(1,593)	(1,593)	(176)
Other income (expense), net	3,563	8,382	(2,383)
Loss on early extinguishment or restructuring of debt	(11,969)	(11,969)	—
Foreign currency transaction gain (loss)	(573)	(573)	1,051
Income (loss) from continuing operations before income taxes and income (loss) from equity investees	(36,393)	(41,843)	(8,114)
Income (loss) from equity investees	6,314	6,314	(1,259)
Income tax benefit (expense)	19,886	22,162	47
Income (loss) from continuing operations	(10,193)	(13,367)	(9,326)
Less: Net (income) loss from continuing operations attributable to the noncontrolling interest	(3,962)	(3,962)	57
Net income (loss) from continuing operations attributable to HC2 Holdings, Inc.	(14,155)	(17,329)	(9,269)
Less: Preferred stock and dividends accretion	3,295	3,295	2,177
Net income (loss) from continuing operations attributable to common stock and participating preferred stockholders	$(17,450)	$(20,624)	$(11,446)

Other Financial Information

Management believes that Adjusted EBITDA is meaningful to gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. While management believes that non-US GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our US GAAP financial results.

(in thousands)

	Years Ended December 31,			Pro forma financial information for the Completed Acquisitions for the year ended December 31,	For the Six Months Ended June 30,
	2012	2013	2014	2014	2014	2015

Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Net income (loss)	$27,887	$111,606	$(12,107)	$(14,155)	$(8,508)	$(16,277)
(Gain) loss on sale or disposal of assets	520	(8)	(162)	150	367	971
Asset impairment expense	20,298	2,791	291	291	—	—
Interest expense	27	8	10,754	39,908	1,013	18,649
Amortization of debt discount	—	—	1,593	1,593	576	176
Loss on early extinguishment or restructuring of debt	—	—	11,969	11,969	—	—
Gain from contingent value rights valuation	(1,292)	(14,904)	—	—	—	—
Other (income) expense, net	(90)	226	(436)	(3,563)	(1,616)	4,744
Foreign currency (gain) loss	(2,538)	588	(1,061)	573	(403)	(1,051)
Income tax (benefit) expense	(3,132)	(7,442)	(24,484)	(19,886)	1,955	(3,369)
(Income) loss from discontinued operations	21,525	19,621	25	—	(44)	20
(Gain) loss from sale of discontinued operations	(94,265)	(148,839)	121	—	784	—
Noncontrolling interest	(18)	—	2,559	3,962	1,059	(57)
Share-based payment expense	5,194	2,286	11,487	11,487	1,006	4,599
Acquisition related costs	—	—	13,044	13,044	—	1,969
Other costs	1,539	9,081	—	—	—	—
Adjusted EBIT	(24,345)	(24,986)	13,593	45,373	(3,811)	10,374
Depreciation and amortization	3,204	12,032	4,617	21,698	554	10,242
Depreciation and amortization (included in cost of revenue)	—	—	4,338	4,338	482	3,807
Foreign currency (gain) loss (included in cost of revenue)	—	—	—	—	—	935
Adjusted EBITDA	$(21,141)	$(12,954)	$22,548	$71,409	$(2,775)	$25,358

RISK FACTORS

Investment in any securities offered pursuant to this prospectus supplement and accompanying prospectus involves risks. You should carefully consider the risk factors set out below and any Current Reports on Form 8-K we file after the date of this prospectus supplement, and all other information contained or incorporated by reference into this prospectus supplement and accompanying prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Businesses

We have experienced significant historical, and may experience significant future, operating losses and net losses, which may hinder our ability to meet working capital requirements or service our indebtedness, and we cannot assure you that we will generate sufficient cash flow from operations to meet such requirements or service our indebtedness.

We cannot assure you that we will recognize net income in future periods. If we cannot generate net income or sufficient operating profitability, we may not be able to meet our working capital requirements or service our indebtedness. Our ability to generate sufficient cash for our operations will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. We recognized a net loss attributable to HC2 of $16.3 million in the six months ended June 30, 2015, a net loss of $12.1 million in 2014, net income of $111.6 million in 2013 (after taking into account $148.8 million of gain from the sale of discontinued operations, net of tax) and net income of $27.9 million in 2012 (after taking into account $94.3 million of gain from the sale of discontinued operations, net of tax), and have incurred net losses in prior periods.

We cannot assure you that our business will generate cash flow from operations in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient, we may be forced to reduce or delay capital expenditures, sell assets and/or seek additional capital or financings. Our ability to obtain financings will depend on the condition of the capital markets and our financial condition at such time. Any financings could be at high interest rates and may require us to comply with covenants, which could further restrict our business operations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such disposition may not be adequate to meet our obligations. We recognized cash flows from operating activities of $(47.9) million in the six months ended June 30, 2015, $32.8 million in 2014, $(20.3) million in 2013 and $23.6 million in 2012.

We are dependent on certain key personnel, the loss of which may adversely affect our financial condition or results of operations.

HC2 and its operating subsidiaries depend, and will continue to depend in the foreseeable future, on the services of HC2’s and our operating subsidiary teams, in particular, our Chief Executive Officer, Philip Falcone, and other key personnel, which may consist of a relatively small number of individuals that possess sales, marketing, engineering, financial, technical and other skills that are critical to the operation of our businesses. The executive management teams that lead our subsidiaries are also highly experienced and possess extensive skills in their relevant industries. The ability to retain officers and key senior employees is important to our success and future growth. Competition for these professionals can be intense, and we may not be able to retain and motivate our existing management and key personnel, and continue to compensate such individuals competitively. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on the financial condition or results of operations of our businesses, and could hinder the ability of such businesses to effectively compete in the various industries in which we operate.

Because we face significant competition for acquisition and business opportunities, including from numerous companies with a business plan similar to ours, it may be difficult for us to fully execute our business strategy. Additionally, our subsidiaries also operate in highly competitive industries, limiting their ability to gain or maintain their positions in their respective industries.

We expect to encounter intense competition for acquisition and business opportunities from both strategic investors and other entities having a business objective similar to ours, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may intend to acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. We may need to obtain additional financing in order to consummate future acquisitions and investment opportunities and cannot assure you that any additional financing will be available to us on acceptable terms, or at all. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Furthermore, our subsidiaries also face competition from both traditional and new market entrants that may adversely affect them as well, as discussed below in the risk factors related to Schuff, GMSL and our ICS operations.

Future acquisitions or business opportunities could involve unknown risks that could harm our business and adversely affect our financial condition and results of operations.

We are a diversified holding company that owns interests in a number of different businesses. We have in the past, and may in the future, acquire businesses or make investments, directly or indirectly through our subsidiaries, that involve unknown risks, some of which will be particular to the industry in which the investment or acquisition targets operate, including risks in industries with which we are not familiar or experienced. Although we intend to conduct appropriate business, financial and legal due diligence in connection with the evaluation of future investment or acquisition opportunities, there can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us. We may be unable to adequately address the financial, legal and operational risks raised by such investments or acquisitions, especially if we are unfamiliar with the relevant industry. The realization of any unknown risks could expose us to unanticipated costs and liabilities and prevent or limit us from realizing the projected benefits of the investments or acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition, results of operations and the ability to service our debt may be adversely impacted depending on the specific risks applicable to any business we invest in or acquire and our ability to address those risks.

We will increase our size in the future, and may experience difficulties in managing growth.

We have adopted a business strategy that contemplates that we will expand our operations, including in connection with or in anticipation of the Insurance Companies Acquisitions, any future acquisitions or other business opportunities, and as a result we are required to increase our level of corporate functions, which may include hiring additional personnel to perform such functions and enhancing our information technology systems. Any future growth may increase our corporate operating costs and expenses and impose significant added responsibilities on members of our management, including the need to identify, recruit, maintain and integrate additional employees and implement enhanced informational technology systems. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

We may not be able to fully utilize our net operating loss and other tax carryforwards.

Our ability to utilize our net operating loss (“NOL”) and other tax carryforward amounts to reduce taxable income in future years may be limited for various reasons, including if future taxable income is insufficient to recognize the full benefit of such NOL carryforward amounts prior to their expiration. Additionally, our ability to fully utilize these U.S. tax assets can also be adversely affected by “ownership changes” within the meaning of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change is generally defined as a greater than 50% increase in equity ownership by “5% shareholders” (as that term is defined for purposes of Sections 382 and 383 of the Code) in any three year period.

In 2014, substantial acquisitions of our common stock were reported by new beneficial owners on Schedule 13D filings made with the SEC and we issued shares of our Preferred Stock, which are convertible into a substantial number of shares of our common stock. During the second quarter of 2014, we completed a Section 382 review. The conclusions of this review indicated that an ownership change had occurred as of May 29, 2014. Our annual Section 382 base limit following the ownership change is estimated to be $2.2 million per year. As of December 31, 2014, we had a U.S. NOL carryforward in the amount of $61.1 million.

We currently expect the sale of our common stock in this offering to trigger another ownership change, imposing an additional limitation on the use of our NOL carryforward amounts. While this ownership change may impact the timing of our ability to use these losses, we currently do not expect this additional limitation to further reduce the total amount of NOL carryforward amounts. However, there can be no assurance because our annual Section 382 base limit will ultimately depend on the value of our equity as determined for these purposes immediately prior to the ownership change.

We may not be able to attract additional skilled personnel.

We may not be able to attract new personnel, including management and technical and sales personnel, necessary for future growth or to replace lost personnel. In particular, the activities of some of our operating subsidiaries, such as GMSL and the Insurance Companies we are acquiring, require personnel with highly specialized skills. Competition for the best personnel in our businesses can be intense. Our financial condition and results of operations could be materially adversely affected if we are unable to attract qualified personnel.

Our officers, directors, stockholders and their respective affiliates may have a pecuniary interest in certain transactions in which we are involved, and may also compete with us.

While we have adopted a code of ethics applicable to our officers and directors reasonably designed to promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, we have neither adopted a policy that expressly prohibits our directors, officers, stockholders or affiliates from having a direct or indirect pecuniary interest in any transaction to which we are a party or in which we have an interest nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. We have in the past engaged in transactions in which such persons have an interest and, subject to the terms of any applicable covenants in financing arrangements or other agreements we may enter into from time to time, may in the future enter into additional transactions in which such persons have an interest. In addition, such parties may have an interest in certain transactions such as strategic partnerships or joint ventures in which we are involved, and may also compete with us.

In the course of their other business activities, certain of our current and future directors and officers may become aware of business and acquisition opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Such directors and officers may therefore not present otherwise attractive business or acquisition opportunities to us.

Certain of our current and future directors and officers may become aware of business and acquisition opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to those directors’ and officers’ affiliations with other entities, they may have obligations to present potential business and acquisition opportunities to those entities, which could cause conflicts of interest. Moreover, in accordance with Delaware law, our certificate of incorporation contains a provision that renounces our expectation to certain corporate opportunities that are presented to our current and future directors that serve in capacities with other entities. Accordingly, our directors and officers may not present otherwise attractive business or acquisition opportunities to us.

We may suffer adverse consequences if we are deemed an investment company and we may incur significant costs to avoid investment company status.

We have not held, and do not hold, ourselves out as an investment company and do not believe we are an investment company under the Investment Company Act of 1940. If the SEC or a court were to disagree with us, we could be required to register as an investment company. This would subject us to disclosure and accounting rules geared toward investment, rather than operating, companies; limiting our ability to borrow money, issue options, issue multiple classes of stock and debt, and engage in transactions with affiliates; and requiring us to undertake significant costs and expenses to meet the disclosure and regulatory requirements to which we would be subject as a registered investment company.

We are subject to litigation in respect of which we are unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our financial condition and results of operations.

We are currently, and may become in the future, party to legal proceedings that are considered to be either ordinary or routine litigation incidental to our current or prior businesses or not material to our financial position or results of operations. We also are currently, or may become in the future, party to legal proceedings with the potential to be material to our financial position or results of operations. There can be no assurance that we will prevail in any litigation in which we may become involved, or that our insurance coverage will be adequate to cover any potential losses. To the extent that we sustain losses from any pending litigation which are not reserved or otherwise provided for or insured against, our business, results of operations, cash flows and/or financial condition could be materially adversely affected.

See Item 3, “Legal Proceedings” and Item 10, “Commitments and Contingencies” in our 10-K filed March 16, 2015, which are incorporated by reference in this prospectus supplement and accompany prospectus, and “Prospectus Supplement Summary—Recent developments—Legal matters—Legal matters, commitments and contingencies.”

Further deterioration of global economic conditions could adversely affect our business.

The global economy and capital and credit markets have experienced exceptional turmoil and upheaval over the past several years. Many major economies worldwide entered significant economic recessions beginning in 2007 and continue to experience economic weakness, with the potential for another economic downturn to occur. Ongoing concerns about the systemic impact of potential long-term and widespread recession and potentially prolonged economic recovery, volatile energy costs, geopolitical issues, the availability, cost and terms of credit, consumer and business confidence and demand, and substantially increased unemployment rates have all contributed to increased market volatility and diminished expectations for many established and emerging economies, including those in which we operate. These general economic conditions could have a material adverse effect on our cash flow from operations, results of operations and overall financial condition.

The availability, cost and terms of credit also have been and may continue to be adversely affected by illiquid markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers over the past several years, and a corresponding slowdown in global infrastructure spending. Continued uncertainty in the U.S. and international markets and economies and prolonged stagnation in business and consumer spending may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our customers, including our ability to access capital markets and obtain capital lease financing to meet liquidity needs.

Fluctuations in the exchange rate of the U.S. dollar and in foreign currencies may adversely impact our results of operations and financial condition.

We conduct various operations outside the United States, primarily in the United Kingdom. As a result, we face exposure to movements in currency exchange rates. These exposures include but are not limited to:

■	re-measurement gains and losses from changes in the value of foreign denominated assets and liabilities;
■	translation gains and losses on foreign subsidiary financial results that are translated into U.S. dollars, our functional currency, upon consolidation; and
■	planning risk related to changes in exchange rates between the time we prepare our annual and quarterly forecasts and when actual results occur.

Depending on the size of the exposures and the relative movements of exchange rates, if we choose to hedge or fail to hedge effectively our exposure, we could experience a material adverse effect on results of operations and financial condition. As we have seen in some recent periods, in the event of volatility in exchange rates, these exposures can increase, and the impact on our results of operations and financial condition can be more pronounced. In addition, the current environment and the increasingly global nature of our business have made hedging these exposures more complex and costly.

We are subject to risks associated with our international operations.

We operate in international markets, and may in the future consummate additional investments in or acquisitions of foreign businesses. Our international operations are subject to a number of risks, including:

■	political conditions and events, including embargo;
■	restrictive actions by U.S. and foreign governments;
■	the imposition of withholding or other taxes on foreign income, tariffs or restrictions on foreign trade and investment;
■	adverse tax consequences;
■	limitations on repatriation of earnings;
■	currency exchange controls and import/export quotas;

■	nationalization, expropriation, asset seizure, blockades and blacklisting;
■	limitations in the availability, amount or terms of insurance coverage;
■	loss of contract rights and inability to adequately enforce contracts;
■	political instability, war and civil disturbances or other risks that may limit or disrupt markets, such as terrorist attacks, piracy and kidnapping;
■	outbreaks of pandemic diseases or fear of such outbreaks;
■	fluctuations in currency exchange rates, hard currency shortages and controls on currency exchange that affect demand for our services and our profitability;
■	potential noncompliance with a wide variety of anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and similar non-U.S. laws and regulations, including the U.K. Bribery Act 2010 (the “Bribery Act”);
■	labor strikes;
■	changes in general economic and political conditions;
■	adverse changes in foreign laws or regulatory requirements; and
■	different liability standards and legal systems that may be less developed and less predictable than those in the United States.

If we are unable to adequately address these risks, we could lose our ability to operate in certain international markets and our business, financial condition or results of operations could be materially adversely affected.

The U.S. Departments of Justice, Commerce, Treasury and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of export controls, the FCPA, and other federal statutes, sanctions and regulations, including those established by the Office of Foreign Assets Control (“OFAC”) and, increasingly, similar or more restrictive foreign laws, rules and regulations. By virtue of these laws and regulations, and under laws and regulations in other jurisdictions, including the European Union and the United Kingdom, we may be obliged to limit our business activities, we may incur costs for compliance programs and we may be subject to enforcement actions or penalties for noncompliance.

In recent years, U.S. and foreign governments have increased their oversight and enforcement activities with respect to these laws and we expect the relevant agencies to continue to increase these activities. A violation of these laws, sanctions or regulations could materially adversely affect our business, financial condition or results of operations.

The Company has compliance policies in place for its employees with respect to FCPA, OFAC and similar laws. Our subsidiaries also have relevant compliance policies in place for their employees, which are tailored to their operations. However, there can be no assurance that our employees, consultants or agents, or those of our subsidiaries or investees, will not engage in conduct for which we may be held responsible. Violations of the FCPA, the Bribery Act, the rules and regulations established by OFAC and other laws, sanctions or regulations may result in severe criminal or civil penalties, and we may be subject to other liabilities, which could materially adversely affect our business, financial condition or results of operations.

We have identified a material weakness in our internal control over financial reporting related to the preparation and review of our income tax provisions and related accounts, which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. As disclosed in Item 9A, “Management’s Report on Internal Control Over Financial Reporting,” in our 10-K filed March 16, 2015 incorporated by reference in this prospectus supplement and accompanying prospectus, management identified a material weakness in our internal control over financial reporting related to the accounting for income taxes, including the income tax provision and related tax assets and liabilities which resulted in a net non-cash adjustment of approximately $4 million to our internal tax provision calculation. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2014. The assessment was based on criteria established in Internal Control — Integrated Framework 1992 issued by the Committee of Sponsoring Organizations of the Treadway Commission. We have discussed the identified control deficiency in our financial reporting and the remediation of such deficiency with the audit committee of our board of directors and will continue to do so as necessary. We have implemented a remediation plan, which began in the first quarter of 2015, to address this material weakness. The remediation plan includes utilizing a third party firm to develop and implement processes and procedures surrounding our tax function to ensure accuracy in our financial reporting related to our accounting for income taxes. If the new controls we implemented to address the material weakness and to strengthen our overall internal control over accounting for income taxes are not designed or do not operate effectively, it may result in untimely or inaccurate reporting of our financial condition or results of operations. Although we continually review and evaluate internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting. Any such additional weakness or failure to maintain the controls implemented to remediate the previously identified material weakness could adversely affect our ability to comply with applicable financial reporting requirements and the requirements of our financing arrangements, which could adversely affect our financial condition. The material weakness does not have any impact on previously issued financial statements and management believes the current balance sheet, statement of operations and statement of cash flows are accurate.

We may be required to expend substantial sums in order to bring Schuff and GMSL, as well as other companies we have acquired or may acquire in the future, into compliance with the various reporting requirements applicable to public companies and/or to prepare required financial statements, and such efforts may harm our operating results or be unsuccessful altogether.

Prior to our acquisitions of Schuff and GMSL, such companies were not subject to many of the requirements applicable to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, (the “Sarbanes-Oxley Act”), which requires that Schuff and GMSL evaluate and report on their system of internal controls. We will need to evaluate and integrate the system of internal controls for Schuff and GMSL. We did not conduct a formal evaluation of Schuff and GMSL’s internal controls over financial reporting prior to our acquisition of those companies. Moreover, as disclosed under Item 9A, “Management’s Report on Internal Control Over Financial Reporting,” as included in our 10-K filed March 16, 2015 incorporated by reference in this prospectus supplement and accompanying prospectus, in accordance with SEC rules, we have excluded from management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2014 the internal controls over financial reporting of businesses that we acquired in 2014, including Schuff and GMSL. If we discover any material weaknesses in internal control over financial reporting in companies we acquire, including Schuff and GMSL, as we continue to assess such controls we may be required to hire additional staff and incur substantial legal and accounting costs to address such inadequacies. Moreover, we cannot be certain that our remedial measures will be effective. Any failure to implement required or improved controls, or difficulties encountered in their implementation, could harm our operating results or increase its risk of material weaknesses in internal controls, in addition to the risks described under “We have identified a material weakness in our internal control over financial reporting related to the preparation and review of our income tax provisions and related accounts, which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner.”

We face certain risks associated with the acquisition or disposition of businesses and lack of control over investments in associates.

In pursuing our corporate strategy, we may acquire or dispose of or exit businesses or reorganize existing investments. The success of this strategy is dependent upon our ability to identify appropriate opportunities, negotiate transactions on favorable terms and ultimately complete such transactions.

We may face delays in completing acquisitions, including in acquiring full ownership of our operating companies. For example, while we intend to complete the short form merger of Schuff, the timing of such merger is uncertain and we cannot assure you that we will complete such merger in the near term or at all.

Once we complete acquisitions or reorganizations there can be no assurance that we will realize the anticipated benefits of any transaction, including revenue growth, operational efficiencies or expected synergies. For example, if we fail to recognize some or all of the strategic benefits and synergies expected from a transaction, goodwill and intangible assets may be impaired in future periods. The negotiations associated with the acquisition and disposition of businesses could also disrupt our ongoing business, distract management and employees or increase our expenses.

In addition, we may not be able to integrate acquisitions successfully, including Schuff and GMSL, and we could incur or assume unknown or unanticipated liabilities or contingencies, which may impact our results of operations. If we dispose of or otherwise exit certain businesses, there can be no assurance that we will not incur certain disposition related charges, or that we will be able to reduce overhead related to the divested assets.

In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

■	the difficulty of integrating acquired products, services or operations;
■	difficulties in maintaining uniform standards, controls, procedures and policies;
■	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;
■	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities; and
■	the effect of and potential expenses under the labor, environmental and other laws and regulations of various jurisdictions to which the business acquired is subject.

We also own an interest in a number of entities, such as Novatel, over which we do not exercise or have only limited management control and we are therefore unable to direct or manage the business to realize the anticipated benefits that we can achieve through full integration.

We have incurred substantial costs in connection with our prior acquisitions and expect to incur substantial costs in connection with any other transaction we complete in the future (including the Insurance Companies Acquisitions), which may increase our indebtedness or reduce the amount of our available cash and could adversely affect our financial condition, results of operations and liquidity.

We have incurred substantial costs in connection with our prior acquisitions and expect to incur substantial costs in connection with the Insurance Companies Acquisitions and any other transactions we complete in the future. These costs may increase our indebtedness or reduce the amount of cash otherwise available to us for acquisitions, business opportunities and other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may continue to incur additional material charges reflecting additional costs associated with our investments and the integration of our acquisitions, including our acquisition of Schuff and GMSL, in fiscal quarters subsequent to the quarter in which such investments and acquisitions were consummated.

We could consume resources in researching acquisitions, business opportunities or financings and capital market transactions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or invest in another business.

We anticipate that the investigation of each specific acquisition or business opportunity and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments with respect to such transaction will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific acquisition, business opportunity or financing and capital market transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific acquisition, investment target or financing, we may fail to consummate the investment or acquisition for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our ability to consummate other acquisitions and investments.

Our participation in current or any future joint investment could be adversely affected by our lack of sole decision-making authority, our reliance on a partner’s financial condition and disputes between us and the relevant partners.

We have, indirectly through our subsidiaries, formed joint ventures, and may in the future engage in similar joint ventures with third parties. For example, Schuff has formed the Schuff Hopsa Engineering, Inc. joint venture located in Panama, and GMSL operates various joint ventures outside of the United States. In such circumstances, we may not be in a position to exercise significant decision-making authority if we do not own a substantial majority of the equity interests of such joint venture or otherwise have contractual rights entitling us to exercise such authority. These ventures may involve risks not present were a third party not involved, including the possibility that partners might become insolvent or fail to fund their share of required capital contributions. In addition, partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Disputes between us and partners may result in litigation or arbitration that would increase our costs and expenses and divert a substantial amount of management’s time and effort away from our businesses. We may also, in certain circumstances, be liable for the actions of our third-party partners.

There may be tax consequences associated with our acquisition, investment, holding and disposition of target companies and assets.

We may incur significant taxes in connection with effecting acquisitions of or investments in, holding, receiving payments from, operating or disposing of target companies and assets. Our decision to make a particular acquisition, sell a particular asset or increase or decrease a particular investment may be based on considerations other than the timing and amount of taxes owed as a result thereof.

We rely on information systems to conduct our businesses, and failure to protect these systems against security breaches and otherwise maintain such systems in working order could have a material adverse effect on our results of operations, cash flows or financial condition.

The efficient operation of our businesses is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches, and we rely on industry-accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any other reason could disrupt our businesses and result in decreased performance and increased costs, causing our results of operations, cash flows or financial condition to suffer.

We rely on trademark, copyright, trade secret, contractual restrictions and patent rights to protect our intellectual property and proprietary rights and if these rights are impaired, then our ability to generate revenue and our competitive position may be harmed.

If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expense. Any of our trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. While we have some U.S. patents and pending U.S. patent applications, we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, our existing patents and any patents issued in the future may not provide us with competitive advantages, or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our service is available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. In addition, some of our operating subsidiaries may use trademarks which have not be registered and may be more difficult to protect.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

Our operations could be impacted by events outside of our control.

In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, a computer virus, a terrorist attack or war, our operations may be suspended or our computer systems may be inaccessible to our employees, customers, or business partners for an extended period of time. Even if our employees are able to report to work, they may be unable to perform their duties for an extended period of time if our facilities, data or systems are disabled or destroyed.

Risks Related to the Insurance Companies Acquisition and the CIG business

The Insurance Companies Acquisitions are expected to close in the fourth quarter of 2015, at which time the Insurance Companies will become part of our subsidiary, Continental Insurance Group Ltd., and we will establish a new business segment, CIG. The risk factors below relate to the CIG business and the Insurance Company Acquisitions.

We may not consummate our pending acquisition of United Teacher Associates Insurance Company and Continental General Insurance Company.

In April 2015, pursuant to the terms of a stock purchase agreement between us and the seller named therein (the “SPA”), we agreed to purchase all of the issued and outstanding shares of common stock of UTAIC, a Texas life insurance company, and CGIC, an Ohio life insurance company (together with UTAIC, the “Insurance Companies”), as well as all assets owned by the sellers or their affiliates that are used exclusively or primarily in the business of the Insurance Companies, subject to certain exceptions. The Insurance Companies are providers of long-term care and life insurance policies and annuity contracts.

The closing of the Insurance Companies Acquisitions is subject to the satisfaction or waiver of certain customary conditions set forth in the SPA, including the receipt of all governmental approvals required to consummate the transaction. The SPA also contains certain termination provisions, including the ability of either party to terminate the SPA if the closing shall not have occurred on or before October 31, 2015 (the “Outside Date”), unless such failure to close is the result of the terminating party’s breach of any of its representations, warranties or covenants, and provided that we may extend the Outside Date for up to sixty days to allow for the receipt of required governmental approvals. As all required approvals had not been obtained by October 29, 2015, we extended the Outside Date to December 31, 2015, with the reasonable belief that such approvals will be obtained in that time. We currently expect to close the transaction during the fourth quarter of 2015, subject to the receipt of required governmental approvals. If we fail to obtain the required governmental approvals, we may not be permitted to consummate the Insurance Companies Acquisitions.

The unaudited financial statements of the Insurance Companies as of and for the six months ended June 30, 2015 incorporated by reference into this prospectus supplement, which were used in the creation of the unaudited pro forma condensed combined balance sheet and statements of operations incorporated by reference into this prospectus supplement, have not been audited or reviewed by any independent accountants. Prior to consummating the acquisition of the Insurance Companies, we intend for the Insurance Companies’ independent auditors to be engaged to perform a review, in accordance with auditing standards generally accepted in the United States applicable to reviews of interim financial information, on their unaudited financial statements as of and for the nine months ended September 30, 2015. To the extent any representations and warranties made in such SPA, the accuracy of which are a condition to closing, are not accurate at the closing, subject to the limitations and provisions of the SPA, we would not be required to consummate the Insurance Companies Acquisitions, unless we elect to waive such failure.

If CIG is unable to retain, attract and motivate qualified employees, its results of operations and financial condition may be adversely impacted and CIG may incur additional costs to recruit replacement and additional personnel.

CIG is highly dependent on its senior management team and other key personnel for the operation and development of its business. CIG face intense competition in retaining and attracting key employees, including actuarial, finance, legal, risk, compliance and other professionals.

Following the closing of the Insurance Companies Acquisitions, the Insurance Companies will comprise the core of our new insurance business segment, CIG. As part of the Insurance Companies Acquisitions, CIG will retain key personnel which we believe are necessary for the success of the business. As we do not currently have substantial insurance company holdings, we also expect that CIG will add headcount as it fills out its platform to handle aspects of the business that will be, immediately after closing, under its transition services agreement with Great American Financial Resources, Inc. (“Great American”) and Continental General Corp. (“CGC”), the Sellers of the Insurance Companies (the “Transition Services Agreement”).

Because the insurance industry is highly regulated and requires specific skills, these arrangements are important to the continued operation of the Insurance Companies and the successful implementation of the Insurance Companies

Acquisitions. Services covered under the Transition Services Agreement include various support functions needed for the continuation of the business as CIG transitions to a fully standalone platform; such services include certain IT functions, investment management, finance and accounting.

Any failure to attract and retain key members of CIG’s management team or other key personnel going forward could have a material adverse effect on CIG’s business, financial condition and results of operations.

The amount of statutory capital that CIG’s insurance subsidiaries have and the amount of statutory capital that they must hold to maintain their financial strength and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of CIG’s control.

CIG’s insurance subsidiaries are subject to regulations that provide minimum capitalization requirements based on risk-based capital (“RBC”) formulas for life and health insurance companies. The RBC formula for life and health insurance companies establishes capital requirements relating to insurance, business, asset, interest rate, and certain other risks.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the following: the amount of statutory income or losses generated by CIG’s insurance subsidiaries (which are sensitive to equity market and credit market conditions), the amount of additional capital CIG’s insurance subsidiaries must hold to support business growth, changes in reserve requirements applicable to CIG’s insurance subsidiaries, CIG’s ability to secure capital market solutions to provide reserve relief, changes in equity market levels, the value of certain fixed-income and equity securities in its investment portfolio, the credit ratings of investments held in its portfolio, changes in interest rates, credit market volatility, changes in consumer behavior, as well as changes to the National Association of Insurance Commissioners’ (“NAIC”) RBC formula. Most of these factors are outside of CIG’s control. The financial strength and credit ratings of CIG’s insurance subsidiaries are significantly influenced by their statutory surplus amounts and capital adequacy ratios. In addition, rating agencies may downgrade the investments held in CIG’s portfolio, which could result in a reduction of CIG’s capital and surplus and/or its RBC ratio.

CIG’s results and financial condition may be negatively affected should actual performance differ from management’s assumptions and estimates.

CIG makes certain assumptions and estimates regarding mortality, morbidity (i.e., frequency and severity of claims, including claim termination rates and benefit utilization rates), health care experience (including type of care and cost of care), persistency (i.e., the probability that a policy or contract will remain in-force from one period to the next), future premium increases, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results. The long-term profitability of CIG’s insurance products depends upon how CIG’s actual experience compares with its pricing and valuation assumptions. For example, if morbidity rates are higher than underlying pricing assumptions, CIG could be required to make greater payments under its long-term care insurance policies than currently projected, and such amounts could be significant. Likewise, if mortality rates are lower than CIG’s pricing assumptions, CIG could be required to make greater payments and thus establish additional reserves under both its long-term care insurance policies and annuity contracts and such amounts could be significant. Conversely, if mortality rates are higher than CIG’s pricing and valuation assumptions, CIG could be required to make greater payments under its life insurance policies than currently projected.

The above-described assumptions and estimates incorporate assumptions about many factors, none of which can be predicted with certainty. CIG’s actual experiences, as well as changes in estimates, are used to prepare CIG’s consolidated statements of operations. To the extent CIG’s actual experience and changes in estimates differ from original estimates, CIG’s business, operations and financial condition may be materially adversely affected.

The calculations CIG uses to estimate various components of its balance sheet and consolidated statements of operations are necessarily complex and involve analyzing and interpreting large quantities of data. CIG currently employs various techniques for such calculations including engaging third party studies and from time to time it will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates. However, assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revisions over time. Accordingly, CIG’s results may be adversely affected from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

If CIG’s reserves for future policy claims are inadequate as a result of deviations from management’s assumptions and estimates or other reasons, CIG may be required to increase reserves, which could have a material adverse effect on its results of operations and financial condition.

CIG calculates and maintains reserves for estimated future payments of claims to policyholders and contractholders in accordance with U.S. GAAP and statutory accounting practices. These reserves are released as those future obligations are paid, experience changes or policies lapse. The reserves reflect estimates and actuarial assumptions with regard to future experience. These estimates and actuarial assumptions involve the exercise of significant judgment. CIG’s future financial results depend significantly on the extent to which actual future experience is consistent with the assumptions and methodologies used in pricing CIG’s insurance products and calculating reserves. Small changes in assumptions or small deviations of actual experience from assumptions can have material impacts on reserves, results of operations and financial condition. Because these factors are not known in advance and have the potential to change over time, they are difficult to accurately predict and are inherently uncertain, CIG cannot determine with precision the ultimate amounts it will pay for actual claims or the timing of those payments. In addition, CIG includes assumptions for anticipated (but not yet filed) future premium rate increases in its determination of loss recognition testing of long-term care insurance reserves under U.S. GAAP and asset adequacy testing of statutory long-term care insurance reserves. CIG may not be able to realize these anticipated results in the future as a result of its inability to obtain required regulatory approvals or other factors. In this event, CIG would have to increase its long-term care insurance reserves by amounts that could be material. Moreover, CIG may not be able to mitigate the impact of unexpected adverse experience by increasing premiums and/or other charges to policyholders (when it has the right to do so) or alternatively by reducing benefits.

The risk that CIG’s claims experience may differ significantly from its pricing assumptions is significant for its long-term care insurance products. Long-term care insurance policies provide for long-duration coverage and, therefore, actual claims experience will emerge over many years after pricing and locked-in valuation assumptions have been established. For example, changes in the economy, socio-demographics, behavioral trends (e.g., location of care and level of benefit use) and medical advances, among other factors, may have a material adverse impact on future loss trends. Moreover, long-term care insurance does not have the extensive claims experience history of life insurance, and as a result, CIG’s ability to forecast future claim costs for long-term care insurance is more limited than for life insurance.

For long-duration contracts (such as long-term care policies), loss recognition occurs when, based on current expectations as of the measurement date, the existing contract liabilities plus the present value of future premiums (including reasonably expected rate increases), are not expected to cover the present value of future claims payments, related settlement and maintenance costs, and unamortized acquisition costs. CIG regularly reviews its reserves and associated assumptions as part of its ongoing assessment of business performance and risks. If CIG concludes that its reserves are insufficient to cover actual or expected policy and contract benefits and claim payments as a result of changes in experience, assumptions or otherwise, CIG would be required to increase its reserves and incur charges in the period in which such determination is made. The amounts of such increases may be significant and this could materially adversely affect CIG’s results of operations and financial condition and may require additional capital in CIG’s businesses.

Insurers that have issued or reinsured long-term care insurance policies have recognized, and may recognize in the future, substantial losses in order to strengthen reserves for liabilities to policyholders in respect of such policies. Such losses may be due to the effect of changes in assumptions of future investment yields, changes in claims, expense, persistency assumptions or other factors. CIG is subject to similar risks that adverse changes in any of its reserve assumptions in future periods could result in additional loss recognition in respect of its business.

CIG’s inability to increase premiums on in-force long-term care insurance policies by sufficient amounts or in a timely manner may adversely affect CIG’s results of operations and financial condition.

The success of CIG’s strategy for its run-off long-term care insurance business assumes CIG’s ability to obtain significant price increases, as warranted and actuarially justified based on its experience on its in-force block of long-term care insurance policies. The adequacy of CIG’s current long-term care insurance reserves also depends significantly on this assumption and CIG’s ability to successfully execute its in-force management plan through increased premiums as anticipated.

Although the terms of CIG’s long-term care insurance policies permit CIG to increase premiums during the premium-paying period, these increases generally require regulatory approval, which often have long lead times to obtain and may not be obtained in all relevant jurisdictions or for the full amounts requested. In addition, some states are considering adopting long-term care insurance rate increase legislation, which would further limit increases in long-term care insurance premium rates, beyond the rate stability legislation previously adopted in certain states. Such long-term care insurance rate increase legislation would adversely impact CIG’s ability to achieve anticipated rate increases. CIG can neither predict how policyholders, competitors and regulators may react to any rate increases; nor, whether regulators will approve regulated rate increases. If CIG is not able to increase rates to the extent it currently anticipates, CIG may be required to establish additional reserves and make greater payments under long-term care insurance policies than it currently projects.

CIG is highly regulated and subject to numerous legal restrictions and regulations.

CIG conducts its business throughout the United States, excluding New York state, and is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative, and in some instances discretionary, authority with respect to many aspects of CIG’s business, which may include, among other things, premium rates and increases thereto, privacy, claims denial practices, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than shareowners. At any given time, a number of financial and/or market conduct examinations of CIG and its insurance subsidiaries may be ongoing. From time to time, regulators raise issues during examinations or audits of CIG and its insurance subsidiaries that could, if determined adversely, have a material impact on CIG.

Under insurance guaranty fund laws in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. CIG cannot predict the amount or timing of any such future assessments.

Although CIG’s business is subject to regulation in each state in which it conducts business, in many instances the state regulatory models emanate from the NAIC. State insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer and at the expense of the insurer and, thus, could have a material adverse effect on CIG’s business, operations and financial condition.

CIG is also subject to the risk that compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. There is further risk that any particular regulator’s interpretation of a legal or accounting issue may change over time to CIG’s detriment, or that changes to the overall legal or market environment, even absent any change of interpretation by a particular regulator, may cause CIG to change its views regarding the actions it should take from a legal risk management perspective, which could necessitate changes to CIG’s practices that may, in some cases, limit its ability to grow and improve profitability.

Some of the NAIC pronouncements, particularly as they affect accounting issues, take effect automatically in the various states without affirmative action by the states. Statutes, regulations, and interpretations may be applied with retroactive impact, particularly in areas such as accounting and reserve requirements.

At the federal level, bills are routinely introduced in both chambers of the U.S. Congress which could affect life insurers. In the past, Congress has considered legislation that would impact insurance companies in numerous ways, such as providing for an optional federal charter for insurance companies or a federal presence in insurance regulation, pre-empting state law in certain respects regarding the regulation of reinsurance, increasing federal oversight in areas such as consumer protection and solvency regulation, and other matters. CIG cannot predict whether, or in what form, reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect CIG or whether these effects will be material.

Other types of regulation that could affect CIG include insurance company investment laws and regulations, state statutory accounting practices, antitrust laws, minimum solvency requirements, federal privacy laws, insurable interest laws, federal anti-money laundering and anti-terrorism laws. CIG cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on CIG if enacted into law.

CIG’s reinsurers could fail to meet assumed obligations or be subject to adverse developments that could materially adversely affect CIG’s business, financial condition and results of operations.

CIG, through its insurance subsidiaries, cedes material amounts of insurance and transfers related assets and certain liabilities to other insurance companies through reinsurance. However, notwithstanding the transfer of related assets and certain liabilities, CIG remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations it has assumed. Accordingly, CIG bears credit risk with respect to its reinsurers. CIG, through reinsurance to its insurance subsidiaries, currently faces material reinsurance obligations to Loyal American Life Insurance Company (“Loyal”) (rated A- by A.M. Best) and Hannover Life Reassurance Company (“Hannover”) (rated A+ by A.M. Best). The failure, insolvency, inability or unwillingness of a reinsurer, including Loyal or Hannover, to pay under the terms of its reinsurance agreement with CIG could materially adversely affect CIG’s business, financial condition and results of operations.

Reinsurers are currently facing many challenges regarding illiquid credit or capital markets, investment downgrades, rating agency downgrades, deterioration of general economic conditions and other factors negatively impacting the financial services industry generally. If such events cause a reinsurer to fail to meet its obligations, CIG’s business, financial condition and results of operations could be materially adversely affected.

CIG’s financial condition or results of operations could be adversely impacted if its assumptions regarding the fair value and future performance of its investments differ from actual experience.

CIG makes assumptions regarding the fair value and expected future performance of its investments. For example, CIG expects that its investments in residential and commercial mortgage-backed securities will continue to perform in accordance with their contractual terms, based on assumptions that CIG believes are industry standard and those that a reasonable market participant would use in determining the current fair value and the performance of the underlying assets. It is possible that the underlying collateral of these investments will perform more poorly than current market expectations and that such reduced performance may lead to adverse changes in the cash flows on CIG’s holdings of these types of securities. This could lead to potential future other-than-temporary impairments within CIG’s portfolio of mortgage-backed and asset-backed securities.

In addition, expectations that CIG’s investments in corporate securities and/or debt obligations will continue to perform in accordance with their contractual terms are based on evidence gathered through its normal credit surveillance process. It is possible that issuers of the corporate securities in which CIG has invested will perform more poorly than current expectations. Such events may lead CIG to recognize potential future other-than-temporary impairments within its portfolio of corporate securities. It is also possible that such unanticipated events would lead CIG to dispose of certain of those holdings and recognize the effects of any market movements in its financial statements. Furthermore, actual values may differ from CIG’s assumptions. Such events could result in a material change in the value of CIG’s investments, business, operations and financial condition.

Interest rate fluctuations and withdrawal demands in excess of assumptions could negatively affect CIG’s business, financial condition and results of operations.

CIG’s business is sensitive to interest rate fluctuations, volatility and the low interest rate environment. For the past several years interest rates have trended downwards to historically low levels. In order to meet policy and contractual obligations, CIG must earn a sufficient return on invested assets. A prolonged period of historically low rates or significant changes in interest rates could expose CIG to the risk of not achieving sufficient return on invested assets by not achieving anticipated interest earnings, or of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Additionally, a prolonged period of low interest rates in the future may lengthen liability maturity, thus increasing the need for a re-investment of assets at yields that are below the amounts required to support guarantee features of outstanding contracts.

Both rising and declining interest rates can negatively affect CIG’s interest earnings and spread income (the difference between the returns CIG earns on its investments and the amounts that it must credit to policyholders and contractholders). While CIG develops and maintains asset liability management (“ALM”) programs and procedures designed to mitigate the effect on interest earnings and spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not materially adversely affect its business, financial condition and results of operations.

An extended period of declining interest rates or a prolonged period of low interest rates may cause CIG to change its long-term view of the interest rates that CIG can earn on its investments. Such a change would cause CIG to change the long-term interest rate that it assumes in its calculation of insurance assets and liabilities under U.S. GAAP. This revision would result in increased reserves and other unfavorable consequences. In addition, while the amount of statutory reserves is not directly affected by changes in interest rates, additional statutory reserves may be required as the result of an asset adequacy analysis, which is altered by rising or falling interest rates and widening credit spreads.

CIG is subject to financial disintermediation risks in rising interest rate environments.

CIG’s insurance subsidiaries offer certain products that allow policyholders to withdraw their funds under defined circumstances. In order to meet such funding obligations, CIG manages its liabilities and configure its investment portfolios so as to provide and maintain sufficient liquidity to support expected withdrawal demands and contract benefits and maturities. However, in order to provide necessary long-term returns, a certain portion of its assets are relatively illiquid. There can be no assurance that actual withdrawal demands will match its estimated withdrawal demands.

As interest rates increase, CIG is exposed to the risk of financial disintermediation through a potential increase in the number of withdrawals. Disintermediation risk refers to the risk that policyholders may surrender their contracts in a rising interest rate environment, requiring CIG to liquidate assets in an unrealized loss position. If CIG experiences unexpected withdrawal activity, whether as a result of financial strength downgrades or otherwise, it could exhaust its liquid assets and be forced to liquidate other assets, possibly at a loss or on other unfavorable terms, which could have a material adverse effect on CIG’s business, financial condition and results of operations.

Additionally, CIG may experience spread compression, and a loss of anticipated earnings, if credited interest rates are increased on renewing contracts in an effort to decrease or manage withdrawal activity.

CIG’s investments are subject to market, credit, legal, and regulatory risks that could be heightened during periods of extreme volatility or disruption in financial and credit markets.

CIG’s invested assets are subject to risks of credit defaults and changes in market values. Periods of extreme volatility or disruption in the financial and credit markets could increase these risks. Underlying factors relating to volatility affecting the financial and credit markets could lead to other-than-temporary impairments of assets in CIG’s investment portfolio.

The value of CIG’s mortgage-backed investments depends in part on the financial condition of the borrowers and tenants for the properties underlying those investments, as well as general and specific circumstances affecting the overall default rate.

Significant continued financial and credit market volatility, changes in interest rates, credit spreads, credit defaults, real estate values, market illiquidity, declines in equity prices, acts of corporate malfeasance, ratings downgrades of the issuers or guarantors of these investments, and declines in general economic conditions, either alone or in combination, could have a material adverse impact on CIG’s results of operations, financial condition, or cash flows through realized losses, other-than-temporary impairments, changes in unrealized loss positions, and increased demands on capital. In addition, market volatility can make it difficult for CIG to value certain of its assets, especially if trading becomes less frequent. Valuations may include assumptions or estimates that may have significant period-to-period changes that could have an adverse impact on CIG’s results of operations or financial condition.

Credit market volatility or disruption could adversely impact CIG’s investment portfolio.

Significant volatility or disruption in credit markets could have a material adverse effect on CIG’s investment portfolio, and, as a result, CIG’s business, financial condition and results of operations. Changes in interest rates and credit spreads could cause market price and cash flow variability in the fixed income instruments in CIG’s investment portfolio. Significant volatility and lack of liquidity in the credit markets could cause issuers of the fixed-income securities in CIG’s investment portfolio to default on either principal or interest payments on these securities. Additionally, market price valuations may not accurately reflect the underlying expected cash flows of securities within CIG’s investment portfolio.

Concentration of CIG’s investment portfolio in any particular economic sector or asset type may increase CIG’s exposure to risk if that area of concentration experiences events that cause underperformance.

CIG’s investment portfolio may be concentrated in areas, such as particular industries, groups of related industries, asset classes or geographic areas, that experience events that cause underperformance of the investments. While CIG seeks to mitigate this risk through portfolio diversification, if CIG’s investment portfolio is concentrated in any areas that experience negative events or developments, the impact of those negative events may have a disproportionate effect on CIG’s portfolio, which may have an adverse effect on the performance of the CIG’s investment portfolio.

CIG may be required to increase its valuation allowance against its deferred tax assets, which could materially adversely affect CIG’s capital position, business, operations and financial condition.

Deferred tax assets refer to assets that are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, in essence, represent future savings of taxes that would otherwise be paid in cash. The realization of the deferred tax assets is dependent upon the generation of sufficient future taxable income, including capital gains. If it is determined that the deferred tax assets cannot be realized, a deferred tax valuation allowance must be established, with a corresponding charge to net income.

If future events differ from CIG’s current forecasts, the valuation allowance may need to be increased from the current amount, which could have a material adverse effect on CIG’s capital position, business, operations and financial condition.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

CIG operates in an industry in which various practices are subject to scrutiny and potential litigation, including class actions. Civil jury verdicts have been returned against insurers and other financial services companies involving sales, underwriting practices, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, payment of sales or other contingent commissions, and other matters. Such lawsuits can result in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive or non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, financial services companies have made material settlement payments.

Companies in the financial services industry are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny.

The financial services industry, including insurance companies, is sometimes the target of law enforcement and regulatory investigations relating to the numerous laws and regulations that govern such companies. Some financial services companies have been the subject of law enforcement or other actions resulting from such investigations. Resulting publicity about one company may generate inquiries into or litigation against other financial services companies, even those who do not engage in the business lines or practices at issue in the original action. It is impossible to predict the outcome of such investigations or actions, whether they will expand into other areas not yet contemplated, whether they will result in changes in insurance regulation, whether activities currently thought to be lawful will be characterized as unlawful, or the impact, if any, of such scrutiny on the financial services and insurance industry or CIG.

CIG is dependent on the performance of others under the Transition Services Agreement and on an ongoing basis as part of its business.

CIG is dependent on the performance of third parties as part of its business. In the near term, CIG will depend on Great American and CGC, under the Transition Services Agreement, for the performance of certain transitional services and administrative services with respect to the life insurance, annuity and long-term care business of CIG’s insurance subsidiaries.

In addition, various other third parties provide services to CIG or are otherwise involved in CIG’s business operations, on an ongoing basis. For example, CIG’s operations are dependent on various technologies, some of which are provided and/or maintained by certain key outsourcing partners and other parties.

Any failure by any of Great American, CGC or such other third party providers to provide such services, could have a material adverse effect on CIG’s business or financial results.

CIG also depends on other parties that may default on their obligations to CIG due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud, or other reasons. Such defaults could have a material adverse effect on CIG’s financial condition and results of operations. In addition, certain of these other parties may act, or be deemed to act, on behalf of CIG or represent CIG in various capacities. Consequently, CIG may be held responsible for obligations that arise from the acts or omissions of these other parties.

If CIG does not maintain an effective outsourcing strategy or third-party providers do not perform as contracted, CIG may experience operational difficulties, increased costs and a loss of business that could have a material adverse effect on its results of operations. In addition, CIG’s reliance on third-party service providers that it does not control does not relieve CIG of its responsibilities and requirements. Any failure or negligence by such third-party service providers in carrying out their contractual duties may result in CIG becoming liable to parties who are harmed and may result in litigation. Any litigation relating to such matters could be costly, expensive and time-consuming, and the outcome of any such litigation may be uncertain. Moreover, any adverse publicity arising from such litigation, even if the litigation is not successful, could adversely affect the reputation and sales of CIG and its products.

The occurrence of computer viruses, network security breaches, cyber-attacks, data corruption, or other unanticipated events could affect the data processing systems of CIG or its business partners and could damage CIG’s business.

CIG retains confidential information in its computer systems, and relies on sophisticated commercial technologies to maintain the security of those systems. Despite CIG’s implementation of network security measures, its servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with its computer systems. Anyone who is able to circumvent CIG’s security measures and penetrate CIG’s computer systems could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, an increasing number of states require that customers be notified of unauthorized access, use, or disclosure of their information. Any compromise of the security of CIG’s computer systems that results in inappropriate access, use, or disclosure of personally identifiable customer information could damage CIG’s reputation in the marketplace, subject CIG to significant civil and criminal liability, and require CIG to incur significant technical, legal, and other expenses.

CIG’s insurance subsidiaries’ ability to grow depends in large part upon the continued availability of capital.

CIG’s long-term strategic capital requirements will depend on many factors, including acquisition activity, CIG’s ability to manage the run-off of in-force insurance business, CIG’s accumulated statutory earnings and the relationship between the statutory capital and surplus of CIG’s insurance subsidiaries and various elements of required capital. To support its capital requirements and/or finance future acquisitions, CIG may need to increase or maintain statutory capital and surplus through financings, which could include debt or equity financing arrangements and/or other surplus relief transactions. Adverse market conditions have affected and continue to affect the availability and cost of capital from external sources. We are not obligated to, and may choose not to or be unable to, provide financing or make any future capital contribution to CIG’s insurance subsidiaries, apart from those required by the terms of the Insurance Companies Acquisitions. Consequently, financing, if available at all, may be available only on terms that are not favorable to CIG.

New accounting rules, changes to existing accounting rules, or the grant of permitted accounting practices to competitors could negatively impact CIG.

CIG is required to comply with US GAAP. A number of organizations are instrumental in the development and interpretation of US GAAP such as the SEC, the Financial Accounting Standards Board, and the American Institute of Certified Public Accountants. US GAAP is subject to constant review by these organizations and others in an effort to address emerging accounting rules and issue interpretative accounting guidance on a continual basis. CIG can give no assurance that future changes to US GAAP will not have a negative impact on CIG.

The application of US GAAP to insurance businesses and investment portfolios, like CIGs, involves a significant level of complexity and requires a number of factors and judgments. US GAAP includes the requirement to carry certain investments and insurance liabilities at fair value. These fair values are sensitive to various factors including, but not limited to, interest rate movements, credit spreads, and various other factors. Because of this, changes in these fair values may cause increased levels of volatility in CIG’s financial statements.

In addition, CIG’s insurance subsidiaries are required to comply with statutory accounting principles (“SAP”). SAP and various components of SAP (such as actuarial reserving methodology) are subject to ongoing review by the NAIC and its task forces and committees as well as state insurance departments in an effort to address emerging issues and otherwise improve financial reporting. Various proposals are currently or have previously been pending before committees and task forces of the NAIC, some of which, if enacted, would negatively affect CIG. The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. CIG cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect CIG. In addition, the NAIC Accounting Practices and Procedures manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP by granting them permitted accounting practices. CIG cannot predict whether or when the insurance departments of the states of domicile of its competitors may permit them to utilize advantageous accounting practices that depart from SAP, the use of which is not permitted by the insurance departments of the states of domicile of CIG and its insurance subsidiaries. With respect to regulations and guidelines, states sometimes defer to the interpretation of the insurance department of the state of domicile. Neither the action of the domiciliary state nor action of the NAIC is binding on a state. Accordingly, a state could choose to follow a different interpretation. CIG can give no assurance that future changes to SAP or components of SAP or the grant of permitted accounting practices to its competitors will not have a negative impact on CIG.

CIG is exposed to the risks of natural and man-made catastrophes, pandemics and malicious and terrorist acts that could materially adversely affect CIG’s business, financial condition and results of operations.

Natural and man-made catastrophes, pandemics and malicious and terrorist acts present risks that could materially adversely affect CIG’s operations and results. No assurance can be given that there are not risks that have not been predicted or protected against that could have a material adverse effect on CIG. A natural or man-made catastrophe, pandemic or malicious or terrorist act could materially adversely affect the mortality or morbidity experience of CIG or its reinsurers. Claims arising from such events could have a material adverse effect on CIG’s business, operations and financial condition, either directly or as a result of their effect on its reinsurers or other counterparties. While CIG has taken steps to identify and manage these risks, such risks cannot be predicted with certainty, nor fully protected against even if anticipated.

In addition, such events could result in a decrease or halt in economic activity in large geographic areas, adversely affecting the administration of CIG’s business within such geographic areas and/or the general economic climate, which in turn could have an adverse effect on CIG’s business, operations and financial condition. The possible macroeconomic effects of such events could also adversely affect CIG’s asset portfolio.

Future acquisition transactions may not be financially beneficial to CIG

In the future, CIG may pursue acquisitions of insurance companies and/or blocks of insurance businesses through merger, stock purchase or reinsurance transactions or otherwise. Lines of business that may be acquired include but are not limited to, standalone long-term care, life and annuity products, life and annuity products with long-term care and critical illness features, and supplemental health products.

There can be no assurance that the performance of the companies or blocks of business acquired will meet CIG’s expectations, or that any of these acquisitions will be financially advantageous for CIG. The evaluation and negotiation of potential acquisitions, as well as the integration of an acquired business or portfolio, could result in a substantial diversion of management resources. Acquisitions could involve numerous additional risks such as potential losses from unanticipated litigation, levels of claims or other liabilities and exposures, an inability to generate sufficient revenue to offset acquisition costs and financial exposures in the event that the sellers of the acquired entities or blocks of business are unable or unwilling to meet their indemnification, reinsurance and other obligations to CIG (if any such obligations are in place).

CIG’s ability to manage its growth through acquisitions will depend, in part, on its success in addressing these risks. Any failure to effectively implement CIG’s acquisition strategies could have a material adverse effect on CIG’s business, financial condition or results of operations.

CIG may be unable to execute acquisition transactions in accordance with its strategy.

The market for acquisitions of life or health insurers and blocks of like businesses is highly competitive, and there can be no assurance that CIG will be able to identify acquisition targets at acceptable valuations, or that any such acquisitions will ultimately achieve projected returns. In addition, insurance is a highly regulated industry and many acquisition transactions are subject to approval of state insurance regulatory authorities, and therefore involve heightened execution risk.

On October 7, 2013, the New York State Department of Financial Services announced that Philip A. Falcone, now our Chairman, President and Chief Executive Officer, had committed not to exercise control, within the meaning of New York insurance law, of a New York-licensed insurer for seven years (the “NYDFS Commitment”). Mr. Falcone, who at the time of the NYDFS Commitment was the Chief Executive Officer and Chairman of the Board of Harbinger Group Inc. (“HGI”), also committed not to serve as an officer or director of certain insurance company subsidiaries and related subsidiaries of HGI or to be involved in any investment decisions made by such subsidiaries, and agreed to recuse himself from participating in any vote of the board of HGI relating to the election or appointment of officers or directors of such companies. However it was also noted that in the event compliance with the NYDFS Commitment proves impracticable, including in the context of merger, acquisition or similar transactions, then the terms of the NYDFS Commitment may be reconsidered and modified or withdrawn to the extent determined to be appropriate by the NYDFS. Insurance regulatory authorities may consider the NYDFS Commitment in the course of a review of any prospective acquisition of an insurance company or block of insurance business by us or CIG, increasing the risk that any such transaction may be disapproved, or that regulatory conditions will be applied to the consummation of such an acquisition which may adversely affect the economic benefits anticipated to be derived by us and/or CIG from such transaction.

Risks Related to Schuff

Schuff’s business is dependent upon major construction contracts, the unpredictable timing of which may result in significant fluctuations in its cash flow due to the timing of receipt of payment under such contracts.

Schuff’s cash flow is dependent upon obtaining major construction contracts primarily from general contractors and engineering firms responsible for commercial and industrial construction projects, such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, hospitals, dams, bridges, mines and power plants. The timing of or failure to obtain contracts, delays in awards of contracts, cancellations of contracts, delays in completion of contracts, or failure to obtain timely payment from Schuff’s customers, could result in significant periodic fluctuations in cash flows from Schuff’s operations. In addition, many of Schuff’s contracts require it to satisfy specific progress or performance milestones in order to receive payment from the customer. As a result, Schuff may incur significant costs for engineering, materials, components, equipment, labor or subcontractors prior to receipt of payment from a customer. Such expenditures could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

The nature of Schuff’s primary contracting terms for its contracts, including fixed-price and cost-plus pricing, could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff’s projects are awarded through a competitive bid process or are obtained through negotiation, in either case generally using one of two types of contract pricing approaches: fixed-price or cost-plus pricing. Under fixed-price contracts, Schuff performs its services and executes its projects at an established price, subject to adjustment only for change orders approved by the customer, and, as a result, it may benefit from cost savings but be unable to recover any cost overruns. If Schuff does not execute such a contract within cost estimates, it may incur losses or the project may be less profitable than expected. Historically, the majority of Schuff’s contracts have been fixed-price arrangements. The revenue, cost and gross profit realized on such contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

■	failure to properly estimate costs of materials, including steel and steel components, engineering services, equipment, labor or subcontractors;
■	costs incurred in connection with modifications to a contract that may be unapproved by the customer as to scope, schedule, and/or price;
■	unanticipated technical problems with the structures, equipment or systems we supply;
■	unanticipated costs or claims, including costs for project modifications, customer-caused delays, errors or changes in specifications or designs, or contract termination;
■	changes in the costs of materials, engineering services, equipment, labor or subcontractors;
■	changes in labor conditions, including the availability and productivity of labor;
■	productivity and other delays caused by weather conditions;
■	failure to engage necessary suppliers or subcontractors, or failure of such suppliers or subcontractors to perform;
■	difficulties in obtaining required governmental permits or approvals;

■	changes in laws and regulations; and
■	changes in general economic conditions.

Under cost-plus contracts, Schuff receives reimbursement for its direct labor and material cost, plus a specified fee in excess thereof, which is typically a fixed rate per hour, an overall fixed fee, or a percentage of total reimbursable costs, up to a maximum amount, which is an arrangement that may protect Schuff against cost overruns. If Schuff is unable to obtain proper reimbursement for all costs incurred due to improper estimates, performance issues, customer disputes, or any of the additional factors noted above for fixed-price contracts, the project may be less profitable than expected.

Generally, Schuff’s contracts and projects vary in length from 1 to 12 months, depending on the size and complexity of the project, project owner demands and other factors. The foregoing risks are exacerbated for projects with longer-term durations because there is an increased risk that the circumstances upon which Schuff based its original estimates will change in a manner that increases costs. In addition, Schuff sometimes bears the risk of delays caused by unexpected conditions or events. To the extent there are future cost increases that Schuff cannot recover from its customers, suppliers or subcontractors, the outcome could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Furthermore, revenue and gross profit from Schuff’s contracts can be affected by contract incentives or penalties that may not be known or finalized until the later stages of the contract term. Some of Schuff’s contracts provide for the customer’s review of its accounting and cost control systems to verify the completeness and accuracy of the reimbursable costs invoiced. These reviews could result in reductions in reimbursable costs and labor rates previously billed to the customer.

The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known, including, to the extent required, the reversal of profit recognized in prior periods and the recognition of losses expected to be incurred on contracts in progress. Due to the various estimates inherent in Schuff’s contract accounting, actual results could differ from those estimates.

Schuff’s billed and unbilled revenue may be exposed to potential risk if a project is terminated or canceled or if Schuff’s customers encounter financial difficulties.

Schuff’s contracts often require it to satisfy or achieve certain milestones in order to receive payment for the work performed. As a result, under these types of arrangements, Schuff may incur significant costs or perform significant amounts of services prior to receipt of payment. If the ultimate customer does not proceed with the completion of the project or if the customer or contractor under which Schuff is a subcontractor defaults on its payment obligations, Schuff may face difficulties in collecting payment of amounts due to it for the costs previously incurred. If Schuff is unable to collect amounts owed to it, this could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff may be exposed to additional risks as it obtains new significant awards and executes its backlog, including greater backlog concentration in fewer projects, potential cost overruns and increasing requirements for letters of credit, each of which could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

As Schuff obtains new significant project awards, these projects may use larger sums of working capital than other projects and Schuff’s backlog may become concentrated among a smaller number of customers. Approximately $122.5 million, representing 32.1%, of Schuff’s backlog at September 30, 2015 was attributable to five contracts, letters of intent, notices to proceed or purchase orders. If any significant projects such as these currently included in Schuff’s backlog or awarded in the future were to have material cost overruns, or be significantly delayed, modified or canceled, Schuff’s results of operations, cash flows or financial position could be adversely impacted.

Additionally, as Schuff converts its significant projects from backlog into active construction, it may face significantly greater requirements for the provision of letters of credit or other forms of credit enhancements. We can provide no assurance that Schuff would be able to access such capital and credit as needed or that it would be able to do so on economically attractive terms. Moreover, Schuff may be unable to replace the projects that it executes in its backlog.

Schuff may not be able to fully realize the revenue value reported in its backlog, a substantial portion of which is attributable to a relatively small number of large contracts or other commitments.

As of September 30, 2015, Schuff had a backlog of work to be completed of approximately $381.6 million ($245.9 million under contracts or purchase orders and $135.7 million under letters of intent). Backlog develops as a result of new awards, which represent the revenue value of new project commitments received by Schuff during a given period, including legally binding commitments without a defined scope. Commitments may be in the form of written contracts, letters of intent, notices to proceed and purchase orders. New awards may also include estimated amounts of work to be performed based on customer communication and historic experience and knowledge of our customers’ intentions. Backlog consists of projects which have either not yet been started or are in progress but are not yet complete. In the latter case, the revenue value reported in backlog is the remaining value associated with work that has not yet been completed, which increases or decreases to reflect modifications in the work to be performed under a given commitment. The revenue projected in Schuff’s backlog may not be realized or, if realized, may not be profitable as a result of poor contract terms or performance.

Due to project terminations, suspensions or changes in project scope and schedule, we cannot predict with certainty when or if Schuff’s backlog will be performed. From time to time, projects are canceled that appeared to have a high certainty of going forward at the time they were recorded as new awards. In the event of a project cancellation, Schuff typically has no contractual right to the total revenue reflected in its backlog. Some of the contracts in Schuff’s backlog provide for cancellation fees or certain reimbursements in the event customers cancel projects. These cancellation fees usually provide for reimbursement of Schuff’s out-of-pocket costs, costs associated with work performed prior to cancellation, and, to varying degrees, a percentage of the profit Schuff would have realized had the contract been completed. Although Schuff may be reimbursed for certain costs, it may be unable to recover all direct costs incurred and may incur additional unrecoverable costs due to the resulting under-utilization of Schuff’s assets. Approximately $122.5 million, representing 32.1%, of Schuff’s backlog at September 30, 2015 was attributable to five contracts, letters of intent, notices to proceed or purchase orders. If one or more of these large contracts or other commitments are terminated or their scope reduced, Schuff’s backlog could decrease substantially.

Schuff’s failure to meet contractual schedule or performance requirements could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

In certain circumstances, Schuff guarantees project completion by a scheduled date or certain performance levels. Failure to meet these schedule or performance requirements could result in a reduction of revenue and additional costs, and these adjustments could exceed projected profit. Project revenue or profit could also be reduced by liquidated damages withheld by customers under contractual penalty provisions, which can be substantial and can accrue on a daily basis. Schedule delays can result in costs exceeding our projections for a particular project. Performance problems for existing and future contracts could cause actual results of operations to differ materially from those previously anticipated and could cause us to suffer damage to our reputation within our industry and our customer base.

Schuff’s government contracts may be subject to modification or termination, which could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff is a provider of services to U.S. government agencies and is therefore exposed to risks associated with government contracting. Government agencies typically can terminate or modify contracts to which Schuff is a party at their convenience, due to budget constraints or various other reasons. As a result, Schuff’s backlog may be reduced or it may incur a loss if a government agency decides to terminate or modify a contract to which Schuff is a party. Schuff is also subject to audits, including audits of internal control systems, cost reviews and investigations by government contracting oversight agencies. As a result of an audit, the oversight agency may disallow certain costs or withhold a percentage of interim payments. Cost disallowances may result in adjustments to previously reported revenue and may require Schuff to refund a portion of previously collected amounts. In addition, failure to comply with the terms of one or more of our government contracts or government regulations and statutes could result in Schuff being suspended or debarred from future government projects for a significant period of time, possible civil or criminal fines and penalties, the risk of public scrutiny of our performance, and potential harm to Schuff’s reputation, each of which could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition. Other remedies that government agencies may seek for improper activities or performance issues include sanctions such as forfeiture of profit and suspension of payments.

In addition to the risks noted above, legislatures typically appropriate funds on a year-by-year basis, while contract performance may take more than one year. As a result, contracts with government agencies may be only partially funded or may be terminated, and Schuff may not realize all of the potential revenue and profit from those contracts. Appropriations and the timing of payment may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures.

Schuff is exposed to potential risks and uncertainties associated with its reliance on subcontractors and third-party vendors to execute certain projects.

Schuff relies on third-party suppliers, especially suppliers of steel and steel components, and subcontractors to assist in the completion of projects. To the extent these parties cannot execute their portion of the work and are unable to deliver their services, equipment or materials according to the agreed-upon contractual terms, or Schuff cannot engage subcontractors or acquire equipment or materials, Schuff’s ability to complete a project in a timely manner may be impacted. Furthermore, when bidding or negotiating for contracts, Schuff must make estimates of the amounts these third parties will charge for their services, equipment and materials. If the amount Schuff is required to pay for third-party goods and services in an effort to meet its contractual obligations exceeds the amount it has estimated, Schuff could experience project losses or a reduction in estimated profit.

Any increase in the price of, or change in supply and demand for, the steel and steel components that Schuff utilizes to complete projects could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

The prices of the steel and steel components that Schuff utilizes in the course of completing projects are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. Although Schuff may attempt to pass on certain of these increased costs to its customers, it may not be able to pass all of these cost increases on to its customers. As a result, Schuff’s margins may be adversely impacted by such cost increases.

Schuff’s dependence on suppliers of steel and steel components makes it vulnerable to a disruption in the supply of its products.

Schuff purchases a majority of the steel and steel components utilized in the course of completing projects from several domestic and foreign steel producers and suppliers. Although Schuff has long-standing relationships with many of its suppliers, it generally does not have long-term contracts with them. An adverse change in any of the following could have a material adverse effect on Schuff’s results of operations or financial condition:

■	its ability to identify and develop relationships with qualified suppliers;
■	the terms and conditions upon which it purchases products from its suppliers, including applicable exchange rates, transport costs and other costs, its suppliers’ willingness to extend credit to it to finance its inventory purchases and other factors beyond its control;
■	financial condition of its suppliers;
■	political instability in the countries in which its suppliers are located;
■	its ability to import products;
■	its suppliers’ noncompliance with applicable laws, trade restrictions and tariffs;
■	its inability to find replacement suppliers in the event of a deterioration of the relationship with current suppliers; or
■	its suppliers’ ability to manufacture and deliver products according to its standards of quality on a timely and efficient basis.

Intense competition in the markets Schuff serves could reduce Schuff’s market share and earnings.

The principal geographic and product markets Schuff serves are highly competitive, and this intense competition is expected to continue. Schuff competes with other contractors for commercial, industrial and specialty projects on a local, regional, or national basis. Continued service within these markets requires substantial resources and capital investment in equipment, technology and skilled personnel, and certain of Schuff’s competitors have financial and operating resources greater than Schuff. Competition also places downward pressure on Schuff’s contract prices and margins. Among the principal competitive factors within the industry are price, timeliness of completion of projects, quality, reputation, and the desire of customers to utilize specific contractors with whom they have favorable relationships and prior experience. While Schuff believes that it maintains a competitive advantage with respect to these factors, failure to continue to do so or to meet other competitive challenges could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff’s customers’ ability to receive the applicable regulatory and environmental approvals for projects and the timeliness of those approvals could adversely affect Schuff’s business.

The regulatory permitting process for Schuff’s projects requires significant investments of time and money by Schuff’s customers and sometimes by Schuff. There are no assurances that Schuff’s customers or Schuff will obtain the necessary permits for these projects. Applications for permits may be opposed by governmental entities, individuals or special interest groups, resulting in delays and possible non-issuance of the permits.

Schuff’s failure to obtain or maintain required licenses may adversely affect its business.

Schuff is subject to licensure and hold licenses in each of the states in the United States in which it operates and in certain local jurisdictions within such states. While we believe that Schuff is in material compliance with all contractor licensing requirements in the various jurisdictions in which it operates, the failure to obtain, loss of or revocation of any license or the limitation on any of Schuff’s primary services thereunder in any jurisdiction in which it conducts substantial operations could prevent Schuff from conducting further operations in such jurisdiction and have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Volatility in equity and credit markets could adversely impact Schuff due to its impact on the availability of funding for Schuff’s customers, suppliers and subcontractors.

Some of Schuff’s ultimate customers, suppliers and subcontractors have traditionally accessed commercial financing and capital markets to fund their operations, and the availability of funding from those sources could be adversely impacted by volatile equity or credit markets. The unavailability of financing could lead to the delay or cancellation of projects or the inability of such parties to pay Schuff or provide needed products or services and thereby have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff’s business may be adversely affected by bonding and letter of credit capacity.

Certain of Schuff’s projects require the support of bid and performance surety bonds or letters of credit. A restriction, reduction, or termination of Schuff’s surety bond agreements or letter of credit facilities could limit its ability to bid on new project opportunities, thereby limiting new awards, or perform under existing awards.

Schuff is vulnerable to significant fluctuations in its liquidity that may vary substantially over time.

Schuff’s operations could require the utilization of large sums of working capital, sometimes on short notice and sometimes without assurance of recovery of the expenditures. Circumstances or events that could create large cash outflows include losses resulting from fixed-price contracts, environmental liabilities, litigation risks, contract initiation or completion delays, customer payment problems, professional and product liability claims and other unexpected costs. Although Schuff’s facilities provide it with a source of liquidity, there is no guarantee that such facilities will be sufficient to meet Schuff’s liquidity needs or that Schuff will be able to maintain such facilities or obtain any other sources of liquidity on attractive terms, or at all.

Schuff’s projects expose it to potential professional liability, product liability, warranty and other claims.

Schuff’s operations are subject to the usual hazards inherent in providing engineering and construction services for the construction of often large commercial industrial facilities, such as the risk of accidents, fires and explosions. These hazards can cause personal injury and loss of life, business interruptions, property damage and pollution and environmental damage. Schuff may be subject to claims as a result of these hazards. In addition, the failure of any of Schuff’s products to conform to customer specifications could result in warranty claims against it for significant replacement or rework costs, which could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Although Schuff generally does not accept liability for consequential damages in its contracts, should it be determined liable, it may not be covered by insurance or, if covered, the dollar amount of these liabilities may exceed applicable policy limits. Any catastrophic occurrence in excess of insurance limits at project sites involving Schuff’s products and services could result in significant professional liability, product liability, warranty or other claims against Schuff. Any damages not covered by insurance, in excess of insurance limits or, if covered by insurance, subject to a high deductible, could result in a significant loss for Schuff, which may reduce its profits and cash available for operations. These claims could also make it difficult for Schuff to obtain adequate insurance coverage in the future at a reasonable cost.

Additionally, customers or subcontractors that have agreed to indemnify Schuff against such losses may refuse or be unable to pay Schuff.

Schuff may experience increased costs and decreased cash flow due to compliance with environmental laws and regulations, liability for contamination of the environment or related personal injuries.

Schuff is subject to environmental laws and regulations, including those concerning emissions into the air, discharge into waterways, generation, storage, handling, treatment and disposal of waste materials and health and safety.

Schuff’s fabrication business often involves working around and with volatile, toxic and hazardous substances and other highly regulated pollutants, substances or wastes, for which the improper characterization, handling or disposal could constitute violations of U.S. federal, state or local laws and regulations and laws of other countries, and result in criminal and civil liabilities. Environmental laws and regulations generally impose limitations and standards for certain pollutants or waste materials and require Schuff to obtain permits and comply with various other requirements. Governmental authorities may seek to impose fines and penalties on Schuff, or revoke or deny issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Schuff is also exposed to potential liability for personal injury or property damage caused by any release, spill, exposure or other accident involving such pollutants, substances or wastes. In connection with the historical operation of our facilities, substances which currently are or might be considered hazardous may have been used or disposed of at some sites in a manner that may require us to make expenditures for remediation.

The environmental, health and safety laws and regulations to which Schuff is subject are constantly changing, and it is impossible to predict the impact of such laws and regulations on Schuff in the future. We cannot ensure that Schuff’s operations will continue to comply with future laws and regulations or that these laws and regulations will not cause Schuff to incur significant costs or adopt more costly methods of operation. Additionally, the adoption and implementation of any new regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, Schuff’s customers’ equipment and operations could significantly impact demand for Schuff’s services, particularly among its customers for industrial facilities.

Any expenditures in connection with compliance or remediation efforts or significant reductions in demand for Schuff’s services as a result of the adoption of environmental proposals could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff is and will likely continue to be involved in litigation that could have a material adverse effect on Schuff’s results of operations, cash flows or financial condition.

Schuff has been and may be, from time to time, named as a defendant in legal actions claiming damages in connection with fabrication and other products and services Schuff provides and other matters. These are typically claims that arise in the normal course of business, including employment-related claims and contractual disputes or claims for personal injury or property damage which occur in connection with services performed relating to project or construction sites. Contractual disputes normally involve claims relating to the timely completion of projects or other issues concerning fabrication and other products and services Schuff provides. While we do not believe that any of Schuff’s pending contractual, employment-related personal injury or property damage claims and disputes will have a material effect on Schuff’s future results of operations, cash flows or financial condition, there can be no assurance that this will be the case.

Work stoppages, union negotiations and other labor problems could adversely affect Schuff’s business.

A portion of Schuff’s employees are represented by labor unions. A lengthy strike or other work stoppage at any of its facilities could have a material adverse effect on Schuff’s business. There is inherent risk that ongoing or future negotiations relating to collective bargaining agreements or union representation may not be favorable to Schuff. From time to time, Schuff also has experienced attempts to unionize its non-union facilities. Such efforts can often disrupt or delay work and present risk of labor unrest.

Schuff’s employees work on projects that are inherently dangerous, and a failure to maintain a safe work site could result in significant losses.

Safety is a primary focus of Schuff’s business and is critical to all of its employees and customers, as well as its reputation. However, Schuff often works on large-scale and complex projects, frequently in geographically remote locations. Such involvement often places Schuff’s employees and others near large equipment, dangerous processes or highly regulated materials. If Schuff or other parties fail to implement appropriate safety procedures for which they are responsible or if such procedures fail, Schuff’s employees or others may suffer injuries. In addition to being subject to state and federal regulations concerning health and safety, many of Schuff’s customers require that it meet certain safety criteria to be eligible to bid on contracts, and some of Schuff’s contract fees or profits are subject to satisfying safety criteria. Unsafe work conditions also have the potential of increasing employee turnover, project costs and operating costs. Although Schuff has adopted important safety policies that are administered and enforced by functional groups whose primary purpose is to implement effective health, safety and environmental procedures, the failure to comply with such policies, customer contracts or applicable regulations could subject Schuff to losses and liability.

Risks Related to GMSL

GMSL may be unable to maintain or replace its vessels as they age.

As of December 31, 2014, the average age of the vessels operated by GMSL was approximately 22 years The expense of maintaining, repairing and upgrading GMSL’s vessels typically increases with age, and after a period of time the cost necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that GMSL will be able to maintain its fleet by extending the economic life of its existing vessels, or that its financial resources will be sufficient to enable it to make the expenditures necessary for these purposes. In addition, the supply of second-hand replacement vessels is relatively limited and the costs associated with acquiring a newly constructed vessel are high. In the event that GMSL was to lose the use of any of its vessels for a sustained period of time, its financial performance would be adversely affected.

The operation and leasing of seagoing vessels entails the possibility of marine disasters including damage or destruction of vessels due to accident, the loss of vessels due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage GMSL’s business reputation, which may in turn lead to loss of business.

The operation of seagoing vessels entails certain inherent risks that may adversely affect GMSL’s business and reputation, including:

■	damage or destruction of a vessel due to marine disaster such as a collision or grounding;
■	the loss of a vessel due to piracy and terrorism;
■	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;
■	environmental accidents as a result of the foregoing; and
■	business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could substantially increase GMSL’s operating costs, as for example, the cost of substituting or replacing a vessel, or lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of GMSL’s vessels in a disaster or delays in delivery or damages or loss of cargo may harm its reputation as a safe and reliable vessel operator and cause it to lose business.

GMSL’s operations are subject to complex laws and regulations, including environmental laws and regulations that result in substantial costs and other risks.

GMSL does significant business with clients in the oil and natural gas industry, which is extensively regulated by U.S. federal, state, tribal, and local authorities, and corresponding foreign governmental authorities. Legislation and regulations affecting the oil and natural gas industry are under constant review for amendment or expansion, raising the possibility of changes that may become more stringent and, as a result, may affect, among other things, the pricing or marketing of crude oil and natural gas production. Noncompliance with statutes and regulations and more vigorous enforcement of such statutes and regulations by regulatory agencies may lead to substantial administrative, civil, and criminal penalties, including the assessment of natural resource damages, the imposition of significant investigatory and remedial obligations, and may also result in the suspension or termination of our operations.

Litigation, enforcement actions, fines or penalties could adversely impact GMSL’s financial condition or results of operations and damage its reputation.

GMSL’s business is subject to various international laws and regulations that could lead to enforcement actions, fines, civil or criminal penalties or the assertion of litigation claims and damages. In addition, improper conduct by GMSL’s employees or agents could damage its reputation and lead to litigation or legal proceedings that could result in significant awards or settlements to plaintiffs and civil or criminal penalties, including substantial monetary fines. Such events could lead to an adverse impact on GMSL’s financial condition or results of operations, if not mitigated by its insurance coverage.

As a result of any ship or other incidents, litigation claims, enforcement actions and regulatory actions and investigations, including, but not limited to, those arising from personal injury, loss of life, loss of or damage to personal property, business interruption losses or environmental damage to any affected coastal waters and the surrounding area, may be asserted or brought against various parties including GMSL. The time and attention of GMSL’s management may also be diverted in defending such claims, actions and investigations. GMSL may also incur costs both in defending against any claims, actions and investigations and for any judgments, fines or civil or criminal penalties if such claims, actions or investigations are adversely determined and not covered by its insurance policies.

Currency exchange rate fluctuations may negatively affect GMSL’s operating results.

The exchange rates between the US dollar, the Singapore dollar and the GBP have fluctuated in recent periods and may fluctuate substantially in the future. Accordingly, any material fluctuation of the exchange rate of the GBP against the US dollar and Singapore dollar could have a negative impact on GMSL’s results of operations and financial condition.

There are risks inherent in foreign joint ventures and investments, such as adverse changes in currency values and foreign regulations.

The joint ventures in which GMSL has operating activities or interests that are located outside the United States are subject to certain risks related to the indirect ownership and development of, or investment in, foreign subsidiaries, including government expropriation and nationalization, adverse changes in currency values and foreign exchange controls, foreign taxes, U.S. taxes on the repatriation of funds to the United States, and other laws and regulations, any of which may have a material adverse effect on GMSL’s investments, financial condition, results of operations, or cash flows.

GMSL derives a significant amount of its revenues from sales to customers in non-U.S. countries, which pose additional risks including economic, political and other uncertainties.

GMSL’s non-U.S. sales are significant in relation to consolidated sales. GMSL believes that non-U.S. sales will remain a significant percentage of its revenue. In addition, sales of its products to customers operating in foreign countries that experience political/economic instability or armed conflict could result in difficulties in delivering and installing complete seismic energy source systems within those geographic areas and receiving payment from these customers. Furthermore, restrictions under the FCPA, the Bribery Act, or similar legislation in other countries, or trade embargoes or similar restrictions imposed by the United States or other countries, could limit GMSL’s ability to do business in certain foreign countries. These factors could materially adversely affect GMSL’s results of operations and financial condition.

Further deterioration of economic opportunities in the oil and gas sector could adversely affect the financial growth of GMSL.

The oil and gas market has experienced an exceptional upheaval since early 2014 with the price of oil falling dramatically and this economic weakness could continue into the foreseeable future. Oil prices can be very volatile and are subject to international supply and demand, political developments, increased supply from new sources and the influence of OPEC in particular. The major operators are reviewing their overall capital spending and this trend is likely to reduce the size and number of projects carried out in the medium term as the project viability comes under greater scrutiny. Ongoing concerns about the systemic impact of lower oil prices and the continued uncertainty of possible reductions in long term capital expenditure could have a material adverse effect on the planned growth of GMSL and eventually curtail the anticipated cash flow and results from operations.

Risks Related to our ICS Operations

Our ICS business is substantially smaller than some of our major competitors, whose marketing and pricing decisions, and relative size advantage could adversely affect our ability to attract and to retain customers. These major competitors are likely to continue to cause significant pricing pressures that could adversely affect ICS’s net revenues, results of operations and financial condition.

The carrier services telecommunications industry is significantly influenced by the marketing and pricing decisions of the larger business participants. ICS faces competition for its voice trading services from telecommunication services providers’ traditional processes and new companies. Once telecommunication services providers have established business relationships with competitors to ICS, it could be extremely difficult to convince them to utilize our services. These competitors may be able to develop services or processes that are superior to ICS’s services or processes, or that achieve greater industry acceptance.

Many of our competitors are significantly larger than us and have substantially greater financial, technical and marketing resources, larger networks, a broader portfolio of service offerings, greater control over network and transmission lines, stronger name recognition and customer loyalty and long-standing relationships with our target customers. As a result, our ability to attract and retain customers may be adversely affected. Many of our competitors enjoy economies of scale that result in low cost structures for transmission and related costs that could cause significant pricing pressures within the industry. While growth through acquisitions is a possible strategy for ICS, there are no guarantees that any acquisitions will occur, nor are there any assurances that any acquisitions by ICS would improve the financial results of its business.

Any failure of ICS’s physical infrastructure, including undetected defects in technology, could lead to significant costs and disruptions that could reduce its revenue and harm its business reputation and financial results.

ICS depends on providing customers with highly reliable service. ICS must protect its infrastructure and any collocated equipment from numerous factors, including:

■	human error;
■	physical or electronic security breaches;
■	fire, earthquake, flood and other natural disasters;
■	water damage;
■	power loss; and
■	terrorism, sabotage and vandalism.

Problems at one or more of ICS’s exchange delivery points, whether or not within ICS’s control, could result in service interruptions or significant equipment damage. Any loss of services, equipment damage or inability to terminate voice calls or supply Internet capacity could reduce the confidence of the members and customers and could consequently impair ICS’s ability to obtain and retain customers, which would adversely affect both ICS’s ability to generate revenues and its operating results.

ICS’s positioning in the marketplace and intense domestic and international competition in these services places a significant strain on our resources, which if not managed effectively could result in operational inefficiencies and other difficulties.

To manage ICS’s market positioning effectively, we must continue to implement and improve its operational and financial systems and controls, invest in critical network infrastructure to expand its coverage and capacity, maintain or improve its service quality levels, purchase and utilize other transmission facilities, evolve its support and billing systems and train and manage its employee base. If we inaccurately forecast the movement of traffic onto ICS’s network, we could have insufficient or excessive transmission facilities and disproportionate fixed expenses. As we proceed with the development of our ICS business, operational difficulties could arise from additional demand placed on customer provisioning and support, billing and management information systems, product delivery and fulfillment, support, sales and marketing, administrative resources, network infrastructure, maintenance and upgrading. For instance, we may encounter delays or cost-overruns or suffer other adverse consequences in implementing new systems when required.

If ICS is not able to operate a cost-effective network, we may not be able to grow our ICS business successfully.

Our ICS business’ long-term success depends on our ability to design, implement, operate, manage, maintain and upgrade a reliable and cost-effective network infrastructure. In addition, we rely on third-party equipment and service vendors to expand and manage ICS’s global network through which it provides its services. If we fail to generate additional traffic on ICS’s network, if we experience technical or logistical impediments to the development of necessary aspects of ICS’s network or the migration of traffic and customers onto ICS’s network, or if we experience difficulties with third-party providers, we may not achieve desired economies of scale or otherwise be successful in growing our ICS business.

Risks Related to Our Liquidity Needs and Securities

We are a holding company and our only material assets are our equity interests in our operating subsidiaries and our other investments. As a result, our principal source of revenue and cash flow is distributions from our subsidiaries and our subsidiaries may be limited by law and by contract in making distributions to us.

As a holding company, our only material assets are our cash on hand, the equity interests in our subsidiaries and other investments. As of June 30, 2015, we had $35.2 million in cash, cash equivalents and short-term investments at the corporate level at HC2.

Our principal source of revenue and cash flow is distributions from our subsidiaries. Thus, our ability to service our debt and to finance future acquisitions is dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are and will be separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, our ability to grow, pursue business opportunities or make acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business, could be materially limited.

In order to satisfy the requirements of Section 226 of the Pensions Act of 2004 (UK), GMSL is a party to the Global Marine Pension Plan Recovery Plan, dated as of March 28, 2014 (the “Recovery Plan”). The Recovery Plan addresses GMSL’s pension funding shortfall, which was approximately GBP 22 million as of June 30, 2015, by requiring GMSL to make certain scheduled fixed monthly contributions, certain variable annual profit-related contributions and certain variable dividend-related contributions to the pension plan. The variable dividend-related contributions require GMSL to pay cash contributions to the underfunded pension plan equal to 50% of any dividend payments made to its shareholder, which reduces the amount of cash available for GMSL to make upstream payments to us.

The Recovery Plan provides for the funding shortfall to be eliminated on or before June 30, 2021. However the UK plan must be valued on a triennial basis and all valuations are dependent upon the prevailing market conditions and the actuarial methods and assumptions used as well as the expected pension liabilities at the valuation date. There are various risks which could adversely affect the next valuation of the UK pension plan and consequently the obligations of GMSL to fund the plan, such as a significant adverse change in the market value of the pension plan assets, an increase in pension liabilities, longer life expectancy of plan members, a change in the discount rate or inflation rate used by the actuary or if the trustees of the plan recommend a material change to the investment strategy. Any increase in the deficit may result in a need for GMSL to increase its pension contributions which would reduce the amount of cash available for GMSL to make upstream dividend payments to us. While we expect the trustees of the pension plan to renegotiate the Recovery Plan on at least a triennial basis from March 31, 2014 or dispense with the Recovery Plan if and when the funding shortfall has been eliminated, we can make no assurances in relation to this.

Under the UK Pensions Act 2004, the Pensions Regulator may issue a contribution notice to us or any employer in the UK pension plan or any person who is connected with or is an associate of any such employer where the Pensions Regulator is of the opinion that the relevant person has been a party to an act, or a deliberate failure to act, which had as its main purpose (or one of its main purposes) the avoidance of pension liabilities. Under the UK Pensions Act 2008, the Pension Regulator has the power to issue a contribution notice to any such person where the Pensions Regulator is of the opinion that the relevant person has been a party to an act, or a deliberate failure to act, which has a materially detrimental effect on pension plans without sufficient mitigation having been provided. If the Pensions Regulator considers that any of the employers participating in the UK pension plan are “insufficiently resourced” or a “service company,” it may impose a financial support direction requiring us or any person associated or connected with that employer to put in place financial support.

The Pensions Regulator can only issue a contribution notice or financial support direction where it believes it is reasonable to do so. The terms “associate” and “connected person,” which are taken from the UK Insolvency Act 1986, are widely defined and cover among others GMSL, its subsidiaries and others deemed to be shadow directors. Liabilities imposed under a contribution notice or financial support direction may be up to the difference between the value of the assets of the plan and the cost of buying out the benefits of members and other beneficiaries. If GMSL or its connected or associated parties are the recipient of a contribution notice or financial support direction this could have an effect on our cash flow.

In practice, the risk of a contribution notice being imposed may restrict our ability to restructure or undertake certain corporate activities relating to GMSL without first seeking agreement of the trustees of the UK pension plan and, possibly, the approval of the Pensions Regulator. Additional security may also need to be provided to the trustees before certain corporate activities can be undertaken (such as the payment of an unusual dividend from GMSL) and any additional funding required by the UK pension plan may have an adverse effect on our financial condition and the results of our operations.

In addition, GMSL and Schuff are each party to credit agreements that include certain financial covenants that can reduce or otherwise limit the amount of cash available to make upstream dividend payments to us. GMSL’s term loan with DVB Bank (the “GMSL Facility”) requires GMSL to maintain minimum liquidity of GBP 6.0 million until maturity on July 23, 2018. If GMSL does not meet these minimum liquidity requirements, it will not be able to make upstream dividend payments to us until such minimum liquidity requirements are met.

Schuff’s Credit and Security Agreement (the “Schuff Facility”) with Wells Fargo Credit, Inc. (“Wells Fargo”) allows dividends to be paid to Schuff shareholders up to four times a year, subject to the following conditions: (a) the consent of Wells Fargo Credit, Inc., which is the Schuff Facility lender (which consent shall not be unreasonably withheld); (b) maintenance of a fixed charge coverage ratio of 1.20 to 1; (c) a minimum excess availability under the Schuff Facility of $10 million before and after the payment of a dividend and (d) Schuff not being in default under the Schuff Facility at the time of the dividend payment. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” in our 10-K dated March 16, 2015, which is incorporated by reference in this prospectus supplement and accompanying prospectus.

Furthermore, the Insurance Companies Acquisitions and the development of our CIG business may impact our cash flows. As of the date of this prospectus supplement, we currently estimate that the Closing Purchase Price (as defined herein) will be between approximately $12.5 million and $17.5 million. However, the Closing Purchase Price, the number of shares to be issued (if any), and the amount of cash to be paid, in connection with Insurance Companies Acquisitions has not been finalized and will be determined only immediately prior to the closing. See “Use of Proceeds”. In addition to the Closing Purchase Price, the Company agreed to contribute to the Insurance Companies, $13 million in cash or assets (the “Reserve Release Amount”). We expect to pay a portion of this Reserve Release Amount by the end of 2015. We have also agreed to pay to the Sellers, on an annual basis with respect to the years 2015 through 2019, the amount, if any, by which the Insurance Companies’ cash flow testing and premium deficiency reserves decrease from the amount of such reserves as of December 31, 2014, up to the Reserve Release Amount.

In addition, we have also agreed to contribute to the Insurance Companies an additional amount in cash or assets as required to offset the impact on the Insurance Companies’ statutory capital and surplus of the election to be made by Buyer and Sellers pursuant to Section 338(h)(10) of the Code in connection with the transaction, if and to the extent required by insurance regulatory authorities and subject to an aggregate cap of $22 million.

Apart from the requirements discussed above, we will not be required to provide capital contributions to CIG’s insurance subsidiaries following the completion of the Insurance Companies Acquisitions, however, we, in our discretion, may make additional capital contributions to support CIG.

We have significant indebtedness and other financing arrangements and could incur additional indebtedness and other obligations, which could adversely affect our business and financial condition.

We have a significant amount of indebtedness and Preferred Stock. As of June 30, 2015, our total outstanding indebtedness was $387.1 million and the accrued value of Preferred Stock was $53.0 million.

We may not generate enough cash flow to satisfy our obligations under such indebtedness and other arrangements.

Additional risks relating to our indebtedness and other financing arrangements include:

■	our 11% Notes are secured by substantially all of HC2’s assets and those of certain of HC2’s subsidiaries that have guaranteed the 11% Notes, including certain equity interests in our other subsidiaries and other investments, as well as certain intellectual property and trademarks, and those assets cannot be pledged to secure other financings;
■	certain assets of our subsidiaries are pledged to secure their indebtedness, and those assets cannot be pledged to secure other financings;
■	increased vulnerability to general adverse economic and industry conditions;
■	higher interest expense if interest rates increase on our floating rate borrowings and our hedging strategies are not effective to mitigate the effects of these increases;
■	our having to divert a significant portion of our cash flow from operations to payments on our indebtedness and other arrangements, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;
■	limiting our ability to obtain additional financing, on terms we find acceptable, if needed, for working capital, capital expenditures, expansion plans and other investments, which may limit our ability to implement our business strategy;
■	limiting our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate or to take advantage of market opportunities; and
■	placing us at a competitive disadvantage compared to our competitors that have less debt and other outstanding obligations.

In addition, it is possible that we may need to incur additional indebtedness or enter into additional financing arrangements in the future in the ordinary course of business. The terms of the 11% Notes Indenture and our other financing arrangements allow us to incur additional debt and issue additional shares of preferred stock, subject to certain limitations. If additional indebtedness is incurred or equity is issued, the risks described above could intensify. In addition, our inability to maintain certain leverage ratios could result in acceleration of a portion of our debt obligations and could cause us to be in default if we are unable to repay the accelerated obligations.

To service our indebtedness and other obligations, we will require a significant amount of cash.

Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations, including those under (a) the 11% Notes Indenture governing the 11% Notes, (b) the Schuff Facility and (c) the GMSL Facility, as well as the obligations with respect to our (i) 30,000 shares of Series A Preferred Stock issued on May 29, 2014, (ii) 11,000 shares of Series A-1 Preferred Stock issued on September 22, 2014 (of which 1,000 shares have been converted into common stock as of June 30, 2015), and (iii) 14,000 shares of Series A-2 Preferred Stock (together with the Series A Preferred Stock and Series A-1 Preferred Stock, the “Preferred Stock”) issued on January 5, 2015, each of which is governed by a certificate of designation forming a part of HC2’s Certificate of Incorporation (collectively, the “Certificates of Designation”), could harm our business, financial condition and results of operations. Our ability to make payments on and to refinance our indebtedness and Preferred Stock and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or make mandatory redemption payments with respect to the

Preferred Stock, or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness or redeem the Preferred Stock, on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations.

In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness or redeem the Preferred Stock will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt or financings related to the redemption of our Preferred Stock could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments or preferred stock may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness or dividend payments on our Preferred Stock would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness or otherwise raise capital on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service and other obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations.

The agreements governing our indebtedness and Preferred Stock, including the 11% Notes Indenture, the Schuff Facility and the GMSL Facility, as well as the Certificates of Designation with respect to our Preferred Stock, contain various covenants that may limit our discretion in the operation of our business and/or require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness and Preferred Stock, including the 11% Notes Indenture, the Schuff Facility and the GMSL Facility, as well as the Certificates of Designation with respect to the Preferred Stock, contain, and any of our other future financing agreements may contain, covenants imposing operating and financial restrictions on our businesses.

The 11% Notes Indenture contains various covenants, including those that restrict our ability to, among other things:

■	incur liens on our property, assets and revenue;
■	borrow money, and guarantee or provide other support for the indebtedness of third parties;
■	redeem or repurchase, our capital stock;
■	prepay, redeem or repurchase, certain of our indebtedness, including our Preferred Stock;
■	enter into certain change of control transactions;
■	make investments in entities that we do not control, including joint ventures;
■	enter into certain asset sale transactions, including divestiture of certain company assets and divestiture of capital stock of wholly-owned subsidiaries;
■	enter into certain transactions with affiliates;
■	enter into secured financing arrangements; and
■	enter into sale and leaseback transactions.

The Schuff Facility and the GMSL Facility contain similar covenants applicable to Schuff and GMSL, respectively. These covenants may limit our ability to effectively operate our businesses. In addition, the 11% Notes Indenture requires that we meet certain financial tests, including a collateral coverage ratio and minimum liquidity test. Our ability to satisfy these tests may be affected by factors and events beyond our control, and we may be unable to meet such tests in the future.

Any failure to comply with the restrictions in the 11% Notes Indenture, or any agreement governing other indebtedness we could incur, may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. If any of these risks were to occur, our business and operations could be materially and adversely affected.

The Certificates of Designation provide the holders of our Preferred Stock with consent and voting rights with respect to certain of the matters referred to above, in addition to certain corporate governance rights and the rights to participate in certain of our financing transactions, including certain private placements. These restrictions may interfere with our ability to obtain financings or to engage in other business activities, which could have a material adverse effect on our business and operations.

We may issue additional shares of common stock or preferred stock, which could dilute the interests of our stockholders and present other risks.

Our certificate of incorporation, as amended (the “Certificate of Incorporation”), authorizes the issuance of up to 80,000,000 shares of common stock and 20,000,000 shares of preferred stock.

As of September 30, 2015, HC2 has 25,592,356 shares of its common stock issued and outstanding, and 54,000 shares of Preferred Stock issued and outstanding. However, the Certificate of Incorporation authorizes our Board of Directors to, from time to time, subject to limitations prescribed by law and any consent rights granted to holders of outstanding shares of Preferred Stock, to issue additional shares of preferred stock having rights that are senior to those afforded to the holders of our common stock. We also have reserved shares of common stock for issuance pursuant to our broad-based equity incentive plans, upon exercise of stock options and other equity-based awards granted thereunder, and pursuant to other equity compensation arrangements.

We may issue shares of common stock or additional shares of preferred stock to raise additional capital, to complete a business combination or other acquisition, to capitalize new businesses or new or existing businesses of our operating subsidiaries or pursuant to other employee incentive plans, any of which could dilute the interests of our stockholders and present other risks.

The issuance of additional shares of common stock or preferred stock may, among other things:

■	significantly dilute the equity interest and voting power of all other stockholders;
■	subordinate the rights of holders of our outstanding common stock and/or Preferred Stock if preferred stock is issued with rights senior to those afforded to holders of our common stock and/or Preferred Stock;
■	trigger an adjustment to the price at which all or a portion of our outstanding Preferred Stock converts into our common stock, if such stock is issued at a price lower than the then-applicable conversion price;
■	entitle our existing holders of Preferred Stock to purchase a portion of such issuance to maintain their ownership percentage, subject to certain exceptions;
■	entitle Philip Falcone to purchase additional shares of our common stock pursuant to the terms of his existing option agreement;
■	call for us to make dividend or other payments not available to the holders of our common stock; and
■	cause a change in control of our company if a substantial number of shares of our common stock is issued and/or if additional shares of preferred stock having substantial voting rights are issued.

The issuance of additional shares of common stock or preferred stock, or perceptions in the market that such issuances could occur, may also adversely affect the prevailing market price of our outstanding common stock and impair our ability to raise capital through the sale of additional equity securities.

Future sales of substantial amounts of our common stock by holders of our Preferred Stock or other significant stockholders may adversely affect the market price of our common stock.

As of September 30, 2015, the holders of our outstanding Preferred Stock had certain rights to convert their Preferred Stock into an aggregate amount of 11,207,021 shares of our common stock.

Pursuant to a second amended and restated registration rights agreement (the “Registration Rights Agreement”) entered into in connection with the issuance of the Preferred Stock, we have granted registration rights to the purchasers of our Preferred Stock and certain of their transferees with respect to HC2 common stock held by them and common stock underlying the Preferred Stock. This Registration Rights Agreement allows these holders, subject to certain conditions, to require us to register the sale of their shares under the federal securities laws, and a shelf registration statement is currently effective with respect to the resale of such shares. Furthermore, the shares of our common stock held by these holders, as well as other significant stockholders, may be sold into the public market under Rule 144 of the Securities Act of 1933, as amended.

Future sales of substantial amounts of our common stock into the public market, or perceptions in the market that such sales could occur, may adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Changes in credit ratings issued by nationally recognized statistical ratings organizations could adversely affect our cost of financing and the market price of our securities.

Credit rating agencies rate our debt securities and other instruments on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or other instruments or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities.

Price fluctuations in our common stock could result from general market and economic conditions and a variety of other factors.

The trading price of our common stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control, including:

■	actual or anticipated fluctuations in our results of operations and the performance of our competitors;
■	reaction of the market to our announcement of any future acquisitions or investments;
■	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
■	changes in general economic conditions; and
■	actions of our equity investors, including sales of our common stock by significant shareholders.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the our shares of common stock to finance investments in existing subsidiaries and operations, potential acquisitions, including all or a portion of the consideration for the Insurance Companies Acquisitions.

We expect to use a portion of the net proceeds from this offering to pay all or a portion of the purchase consideration for the Insurance Companies Acquisitions. We currently anticipate closing the Insurance Companies Acquisitions during the fourth quarter of 2015, subject to receipt of required governmental approvals. The agreed consideration payable at closing is approximately $7 million, which amount will be increased or decreased by the amount by which the Insurance Companies’ adjusted capital and surplus exceeds or falls short of, respectively, an agreed-upon target capital and surplus amount (the “Closing Purchase Price”). The Closing Purchase Price will be paid in a mix of cash, debt and/or HC2 common stock, depending on the amount of the Closing Purchase Price, as follows: if the Closing Purchase Price is (i) $5 million or less, it will be paid in cash, (ii) greater than $5 million but $7 million or less, it will be paid in a mix (at HC2’s option) of $5 million in cash and the remainder in a like principal amount of HC2’s 11% Notes, which will be issued as additional notes under the indenture governing the Notes, dated November 20, 2014, and (iii) greater than $7 million, the first $7 million will be paid in accordance with (ii) above, 25% of the remainder will be paid in cash and 75% of the remainder will be paid in a combination of a Notes or HC2’s common stock, with any such common stock valued at the 30-day volume-weighted adjusted price per share as of the closing, at HC2’s option. As of the date of this prospectus supplement, we currently estimate that the Closing Purchase Price will be approximately $12.5 million to $17.5 million. However, the Closing Purchase Price, the number of shares to be issued, and the amount of cash to be paid, in connection with Insurance Companies Acquisitions have not been finalized and will be determined only immediately prior to the closing.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and consolidated capitalization at June 30, 2015:

■	on a historical basis;
■	on an as adjusted basis, giving effect to the completion of the offering. Other than as described above and in the table below, no other adjustments have been made to reflect normal course operations by us or other developments with our business after June 30, 2015. As a result, the as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any other date.

The following table is unaudited and should be read together with “Use of Proceeds,” the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the period ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, our historical consolidated financial statements and the related notes thereto included or incorporated by reference in this prospectus supplement, and “Prospectus Supplement Summary—Recent Developments” in this prospectus supplement.

	As of June 30, 2015
	Actual	As adjusted
		(in thousands)
Cash and cash equivalents	$68,941	$
Debt including current installments
11% Notes, collaterized by certain of the Company's and its subsidiaries assets, with interest payable semi-yearly based on a fixed annual interest rate of 11% with principal due in 2019	300,000		300,000
Note payable collaterized by GMSL's assets, with interest payable monthly at LIBOR plus 3.65% and principal payable monthly, maturing in 2019	14,531		14,531
Note payable collaterized by Schuff's real estate, with interest payable monthly at LIBOR plus 4% and principal payable monthly with one final balloon payment of $2.1 million, maturing in 2019	4,323		4,323
Note payable collaterized by Schuff's equipment, with interest payable monthly at LIBOR plus 4% and principal payable monthly with one final balloon payment of $2.4 million, maturing in 2019	11,690		11,690
Line of credit collaterized by Schuff's HOPSA Engineering Property and Plant, with interest payable monthly at 5.25% plus 1% of Special Interest Compensation Fund	1,250		1,250
Note payable collaterized by ANG's assets, with interest payable monthly at 5.5% and principal payable monthly, maturing in 2018	736		736
Obligations under capital leases	56,438		56,438
Other	24		24
Original Issue Discount on the 11% Notes	(1,919)		(1,919)
Total debt	387,073		387,073
Temporary equity. Preferred stock, $0.001 par value – 20,000,000 shares authorized; Series A - 30,000 shares issued and outstanding; Series A-1 - 10,000 issued and outstanding; Series A-2 -14,000 shares issued and outstanding.	53,013		53,013
Stockholders’ equity
Common stock, $0.001 par value – 80,000,000 shares authorized; 25,623,982 shares issued and 25,592,356 shares outstanding	26		26
Additional paid-in capital	150,537		150,537
Accumulated deficit	(58,157)		(58,157)
Treasury stock, at cost – 31,626 shares	(378)		(378)
Accumulated other comprehensive loss	(20,139)		(20,139)
Total HC2 Holdings, Inc. stockholders' equity before noncontrolling interest	71,889		71,889
Noncontrolling interest	22,610		22,610
Total stockholders' equity	94,499		94,499
Total capitalization	$534,585	$

MARKET PRICE OF COMMON STOCK

Our common stock is listed and traded on the NYSE MKT under the symbol “HCHC.” Our common stock began trading on NYSE MKT on December 29, 2014. Prior to that date, our common stock traded on OTCQX.

The table below sets forth the range of high and low intra-day sales prices of our common stock for the periods presented.

Quarter	High	Low
Quarter ended December 31, 2014(1)	$8.50	$4.41
Quarter ended March 31, 2015	$13.28	$7.04
Quarter ended June 30, 2015	$12.50	$8.16
Quarter ended September 30, 2015	$8.97	$5.20
Quarter ended December 31, 2015 (through November 2, 2015)	$8.09	$6.80
(1)	Represents the period from December 29, 2014, the date on which our common stock began trading on the NYSE MKT, through December 31, 2014.

The closing price of our common stock on the NYSE MKT on November 2, 2015 was $7.33 per share. As of October 30, 2015, we had 25,592,356 shares of our common stock outstanding.

DIVIDEND POLICY

We paid no dividends on our common stock in 2014, and our Board of Directors has no current intention of paying any dividends on HC2 common stock in the near future. The payment of dividends, if any, in the future is within the discretion of the HC2 Board of Directors and will depend on our earnings, our capital requirements and financial condition.

On November 20, 2014, the Company issued $250.0 million in aggregate principal amount of 11% Notes. The indenture governing those 11% Notes, as well as the certificates of designations governing our outstanding preferred stock, contain provisions that restrict our ability to make certain restricted payments, including the payment of cash dividends with respect to, or repurchases of, HC2’s common stock. Certain other financing arrangements also contain covenants that affect our ability to pay dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

■	U.S. expatriates and former citizens or long-term residents of the United States;
■	persons subject to the alternative minimum tax;
■	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;
■	banks, insurance companies, and other financial institutions;
■	brokers, dealers or traders in securities;
■	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
■	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
■	tax-exempt organizations or governmental organizations;
■	persons deemed to sell our common stock under the constructive sale provisions of the Code;
■	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
■	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

■	an individual who is a citizen or resident of the United States;
■	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
■	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
■	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not pay regular dividends to holders of our common stock. However, in the event that we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E, as applicable (or applicable successor form) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to discussions below regarding backup withholding and FATCA (as defined below), a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

■	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

■	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
■	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and/or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, as applicable, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement to be dated on or about November   , 2015, between us and Jefferies LLC, as underwriter, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, the number of shares of common stock offered by this prospectus.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriter will purchase all of the shares if any of them are purchased. We have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares subject to its acceptance of the shares from us and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriter has advised us that it proposes to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0 per share. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriter and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $         .

Listing

Our common stock is listed on the NYSE MKT LLC under the trading symbol “HCHC.”

Option to Purchase Additional Shares

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of           additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriter exercises this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriter sells more shares than the total number set forth in the table above.

No Sales of Similar Securities

Our directors and officers have agreed, subject to specified exceptions, not to directly or indirectly: (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by the undersigned at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of common stock, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether, in the case of either (i) or (ii) above, any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise, or publicly disclose the intention to do any of the foregoing.

We have agreed, subject to specified exceptions, not to directly or indirectly: (i) sell, offer to sell, contract to sell or lend any shares of common stock or securities exercisable for or convertible into common stock; (ii) effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) with respect to common stock or such other securities; (iii) pledge, hypothecate or grant any security interest in common stock or such other securities; (iv) in any other way transfer or dispose of any common stock or other securities; (v) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any common stock or such other securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (vi) announce the offering of any common stock or such other securities; (vii) file any registration statement under the Securities Act in respect of any common stock or such other securities; or (viii) publicly announce the intention to do any of the foregoing. Among other things, the specified exceptions permit us (i) to file or amend registration statements related to resales of our Preferred Stock or the common stock issuable upon its conversion; and (ii) to issue common stock or securities exercisable for or convertible into common stock in connection with certain acquisitions or other commercial relationships, provided that the amount of such common stock does not exceed 10% of our common stock outstanding immediately following this offering and the recipient of such common stock agrees to the restrictions set forth in the immediately preceding paragraph for the remainder of the period set forth below.

These restrictions terminate after the close of trading of the common stock on and including the 90 days after the date of this prospectus.

Jefferies LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Purchase By Underwriter for its Own Account

The underwriter, Jefferies LLC, may purchase up to 1.8 million shares for its own account.

Stabilization

The underwriter has advised us that it, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of our common stock in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares on behalf of the underwriter for the purpose of fixing or maintaining the price of the shares. A syndicate covering transaction is the bid for or the purchase of shares on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s web sites and any information contained in any other web site maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Affiliations

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of its various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and certain of its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

Resale Restrictions

The distribution of shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

■	the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,
■	the purchaser is a “permitted client” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations,
■	where required by law, the purchaser is purchasing as principal and not as agent, and
■	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that Jefferies is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

■	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;
■	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;
■	a person associated with the Company under section 708(12) of the Corporations Act; or

■	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

■	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
■	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter or the underwriter nominated by us for any such offer; or
■	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common stock to the public” in relation to the common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 o Japan, as amended), or FIEL, and the initial purchaser will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

■	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
■	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

■	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
■	where no consideration is or will be given for the transfer;
■	where the transfer is by operation of law;
■	as specified in Section 276(7) of the SFA; or
■	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Latham & Watkins LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of HC2 Holdings, Inc.

The Underwriter is being represented in connection with this offering by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Bridgehouse Marine Limited as of and for the years ended December 31, 2013 and 2012, included in HC2 Holdings, Inc. Current Report on Form 8-K/A filed on December 8, 2014, have been so incorporated in reliance on the report of BDO LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The consolidated audited financial statements of Schuff International, Inc. as of December 29, 2013 and December 30, 2012, and for each of the three years in the period ended December 29, 2013, which report appears in the Form 8-K/A filed August 14, 2014, of HC2 Holdings, Inc., have been incorporated by reference herein and elsewhere in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of United Teacher Associates Insurance Company, as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in HC2 Holdings, Inc.’s Form 8-K filed on September 8, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Continental General Insurance Company, as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in HC2 Holdings, Inc.’s Form 8-K filed on September 8, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or accompanying prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus supplement and accompanying prospectus, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement and accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

■	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015.
■	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 and June 30, 2015, filed with the SEC on May 11, 2015 and August 10, 2015.
■	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2015.
■	Our Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the SEC on January 9, 2015, January 14, 2015, March 16, 2015, March 23, 2015, March 24, 2015, March 26, 2015, April 15, 2015, May 4, 2015, May 11, 2015, May 19, 2015, May 22, 2015, May 27, 2015, June 2, 2015, June 3, 2015, June 12, 2015, June 15, 2015, June 23, 2015, June 29, 2015, August 10, 2015, September 8, 2015, November 2, 2015 and November 3, 2015.
■	The description of our common stock and preferred stock contained in our registration statement on Form 8-A, dated and filed with the SEC on December 23, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

HC2 Holdings, Inc.
505 Huntmar Park Drive #325
Herndon, VA, 20170
(703) 865-0700

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

HC2 HOLDINGS, INC.

12,000,000 Shares

Common Stock

4,678,395 Shares

Common Stock

Offered by the Selling Securityholders

We may offer and sell up to 12,000,000 shares of the common stock identified above, par value $0.001 per share, and the selling securityholders to be identified in a prospectus supplement may offer and sell up to 4,678,395 shares of the common stock identified above, in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on NYSE MKT LLC under the symbol “HCHC.” On October 16, 2015, the last reported sale price of our common stock on NYSE MKT LLC was $7.66 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 27, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities, from time to time, and in one or more offerings, up to 12,000,000 shares of common stock and the selling securityholders to be named in a supplement to this prospectus may, from time to time, sell up to 4,678,395 shares of common stock from time to time in one or more offerings as described in this prospectus. Each time that we or the selling securityholders offer and sell securities, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “HC2” “we,” “our,” “us” and the “Company” in this prospectus, we mean HC2 Holdings, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.hc2.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015.
•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 and June 30, 2015, filed with the SEC on May 11, 2015 and August 10, 2015.
•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2015.
•	Our Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the SEC on January 9, 2015, January 14, 2015, March 16, 2015, March 23, 2015, March 24, 2015, March 26, 2015, April 15, 2015, May 4, 2015, May 11, 2015, May 19, 2015, May 22, 2015, May 27, 2015, June 2, 2015, June 3, 2015, June 12, 2015, June 15, 2015, June 23, 2015, June 29, 2015, August 10, 2015 and September 8, 2015.
•	The description of our common stock and preferred stock contained in our registration statement on Form 8-A, dated and filed with the SEC on December 23, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

HC2 Holdings, Inc.
505 Huntmar Park Drive #325
Herndon, VA, 20170
(703) 865-0700

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

We are a diversified holding company with six reportable operating segments based on management’s organization of the enterprise—Manufacturing, Marine Services, Utilities, Telecommunications, Life Sciences and Other, which includes operations that do not meet the separately reportable segment thresholds. We expect to continue to focus on acquiring and investing in businesses with attractive assets that we consider to be undervalued or fairly valued and growing our acquired businesses.

We filed our certificate of incorporation with the Secretary of State of Delaware on February 4, 1994.

Our principal executive offices are located at 505 Huntmar Park Drive #325, Herndon, Virginia, 20170, and our telephone number is (703) 865-0700.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	80,000,000 shares of common stock, $0.001 par value; and
•	20,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Voting.

The holders of the common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights.

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of the common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by the board of directors out of the assets or funds legally available for such dividends or distributions.

Liquidation Rights.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, holders of the common stock would be entitled to share ratably in the assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. If the Company has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences, such as those discussed below with respect to the preferred stock. In either such case, the Company must pay the applicable distribution to the holders of the preferred stock before they may pay distributions to the holders of the common stock.

Conversion, Redemption and Preemptive Rights.

Holders of the common stock have no conversion, redemption, preemptive, subscription or similar rights.

Transfer Agent

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Preferred Stock

Under our Certificate of Incorporation, the board of directors of the Company is authorized, subject to limitations prescribed by law and any consent rights granted to holders of outstanding shares of preferred stock, to issue up to 20,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series. The board of directors has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of the preferred stock. The terms and conditions of any issued preferred stock could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the common stock or otherwise be in their best interest. As of the date hereof, the board of directors has authorized and issued three series of preferred stock: (i) 30,000 shares of Series A Convertible Participating Preferred Stock of the Company (the “Series A Preferred Stock”) (ii) 10,000 shares of Series A-1 Convertible Participating Preferred Stock of the Company (the “Series A-1 Preferred Stock”) and (iii) 14,000 shares of Series A-2 Convertible Participating Preferred Stock of the Company (the “Series A-2 Preferred Stock” and, together with the Series A Preferred Stock and the Series A-1 Preferred Stock, the “Preferred Stock”).

Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock

The Company originally designated the Series A Preferred Stock pursuant to a Certificate of Designation of Series A Convertible Participating Preferred Stock adopted on May 29, 2014 (the “Series A Certificate”). In connection with the issuance of the Series A-1 Preferred Stock on September 22, 2014, the Company adopted the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock (the “Series A-1 Certificate”) and also amended and restated the Series A Certificate. In connection with the issuance of the Series A-2 Preferred Stock on January 5, 2015, the Company adopted the Certificate of Designation of Series A-2 Convertible Participating Preferred Stock (the “Series A-2 Certificate”) and also amended and restated the Series A Certificate and the Series A-1 Certificate. On August 10, 2015 the Company adopted certain Certificates of Correction of the Certificates of Amendment to the Certificates of Designation of the Series A Certificate, the Series A-1 Certificate and the Series A-2 Certificate, together, as amended, the “Certificates of Designation”.

The following summary of the terms of the Preferred Stock is qualified in its entirety by the complete terms of the Certificates of Designation.

Dividends. The Preferred Stock will accrue a cumulative quarterly cash dividend at an annualized rate of 7.50%. The accrued value of the Preferred Stock will accrete quarterly at an annualized rate of 4.00% that will be reduced to 2.00% or 0.00% if the Company achieves specified rates of growth measured by increases in its net asset value; provided, that the accreting dividend rate will be 7.25% in the event that (i) the daily volume weighted average price (“VWAP”) of the Common Stock is less than a certain threshold amount, (ii) the Common Stock is not registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, (iii) following May 29, 2015, the Common Stock is not listed on certain national securities exchanges or (iv) the Company is delinquent in the payment of any cash dividends. The Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of shares of Common Stock on an as-converted basis.

Optional Conversion. Each share of Preferred Stock may be converted by the holder into Common Stock at any time based on the then applicable conversion price. Pursuant to the Series A-1 Certificate, each share of Series A-1 Preferred Stock is initially convertible at a conversion price of $4.25. Pursuant to the Series A-2 Certificate, each share of Series A-2 Preferred Stock is initially convertible at a conversion price of $8.25. Pursuant to the Series A Certificate, each share of Series A Preferred Stock is initially convertible at a conversion price of $4.25. Such conversion prices are subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, mergers, recapitalizations and similar events, as well as in connection with issuances of equity or equity-linked or other comparable securities by the Company at a price per share (or with a conversion or exercise price or effective issue price) that is below the applicable conversion price (which adjustment shall be made on a weighted average basis).

Redemption by the Holders / Automatic Conversion. On May 29, 2021, holders of the Preferred Stock shall be entitled to cause the Company to redeem the Preferred Stock at the accrued value per share plus accrued but unpaid dividends (to the extent not included in the accrued value of Preferred Stock). Each share of Preferred Stock that is not so redeemed will be automatically converted into shares of Common Stock at the conversion price then in effect. Upon a change of control (as defined in the Certificates of Designation) holders of the Preferred Stock shall be entitled to cause the Company to redeem their Preferred Stock at a price per share of Preferred Stock equal to the greater of (i) the accrued value of the Preferred Stock, which amount would be multiplied by 150% in the event of a change of control occurring on or prior to May 29, 2017, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Preferred Stock), and (ii) the value that would be received if the share of Preferred Stock were converted into Common Stock immediately prior to the change of control.

Redemption by the Company. At any time after May 29, 2017, the Company may redeem the Preferred Stock, in whole but not in part, at a price per share generally equal to 150% of the accrued value per share, plus accrued but unpaid dividends (to the extent not included in the accrued value of Preferred Stock), subject to the holder’s right to convert prior to such redemption.

Forced Conversion. After May 29, 2017, the Company may force conversion of the Preferred Stock into Common Stock if the Common Stock’s thirty-day VWAP exceeds 150% of the then-applicable Conversion Price and the Common Stock’s daily VWAP exceeds 150% of the then applicable Conversion Price for at least twenty trad ing days out of the thirty trading day period used to calculate the thirty-day VWAP. In the event of a forced conversion, the holders of Preferred Stock will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for the Common Stock are not achieved.

Liquidation Preference. The Series A Preferred Stock ranks at parity with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company (any such event, a “Liquidation Event”), the holders of Preferred Stock will be entitled to receive per share the greater of (i) the accrued value of the Preferred Stock, which amount would be multiplied by 150% in the event of a Liquidation Event occurring on or prior to May 29, 2017, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Preferred Stock), and (ii) the value that would be received if the share of Preferred Stock were converted into Common Stock immediately prior to such occurrence. The Preferred Stock will rank junior to any existing or future indebtedness but senior to the Common Stock and any future equity securities other than any future senior or pari passu preferred stock issued in compliance with the Certificates of Designation.

Voting Rights. Except as required by applicable law, the holders of the shares of each series of Preferred Stock will be entitled to vote on an as-converted basis with the holders of the other series of Preferred Stock (on an as-converted basis) and holders of the Company’s Common Stock on all matters submitted to a vote of the holders of Common Stock. Certain series of Preferred Stock will be entitled to vote with the holders of certain other series of Preferred Stock on certain matters, and separately as a class on certain limited matters. Subject to maintenance of certain ownership thresholds by the initial purchasers of the Series A Preferred Stock and the initial purchasers of the Series A-1 Preferred Stock (collectively, the “Series A and Series A-1 Preferred Purchasers”), the holders of the shares of Preferred Stock will also have the right to vote shares of Preferred Stock as a separate class for at least one director, as discussed below under “— Board Rights.”

Consent Rights. For so long as any of the Preferred Stock is outstanding, consent of the holders of shares representing at least 75% of certain of the Preferred Stock then outstanding is required for certain material actions.

Board Rights. For so long as the Series A and Series A-1 Preferred Purchasers own at least a 15% interest in the Company on an as-converted basis and at least 80% of the shares of Preferred Stock issued to the Series A and Series A-1 Preferred Purchasers on an as-converted basis, the Series A and Series A-1 Preferred Purchasers will have the right to appoint and elect (voting as a separate class) a percentage of the board of directors of the Company that is no more than 5% less than the Series A and Series A-1 Preferred Purchasers’ as-converted equity percentage of the Common Stock (but no fewer than one director). One such elected director (as designated by the holders of shares representing at least 75% of the Preferred Stock then outstanding) shall be entitled to be a member of each committee of the board of directors of the Company, provided, that such director membership on any such committee will be dependent upon such director meeting the qualification, and if applicable, independence criteria deemed necessary to so comply in accordance with any listing requirements of the exchanges on which the Company’s capital stock is then listed. For so long as the Director Election Condition is satisfied, if a specified breach event shall occur with respect to the Preferred Stock (defined for such purposes to include the failure to timely pay required dividends for two or more consecutive quarters or the occurrence and continuation of certain breaches of covenants contained in the Certificates of Designation), the holders of the Preferred Stock shall be entitled to appoint the number of additional directors to the board of directors of the Company that will cause a majority of the board of directors to be comprised of directors appointed by the holders of the Preferred Stock and independent directors until the cure of such specified breach event.

Participation Rights. Pursuant to the securities purchase agreements entered into with the initial purchasers of the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, subject to meeting certain ownership thresholds, certain initial purchasers of the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock will be entitled to participate, on a pro rata basis in accordance with their ownership percentage, determined on an as-converted basis, in issuances of equity and equity linked securities by the Company. In addition, subject to meeting certain ownership thresholds, certain initial purchasers of the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock will be entitled to participate in issuances of preferred securities and in debt transactions of the Company.

Dividend

We do not pay regular dividends to holders of our common stock. However, we have paid several special cash dividends to holders of our common stock. We have not paid any special dividends to holders of our common stock since August 27, 2013.

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of the Common Stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by the board of directors out of the assets or funds legally available for such dividends or distributions. Any future determinations to pay cash dividends on our common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, cash flows and other factors that the board of directors deem relevant.

Anti-Takeover Effects of Delaware Law

The Certificate of Incorporation expressly provides that the Company shall not be governed by Section 203 of the DGCL, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;
•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or
•	an Event of Default has occurred and is continuing with respect to such series of securities.

We will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling securityholders,” of up to 4,678,395 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling securityholders originally acquired the shares of our common stock included in this prospectus pursuant to a private transaction conducted according to exemptions from the Securities Act.

Information about the selling securityholders, where applicable, including their identities, the amount of shares of common stock owned by each selling securityholder prior to the offering, the number of shares of our common stock to be offered by each selling securityholder and the amount of common stock to be owned by each selling securityholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling securityholders may not sell any shares of our common stock pursuant to this prospectus until we have identified such selling securityholders and the shares being offered for resale by such selling securityholders in a subsequent prospectus supplement. However, the selling securityholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Each time that we or any of the selling securityholders sell securities covered by this prospectus, we or the selling securityholders will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us or the selling securityholders, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the selling securityholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or the selling securityholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on NYSE MKT LLC, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to the activities of the selling securityholders and their affiliates.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of HC2 Holdings, Inc. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Bridgehouse Marine Limited as of and for the years ended December 31, 2013 and 2012, included in HC2 Holdings, Inc. Current Report on Form 8-K/A filed on December 8, 2014, have been so incorporated in reliance on the report of BDO LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated audited financial statements of Schuff International, Inc. as of December 29, 2013 and December 30, 2012, and for each of the three years in the period ended December 29, 2013, which report appears in the Form 8-K/A filed June 4, 2014, of HC2 Holdings, Inc., have been incorporated by reference herein and elsewhere in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of United Teacher Associates Insurance Company, as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in HC2 Holdings, Inc.’s Form 8-K filed on September 8, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Continental General Insurance Company, as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in HC2 Holdings, Inc.’s Form 8-K filed on September 8, 2015, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          Shares

HC2 HOLDINGS, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-running Manager

Jefferies

November   , 2015